Exhibit 99.4

S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada Effective Date: December 31, 2024 Report Date: March 26, 2025 Prepared for: i-80 Gold Corp. 5190 Neil Road, Suite 460 Reno, Nevada 89502 Prepared By: Practical Mining LLC. TR Raponi Consulting Ltd. Montgomery & Associates

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Date and Signature Page

The undersigned prepared this Technical Report Summary (TRS) report, titled: S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada, dated the 26th day of March 2025, with an effective date of December 31, 2024, in support of i-80 Gold Corporations initial S-K 1300 disclosure of Mineral Resource estimates for the Cove Project.

Dated this March 26, 2025

/s/ Practical Mining LLC

Practical Mining LLC

495 Idaho Street, Suite 205

Elko, Nevada 89815, USA

/s/ T.R. Raponi Consulting Ltd.

T.R. Raponi Consulting Ltd.

15-223 Rebecca Street

Oakville, ON Canada L6K 3Y2

/s/ Montgomery & Associates

Montgomery & Associates

132 S. State Street

Salt Lake City, Utah 84111

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Table of Contents

Date and Signature Page	iii

Table of Contents	v

List of Tables	xi

List of Figures	xiv

List of Abbreviations	xvii

1. Summary	18

1.1. Introduction	18

1.2. Property Description	19

1.3. Geology and Mineral Resource	19

1.4. Metallurgical Testing and Processing	21

1.5. Mining, Infrastructure, and Project Schedule	22

1.6. Economic Analysis	23

1.7. Conclusions	25

1.8. Recommendations	27

2. Introduction	29

2.1. Registrant for Whom the Technical Report Summary was Prepared	29

2.2. Terms of Reference and Purpose of this Technical Report	29

2.3. Sources of Information	29

2.4. Details of Inspection	29

2.5. Report Version	30

2.6. Units of Measure	30

2.7. Coordinate Datum	31

2.8. Mineral Resource and Mineral Reserve Definitions	31

2.9. Qualified Person	34

3. Property Description and Location	35

3.1. Property Description	35

3.2. Status of Mineral Titles	36

3.3. Property Holding Costs	39

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3.4. Environmental Liabilities	40

3.5. Permits/Licenses	40

4. Accessibility, Climate, Local Resources, Infrastructure, and Physiography	41

4.1. Accessibility	41

4.2. Climate	41

4.3. Local Resources	41

4.4. Infrastructure	41

4.5. Physiography	42

5. History	44

5.1. Previous Owners	44

5.2. Historic Exploration	44

5.3. Historic Resource Estimates	45

5.4. Historic Mining	45

6. Geologic Setting, Mineralization and Deposit	48

6.1. Regional Geology	48

6.2. Local Geology	49

6.3. Structural Geology	55

6.4. Mineralization Controls	56

6.5. Post Mineral Faulting	57

6.6. Mineralization	57

6.7. Deposit Types	60

7. Exploration	61

7.1. Geologic	61

7.1.1. Resource Conversion Drilling	65

7.1.2. Drilling	66

7.1.3. Historic Drilling Methodology	72

7.1.4. Current Drilling Methodology	73

7.1.5. Sampling Methodology	74

7.1.6. Core Recovery	75

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7.2. Hydrogeology	75

7.2.1. Sampling Methods and Laboratory Determinations	75

7.2.2. Hydrogeology Investigations	78

7.2.3. Hydrogeologic Description	79

7.2.4. Mine Dewatering	82

7.2.5. Dewatering Discharge	83

7.2.6. Groundwater Flow Model	84

8. Sample Preparation, Analysis and Security	94

8.1. Pre-2012	94

8.1.1. Sample Preparation Procedures	94

8.1.2. Laboratory Analysis Procedures	95

8.1.3. Security	96

8.2. Premier 2012-2018	96

8.3. i-80 2023-Present Underground Resource Conversion Drilling	97

8.4. Quality Assurance and Quality Control	97

8.4.1. Standards and Blanks	97

8.4.2. Duplicate Assays	101

9. Data Verification	104

10. Mineral Processing and Metallurgical Testing	106

10.1. Historical Metallurgical Test Work	106

10.1.1. 2008 KCA Program	106

10.1.2. 2009 KCA Program	108

10.1.3. 2017 SGS Programs	108

10.1.4. 2021 KCA Program	113

10.1.5. 2022 FLSmidth Program	116

10.2 Mineral Processing and Metallurgical Discussion	117

10.2. QP Opinion	117

10.3. Conclusions and Recommendations:	117

10.3.1. Conclusions:	118

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10.3.2. Recommendations	118

11. Mineral Resource Estimates	120

11.1. Introduction	120

11.2. Modeling of Lithology and Mineralization	125

11.3. Drill Data and Compositing	129

11.3.1. Drill Data Set	129

11.3.2. Compositing	130

11.4. Density	131

11.5. Statistics and Variography	131

11.6. Grade Capping	133

11.7. Block Model	134

11.8. Grade Estimation and Resource Classification	136

11.9. Mined Depletion and Sterilization	138

11.10. Model Validation	139

11.10.1. Estimation Comparison	139

11.10.2. Visual Comparison	143

11.10.3. Swath Plots	146

11.10.4. Model Smoothing Checks – Grade Tonnage Curves	151

11.11. Factors That May Affect Mineral Resources	154

11.12. Reasonable Prospects for Economic Extraction	154

11.12.1. QP Opinion	154

11.13. Mineral Resources	155

12. Mineral Reserve Estimates	156

13. Mining Methods	157

13.1. Mine Development	157

13.1.1. Access Development	157

13.1.2. Ground Support	158

13.1.1. Ventilation and Secondary Egress	160

13.1.2. Dewatering	161

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13.2. Mining Methods	161

13.2.1. Drift and Fill	161

13.3. Underground Labor	162

13.4. Mobile Equipment Fleet	163

13.5. Mine Plan	164

14. Recovery Methods	169

14.1. INTRODUCTION	169

14.2. Gold Quarry Roaster	169

14.3. Lone Tree Pressure Oxidation Facility	171

14.3.1. Lone Tree Mill Historic Processing	171

14.3.2. Lone Tree Facility Block Flow Diagram	171

14.3.3. Key Design Criteria	172

14.3.4. Lone Tree Facility Description	174

14.3.5. Utilities Consumption	181

15. Infrastructure	183

15.1. Dewatering	183

15.1.1. History	183

15.1.2. Infrastructure	183

15.2. Electrical Power	184

15.3. Mine Facilities	186

15.4. Backfill	187

16. Market Studies and Contracts	189

16.1. Precious Metal Markets	189

16.2. Contracts	190

16.2.1. Private Placement Offering	190

16.2.2. Orion and Sprott Financing Package	192

16.2.3. Equinox Investment	192

16.2.4. Private Placement	192

16.3. Previous Financing Agreements	192

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16.3.1. Offtake Agreement	192

16.3.2. South Arturo Purchase and Sale Agreement (Silver)	192

16.4. Roaster Toll Milling Agreement	193

16.5. Other Contracts	193

17. Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals or Groups	194

17.1. Social or Community Impacts	195

17.2. Permitting	196

17.3. Closure and Reclamation Requirements	197

17.4. Closure and Reclamation	199

17.5. QP Statement	200

18. Capital and Operating Costs	201

18.1. Capital Costs	201

18.2. Closure and Reclamation	203

18.3. Operating Costs	203

18.4. Cutoff Grade	204

19. Economic Analysis	206

20. Adjacent Properties	215

21. Other Relevant Data and Information	216

22. Interpretation and Conclusions	217

22.1. Risks and Opportunities	219

22.2. Work Program	219

23. References	223

24. Reliance on Information Provided by the Registrant	226

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List of Tables

Table 1-1 Cove Mineral Resources	20
Table 1-2 Financial Statistics	24
Table 2-1 Personal Inspections by Qualified Professionals	30
Table 2-2 Units of Measure	31
Table 2-3 QP Responsibility for Sections of This Report	33
Table 3-1 Property Holding Costs	40
Table 5-1 Historic Resource and Reserve Estimates	46
Table 5-2 Historic Cove and McCoy Mine Production 1986 through 2006	46
Table 7-1 List of Drilling by Operator	67
Table 7-2 Type of Drilling by Zone	71
Table 7-3 Summary of Hydrogeological Studies	78
Table 7-4 Calculated Model Calibration Statistics	89
Table 8-1 Pre-2012 ICP Analysis	94
Table 8-2 ICP Analysis 2012 - 2018	95
Table 8-3 Gold Blank and Standard Summary Statistics	98
Table 9-1 Data Review Summary	105
Table 10-1 Metallurgical Testing Programs	106
Table 10-3 Roasting Test Conditions	109
Table 10-4 Chlorination Program Test Results	115
Table 10-52022 FLSmidth Program Test Results	116
Table 11-1 Geology Codes	126
Table 11-2 Identification Codes for 3 g/t Grade Lenses	126
Table 11-3 Identification Codes for 0.2 g.t Grade Lenses	127
Table 11-4 Drill Hole Summary	129
Table 11-5 Composite Summary	130
Table 11-6 Density	131
Table 11-7 Gold Composite Statistics	132
Table 11-8 Silver Composite Statistics	133
Table 11-9 Composite Grade Capping	133
Table 11-10 Block Model Variables	134
Table 11-11 Estimation Parameters	137
Table 11-12 Classification Conditions	137
Table 11-13 Estimate Comparison for Gold versus a Nearest Neighbor at 0 Cutoff	139
Table 11-14 Estimate Comparison for Silver versus a Nearest Neighbor at 0 Cutoff	141
Table 11-15 Cove Mineral Resources	155
Table 13-1 Underground Workforce 2028 through 2029	162

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Table 13-2 Peak Underground Workforce beginning 2030	163
Table 13-3 Underground Mobile Equipment and Support Equipment for Exploration Development Phase	163
Table 13-4 Underground Mobile Equipment and Support Equipment for Peak Production Mining	163
Table 13-5 Heading Productivity	164
Table 13-6 Annual Production and Development Schedule (Including Inferred Mineral Resource)	164
Table 13-7 Annual Production and Development Schedule (Excluding Inferred Mineral Resource)	166
Table 14-1 Summary of Key Process Statistics	172
Table 14-2 Lone Tree Facility Water Consumption by Type	182
Table 14-3 Lone Tree Facility Energy Usage by Area	182
Table 15-1 Backfill Scoping Tests 28-Day Unconfined Compressive Strength (psi)	188
Table 17-1 Cove Project Existing Permits	196
Table 17-2 McCoy Cove Reclamation Bonds	199
Table 17-3 Annual Closure and Reclamation Costs ($M)	199
Table 18-1 Project Capital Costs ($M)	201
Table 18-2 Mine Development Unit Costs	201
Table 18-3 Mine Development Capital ($M)	202
Table 18-4 Dewatering Capital ($M)	202
Table 18-5 Facilities and Site General ($M)	202
Table 18-6 Closure and Reclamation Costs ($M)	203
Table 18-7 Unit Operating Costs	203
Table 18-8 One Way Trucking Distance to Nevada Metallurgical Plants	203
Table 18-9 Operating and Capital Costs	204
Table 18-10 Cutoff Grades for Alkaline POX and Roaster	204
Table 19-1 Income Statement Includes Inferred) (Millions $US except Unit Cost per Ounce)	207
Table 19-2 Cash Flow Statement (Includes Inferred)	207
Table 19-3 Income Statement (Excludes Inferred) (Millions $US except Unit Cost per Ounce)	208
Table 19-4 Table 19-5 Cash Flow Statement (Excludes Inferred)	208
Table 19-6 Financial Statistics[1]	209
Table 22-1 Project Risks	219
Table 22-2 Opportunities	219
Table 22-3 Work Program Estimated Costs (US$M)	220
Table 24-1 Reliance on Information Provided by the Registrant	226

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List of Figures

Figure 1-1 Section View of Cove Mineralization looking NE	20
Figure 1-2 Project Timeline	23
Figure 3-1 Cove Location Map	36
Figure 3-2 Mining Claim Map	38
Figure 3-3 Summa and Chiara Royalties and Resource Location	39
Figure 4-1 McCoy-Cove Project Area Looking Southeast	43
Figure 6-1 Regional Geology	51
Figure 6-2 Triassic Stratigraphy and Mineralization	52
Figure 7-1 Exploration Targets	62
Figure 7-2 Barrick and Premier Exploration Drilling	64
Figure 7-3 Underground Exploration Potential	65
Figure 7-4 Resource Conversion Drill Program	66
Figure 7-5 Plan View of Drill Holes Used for the Current Analysis	67
Figure 7-6 Sample Section of CSD-Gap and Gap Hybrid Drilling	68
Figure 7-7 Sample Section of Helen Zone Drilling	69
Figure 7-8 Sample Section of CSD Zone Drilling	70
Figure 7-9 Sample Section of 2201 Zone Drilling	71
Figure 7-10. Vibrating Wire Piezometer and Groundwater Monitor Well Locations	77
Figure 7-11 Hydrogeologic Study Area/Model Area	81
Figure 7-12 Historical Cove Dewatering Rates	83
Figure 7-13 Historical Discharges to RIBs	84
Figure 7-14 Model Grid Extent	86
Figure 7-15 Representative Simulated and Observed Hydrographs around the Cove Pit Lake	88
Figure 7-16 Simulated and Observed Cove Pit Lake Stage	89
Figure 7-17 Projected Mine Elevation for Dewatering During Life of Mine	90
Figure 7-18 Simulated Water Levels During the Life of Mine	91
Figure 7-19 Simulated Dewatering Rates	92
Figure 7-20 Dewatering Well Field Locations Used For Predictive Modeling	93
Figure 8-1 Blank Assay Results	99
Figure 8-2 SP 37 Standard Reference Material Results	99
Figure 8-3 CDN-GS-22 Certified Reference Material Results	100
Figure 8-4 CDN-GS-5H Certified Reference Material Results	100
Figure 8-5 GS912-1 Certified Reference Material Results	101
Figure 8-6 Prep Duplicates - ALS Reno	102
Figure 8-7 Lab Check Duplicates	103
Figure 11-1 Plan View of Cove Mineralized Zones	122

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Figure 11-2 Section View of Cove Mineralized Zones looking NE	123
Figure 11-3 Section View of the Helen Zone looking NW	124
Figure 11-4 Section View of the 2201 Zone looking NW	125
Figure 11-5 Low Grade Envelope	127
Figure 11-6 Section Looking AZ 315 Showing Mineralized Lenses in the GAP Zone	128
Figure 11-7 Sterilization Surfaces	139
Figure 11-8 Comparison of Composite and Estimated Block Gold Grades, Helen Zone	143
Figure 11-9 Comparison of Composite and Estimated Block Gold Grades, Gap Zone	144
Figure 11-10 Comparison of Composite and Estimated Block Gold Grades, CSD Zone	145
Figure 11-11 Comparison of Composite and Estimated Block Gold Grades, 2201 Zone	145
Figure 11-12 Gold Swath Plots of Helen Zone 3103	146
Figure 11-13 Silver Swath Plots of Helen Zone 3103	147
Figure 11-14 Gold Swath Plots of Gap Zone 2208	148
Figure 11-15 Silver Swath Plots of Gap Zone 2208	149
Figure 11-16 Gold Swath Plots of CSD Zone 1106	149
Figure 11-17 Silver Swath Plots of CSD Zone 1106	150
Figure 11-18 Gold Swath Plots of 2201 Zone 1302	150
Figure 11-19 Silver Swath Plots of 2201 Zone 1302	151
Figure 11-20 Helen Zone Grade Tonnage Plots	152
Figure 11-21 Gap Zone Grade Tonnage Plots	152
Figure 11-22 CSD Zone Grade Tonnage Plots	153
Figure 11-23 2201 Zone Grade Tonnage Plots	153
Figure 13-1 Exploration Development	157
Figure 13-2 Plan view showing portal, main haulages, and two raises to surface	158
Figure 13-3 Formation RQD	159
Figure 13-4 Ventilation Schematic	160
Figure 13-5 Depiction of Drift and Fill method	162
Figure 13-6 Production Profile (Including Inferred Mineral Resources)	166
Figure 13-7 Production Profile without Inferred Mineral Resources	168
Figure 14-1 Nevada Gold Mines Gold Quarry Roaster Simplified Flowsheet	170
Figure 14-2 Lone Tree Facility Block Flow Diagram	173
Figure 15-1 Proposed Dewatering Well Location	184
Figure 15-2 Electrical Demand	185
Figure 15-3 Electrical Site Plan	186
Figure 15-4 Mine Facilities Layout	187
Figure 16-1 Historical Monthly Average Gold and Silver Prices and 36 Month Trailing Average	189
Figure 19-1 Project Timeline	206

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Figure 19-2 Gold Production and Unit Costs (With Inferred)	211
Figure 19-3 Cash Flow Waterfall Chart Including Pre-Construction Costs (With Inferred)	211
Figure 19-4 Gold Production and Unit Costs (Without Inferred)	212
Figure 19-5 Cash Flow Waterfall Chart Including Pre-Construction Costs (Without Inferred)	212
Figure 19-6 NPV 5% Sensitivity	213
Figure 19-7 Profitability Index 5% Sensitivity	213
Figure 19-8 IRR Sensitivity	214

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List of Abbreviations

A	Ampere	kA	kiloamperes

AA	atomic absorption	kCFM	thousand cubic feet per minute

AGP	Acid Generation Potential	Kg	Kilograms

Ag	Silver	km	kilometer

ANFO	ammonium nitrate fuel oil	km2	square kilometer

ANP	Acid Neutralization Potential	kWh/t	kilowatt-hour per ton

Au	Gold	LoM	Life-of-Mine

AuEq	gold equivalent	m	meter

btu	British Thermal Unit	m2	square meter

°C	degrees Celsius	m3	cubic meter

CCD	counter-current decantation	masl	meters above sea level

CIL	carbon-in-leach	mg/L	milligrams/liter

CoG	Cut off grade	mm3	cubic millimeter

cm	centimeter	MME	Mine & Mill Engineering

cm2	square centimeter	Moz	million troy ounces

cm3	cubic centimeter	Mt	million tonnes

cfm	cubic feet per minute	MTW	measured true width

CRec	core recovery	MW	million watts

CSS	closed-side setting	m.y.	million years

CTW	calculated true width	NGO	non-governmental organization

°	degree (degrees)	NI 43-101	Canadian National Instrument 43-101

dia.	diameter	oz	Troy Ounce

EA	Environmental Assesment	opt	Troy Ounce per short ton

EIS	Environmental Impact Statement	oz/ton	Troy Ounce per short ton

EMP	Environmental Management Plan	%	percent

FA	fire assay	PLC	Programmable Logic Controller

Ft	Foot	PLS	Pregnant Leach Solution

Ft2	Square foot	PMF	probable maximum flood

Ft3	Cubic foot	POO	Plan of Operations

g	Gram	ppb	parts per billion

g/L	gram per liter	ppm	parts per million

g-mol	gram-mole	QAQC	Quality Assurance/Quality Control

g/t	grams per metric tonne	RC	reverse circulation drilling

ha	hectares	ROM	Run-of-Mine

HDPE	Height Density Polyethylene	RQD	Rock Quality Description

HTW	horizontal true width	SEC	U.S. Securities & Exchange Commission

ICP	induced couple plasma	Sec	second

ID2	inverse-distance squared	SG	specific gravity

ID3	inverse-distance cubed	SPT	Standard penetration test

mm	millimeter	ton	US Short Ton

mm2	square millimeter	Tonne	Metric Tonne

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Page 18	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

1.	Summary

1.1.	Introduction

Practical Mining LLC (Practical or PM) was engaged by i-80 Gold Corp., and Premier Gold Mines USA, Inc. (together i-80, Premier or the Company) to prepare an Initial Assessment (IA) Technical Report Summary (TRS) on the McCoy Cove Project (Cove or The Project) in Lander County, Nevada. This Technical Report (TRS) has been prepared in accordance with Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items and 1300 through 1305).

This TRS dated the 26th day of March 2025 with an effective date of December 31, 2024 is the initial statement of mineral resources for i-80 Gold Corporation (i-80) under S-K regulations. The Company has previously reported mineral resources under Canadian NI 43-101 regulations. This TRS presents an underground mine plan, metallurgical testing, hydrogeologic summary, and financial analysis for the proposed Cove Underground Mine.

The mineral resource estimation generated for the 2021 Preliminary Economic Assessment (PEA) included only drillholes completed prior to January 1, 2021. Since then, i-80 has completed roughly 5,700 feet of underground drift development. A resource conversion drill program consisting of 125 drill holes totaling approximately 140,000 feet is ongoing and expected to be completed in Q3 2025. The resource estimation will be updated following the completion of the drill program. This TRS updates the mineral resource estimate with current metal pricing and cost estimates.

Cautionary Notes:

1.

The financial analysis contains certain information that may constitute “forward-looking information” and “forward-looking statements” (together, “forward-looking information”) under applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, statements regarding the Company’s achievement of the full-year projections for ounce production, production costs, AISC costs per ounce, cash cost per ounce and realized gold/silver price per ounce, the Company’s ability to meet annual operations estimates, and statements about strategic plans, including future operations, future work programs, capital expenditures, discovery and production of minerals, price of gold and currency exchange rates, timing of geological reports and corporate and technical objectives. Forward-looking information is necessarily based upon a number of assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors

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i-80 Gold Corp	Summary	Page 19

which may cause the actual results and future events to differ materially from those expressed or implied by such forward looking information, including the risks inherent to the mining industry, adverse economic and market developments and the risks identified in i-80’s management information circular under the heading “Risk Factors”. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. All forward-looking information contained in this report is given as of the date hereof and is based upon the opinions and estimates of management and information available to management as at the date hereof. i-80 disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law; and

2.

This IA is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the IA will be realized.

1.2.	Property Description

The Cove Project covers 32,110 acres and is located 32 miles south of the Town of Battle Mountain, in the Fish Creek Mountains of Lander County, Nevada. It is centered approximately at 40°22’ N and 117°13’ W and lies within the McCoy Mining District. The project area contains 1,728 unpatented and nine patented mining claims owned 100% by i-80, through its wholly-owned subsidiaries Premier Gold Mines USA, Inc. and Au-Reka Gold Corp. The unpatented claims are on land administered by the Bureau of Land Management (BLM).

The Cove deposit consists of the Helen, Gap, CSD, and 2201 zones. They are located beneath the historically mined Cove open pit and extend approximately 2,000 feet northwest from the pit. The Cove deposit was mined by Echo Bay Mines Ltd. (Echo Bay) between 1987 and 2001. During this period the Cove deposit produced 2.6 million ounces of gold and 100 million ounces of silver. Gold and silver production from heap leach pads continued until 2006.

1.3.	Geology and Mineral Resource

The Cove Project contains four structurally controlled mineralized zones within the Triassic sedimentary package. The Helen and Gap zones are Carlin Style disseminated refractory gold deposits. The Cove South Deep (CSD) gold and silver mineralization is associated with disseminated sulfides and is characterized by Ag:Au ratios of 50:1 to over 100:1. The 2201 zone is comprised of sulfide mineralization within sheeted stockwork veins with high concentrations of lead and zinc (Figure 1-1).

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Figure 1-1 Section View of Cove Mineralization looking NE

Mineral Resources are constrained to high-grade wireframe models constructed at a nominal 0.09 opt (3 g/t) grade shell. The mineral resource estimate relies on data from 387 core drill holes totaling 548,038 feet and 1,010 reverse circulation (RC) drill holes totaling 579,443 feet. From these drill holes, 3,146 samples were flagged within the high-grade wireframes to be used in grade estimation.

Parent block dimensions are 100 ft x 100 ft x 100 ft with sub-block dimensions as small as 1 ft x 1 ft x 1 ft. Block grades were estimated using Inverse Distance Cubed (ID3) methods.

A block is classified as Indicated if there are at least two composites within an average distance of 100 feet or less and at least one of the samples is within fifty feet. A block is classified Inferred if there are at least two composites within 300 feet but more than 100 feet. Cove Mineral Resources as of December 31, 2024 are presented in Table 1-1.

Table 1-1 Summary of Cove Mineral Resources at the End of the Fiscal Year Ended December 31, 2024

	Tons (000)	Tonnes (000)	Au (opt)	Au g/t	Ag (opt)	Ag (g/t)	Au ozs (000)	Ag ozs (000)

	Indicated Mineral Resource

Helen	743	674	0.271	9.3	0.074	2.6	201	55

Gap	280	254	0.219	7.5	0.239	8.9	61	72

CSD	275	249	0.175	6.0	1.603	55.0	48	441

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i-80 Gold Corp	Summary	Page 21

	Tons (000)	Tonnes (000)	Au (opt)	Au g/t	Ag (opt)	Ag (g/t)	Au ozs (000)	Ag ozs (000)

Total Indicated	1,298	1,177	0.239	8.2	0.438	15.0	310	568

	Inferred Mineral Resource

Helen	1,743	1,582	0.245	8.4	0.083	2.9	427	146

Gap	2,229	2,022	0.244	8.4	0.262	9.0	543	585

CSD	319	290	0.173	5.9	1.685	57.8	55	538

2201	168	153	0.780	26.7	1.016	34.8	131	171

Total Inferred	4,459	4,047	0.259	8.9	0.323	11.1	1,156	1,439

Notes:

1.	Mineral resources have been estimated at a gold price of $2,175 per troy ounce and a silver price of 27.25 per troy ounce. Refer to Section 16.1for a discussion on metal pricing;

2.	Mineral resources have been estimated using gold metallurgical recoveries ranging from 73.2% to 93.3% for roasting and 78.5% to 95.1 % for pressure oxidation;

3.	Roaster cutoff grades range from 4.15 to 5.29 Au g/t (0.121 to 0.154 opt) and pressure oxidation cutoff grades range from 3.83 to 4.64 Au g/t (0.112 to 0.135 opt);

4.	The effective date of the mineral resource estimate is December 31, 2024;

5.

Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, socio-political, marketing, or other relevant factors;

6.

An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration; and

7.	The reference point for mineral resources is in situ.

1.4.	Metallurgical Testing and Processing

Metallurgical testing of Cove samples dates back to the 1960’s. The most recent relevant testing are programs in 2008 and 2009 at Kappes Cassiday Associates and 2017 at SGS Lakefield Research.

The testing has generally shown that Helen and Gap resources based on the composites tested appear to be generally refractory to conventional whole ore cyanidation and will need some type of oxidation process to significantly increase gold extractions over whole ore cyanidation. Most of the samples were also double refractory where gold is both bound within sulfides and active carbonaceous matter which adsorbs dissolved gold (known as “preg-robbing”) faster than activated carbon. Both the sulfides and the preg-robbing carbonaceous matter requires higher temperature oxidation which can be achieved through roasting followed by carbon-in-leach. The testing showed that Helen Zone samples are generally more amenable to roasting and carbon-in-

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Page 22	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

leach (CIL) processing. Gap Zone samples were more amenable to treatment using pressure oxidation and residue CIL processing.

The 2017 data set was too small to establish any clear relationships between mineralogy, head grades, and recoveries for either Helen or Gap samples. although it is clear that mineralogy factors such as arsenic content and total carbonaceous matter or total organic carbon influence recoveries. Improved recovered were achieved using either roasting and calcine leaching/CIL or pressure oxidation followed by leaching or CIL compared to direct leaching or CIL alone.

In 2020, testing was commenced on Helen and Gap samples to evaluate chlorination as a lower cost method for sulfide oxidation and passivation of active carbonaceous matter. This method was previously employed at several Nevada operations. This method was not pursued due to higher than anticipated operating cost estimates.

1.5.	Mining, Infrastructure, and Project Schedule

Access to the mineralized zones will be through a portal located just north of the Cove Pit. Primary development totals 23,048 feet with gradients up to +/- 15%. Ventilation and secondary egress will be gained through a ventilation intake portal in the southwest pit wall and an exhaust raise equipped with a personal hoist for evacuation.

Drift and fill mining with mining heights of fifteen feet will be the primary method for extraction of the Helen and Gap mineral resource. Where the mineralized lenses thicken, breasting the sill or back can recover additional mineralization. Waste rock from development and waste reclaimed from historic dumps will be used for Cemented Rock Fill (CRF) or unconsolidated (GOB) fill as appropriate to achieve high levels of extraction. Development and production mining will be performed by a qualified mining contractor thus reducing the capital requirements for the Project.

A trucking contractor will transport mineralization mined over local, state, and federal roads for processing at a third party roaster or at i-80’s Lone Tree pressure oxidation (POX) facility.

Dewatering will be accomplished using 15 surface wells and a pit lake barge producing up to 43,000 gallons per minute (gpm) Dewatering water will be piped to several Rapid Infiltration Basins (RIBs) constructed at the northern project boundary. The RIB locations have been selected to prevent recharge into the Cove hydrogeologic system. During the summer irrigation season water will be provided to local ranchers for irrigation of alfalfa crops.

Long term electrical power demands up to 11.5 MW will be supplied by NV Energy via an existing 120kV transmission line which connects the Project site to NV Energy’s Bannock substation. A new substation and 13.8kV distribution system will be constructed at Cove.

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i-80 Gold Corp	Summary	Page 23

Power for initial mine development and underground delineation drilling will be provided from an existing 24.9kV distribution line that also terminates on the property. A substation for the 24.9kV line and a distribution line to the portal site was constructed in 2019. Power will be stepped down from the 120kV substation and use the same distribution line.

Baseline environmental studies have been undertaken to facilitate the National Environmental Protection Act (NEPA) administered by federal land management agencies. This, along with dewatering, constitutes the critical path to production. The overall project timeline is shown in Figure 1-2.

Figure 1-2 Project Timeline

1.6.	Economic Analysis

Capital spending over the life of the project is subdivided into three categories. Pre-development spending of $17.3M encompasses definition drilling, baseline data collection, engineering, hydrogeologic investigations, metallurgical testing and permitting. Construction capital is required for Helen and Gap dewatering, infrastructure and mine development and is projected at $157.4 M over a two-year period commencing in 2028. Sustaining capital includes mine development and facilities. Sustaining capital totals $49.1M commencing in 2030.

Gold recovery will total 740,000 ounces over the eight-year mine production life. Material mined for processing averages 0.305 Au opt. Full production is reached after two years of ramp up in 2031 and averages 1,190 tpd from 2031 through 2036.

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Page 24	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

The Helen and Gap zones contain 70% and 89% inferred mineral resources respectively. The results without inferred are the result of a gross factorization of the production stream. There has been no adjustment to capital development, dewatering capital or mine facilities capital. Furthermore, there has not been any recalculation of productivities or operating costs due to the lower production rates.

Table 1-2 Financial Statistics

	With Inferred	Without Inferred
Gold price (US$/oz)	$2,175
Silver price (US$/oz)	$27.25
Mine life (years)	8
Average mineralized mining rate (tons/day)	1,010	200
Average grade (oz/t Au)	0.305	0.313
Average gold recovery (roaster %)	79%	79%
Average gold recovery (autoclave %)	86%	86%
Average annual gold production (koz)	92	19
Total recovered gold (koz)	740	148
Pre-development capital ($M)	$17.2	$17.2
Mine construction capital ($M)	$157.4	$157.4
Sustaining capital (M$)	$49.1	$49.1
Construction Start Date	1/1/2028
Economic Indicators Post Construction Decision [3]
Cash cost (US$/oz) [1]	$1,201	$1,697
All-in sustaining cost (US$/oz)[2]	$1,310	$2,240
All in cost (US$/oz) [5]	$1,635	$3,302
Project after-tax NPV5% (M$)	$274	($160)
Project after-tax NPV8% (M$)	$216	($159)
Project after-tax IRR	30%	NA
Payback Period	5.5 Years	NA
Profitability Index 5%[4]	2.4	0.2
Financial Statistics Including Pre-Construction Period (1/1/2025 – 12/31/2027) [6]
All in cost (US$/oz) [5]	$1,658	$3,419

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i-80 Gold Corp	Summary	Page 25

	With Inferred	Without Inferred
Project after-tax NPV5% (M$)	$256	($178)
Project after-tax NPV8% (M$)	$198	($177)
Project after-tax IRR	25%	NA
Payback Period	6.8 years	NA
Profitability Index 5%[4]	1.9	0.2

Notes:

1.	Net of byproduct sales;

2.	Excluding income taxes, pre-construction capital, construction capital, corporate G&A, corporate taxes and interest on debt;

3.	Discounted to 2028, Construction Start;

4.

Profitability index (PI), is the ratio of payoff to investment of a proposed project. It is a useful tool for ranking projects because it allows you to quantify the amount of value created per unit of investment. A profitability index of 1 indicates breakeven;

5.	Excluding corporate G&A, corporate taxes and interest on debt;

6.	Discounted to 2025;

7.

This IA is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the IA will be realized. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability;

8.

Inferred mineral resources constitute 70 % of the Helen zone and 89% of the Gap zone. The “Without Inferred” statistics presented are a gross factorization of the mine plan without any redesign of mine excavations or recalculation of productivities and costs. Capital costs are the same for the “With Inferred” and “Without Inferred” scenarios. The “Without Inferred” scenario is presented solely to illustrate the projects dependence on inferred mineral resources.

9.

The financial analysis contains certain information that may constitute “forward-looking information” under applicable Canadian and United States securities regulations. Forward-looking information includes, but is not limited to, statements regarding the Company’s achievement of the full-year projections for ounce production, production costs, AISC costs per ounce, cash cost per ounce and realized gold/silver price per ounce, the Company’s ability to meet annual operations estimates, and statements about strategic plans, including future operations, future work programs, capital expenditures, discovery and production of minerals, price of gold and currency exchange rates, timing of geological reports and corporate and technical objectives. Forward-looking information is necessarily based upon a number of assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward looking information, including the risks inherent to the mining industry, adverse economic and market developments and the risks identified in Premier’s annual information form under the heading “Risk Factors”. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. All forward-looking information contained in this Presentation is given as of the date hereof and is based upon the opinions and estimates of management and information available to management as at the date hereof. Premier disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law;

1.7.	Conclusions

Metallurgical Testing

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Page 26	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

1.	Head assaying for both the Helen Zone and Gap indicated that the gold in the two resources will likely be finely disseminated and not amenable to gravity gold recovery;

2.

The mineralogy of the Helen and Gap resources differ in two significant areas, the first being that the Helen appears to be lower in arsenic content than the Gap resource and that the Gap resource appears to be lower on average in TCM and TOC than the Helen resource;

3.	The Helen composite arsenic assays indicate the mineral resources in Helen are lower in arsenic content than those in the Gap;

4.	Based on the composites tested the Helen Zone appears to generally be more amenable to roasting and CIL processing;

5.	Based on the composites tested, the Gap resource appears to generally be more amenable to pressure oxidation and CIL processing; and,

6.

The data set was too small to establish any clear relations between mineralogy, metal head grade, and extractions for either resource although it is clear that mineralogy factors such as arsenic content and TCM or TOC are influencing extractions.

Toll Processing

1.

The feed specifications appear to be somewhat rigid and could preclude some material being sent to the toll processor or result in penalties. Blending may allow shipment of some off-specification material provided appropriate material is available for onsite blending prior to shipping to the toll processor;

2.	The terms appear to be consistent and typical with those encountered in the industry; and,

3.	The recovery terms appear to be the result of analyzing the metallurgical data provided by i-80 Gold.

Mining and Infrastructure

1.	Mining conditions typical for sedimentary deposits in the northeastern Nevada extensional tectonic environments are anticipated;
2.	Dewatering the Helen and Gap zones will require up to fifteen wells and a pit lake barge pumping up to 43,000 gpm.

Financials

1.	Capital requirements total $206.5M excluding $17.3M in pre-construction capital;
2.	The project achieves NPV 5% of $274M and NPV 8% of $216M (excluding preconstruction capital);

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i-80 Gold Corp	Summary	Page 27

3.	When including the pre-construction capital, the NPV 5% reduces to $256M and the NPV 8% is $198M; and,
4.	The estimated payback period is 5.6 years with an IRR of 30%.

1.8.	Recommendations

Resource Delineation and Exploration

1.	Resource delineation drilling will be completed in 2025 along with an updated resource model and feasibility study.
2.	The existing Cove Pit prohibits drilling the Gap extension area and portions of the Gap deposit. These are the most prospective nearby areas for adding significant Mineral Resources; and,
3.	Expansion of the 2201 Zone could add high grade mineralization to the project which could be accessed through the Helen and Gap infrastructure.

Dewatering

1.

A detailed hydrogeologic study has been completed along with estimates of pumping rates, water table drawdown estimates and construction cost estimates. This information will be included in the upcoming feasibility study.

Mining

1.	A geotechnical data collection program is ongoing. Characterization of geotechnical parameters should be included in the upcoming feasibility study:

a.	The objectives of the program are to characterize the mining horizons using the Rock Mass Rating (RMR) system;

b.	Collect downhole Acoustic Tele Viewer (ATV) drill logs to collect joint orientation data for mine designs and accurately estimate ground support requirements; and,

c.	Collect full core samples for physical rock property testing.

2.	Complete additional testing of potential back fill sources to optimize the Cemented Rock Fill (CRF) mix design; and,

3.	Complete a ventilation simulation to predict Diesel Particulate Matter (DPM), carbon monoxide, and other contaminant concentrations.

Metallurgical Testing

1.	Additional metallurgical testing will be needed to thoroughly investigate the variability and viability of Helen and Gap resources to evaluate pressure oxidation with CIL cyanidation

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Page 28	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

under Lone Tree conditions. Testing should also include baseline CIL tests and roasting testing as a comparison. Sampling objectives will include:

●	Samples from GAP and Helen zones and their major lithological units; Favret, Panther Dolomite. The samples should also address spatial variability within each zone.

●	Sample intrusive formations in each zone.

●	Assess variability of the responses to roasting and calcine cyanidation across the resources;

●	Assess variability of the responses to pressure oxidation and residue cyanidation across the resources;

●	Testing should attempt to establish head grade and extraction relations for use in more detailed resource modelling;

●	Mineralogy impacts need to be established and geologic domains within each resource need to be determined, and;

●	Additional comminution data should be collected to assess hardness variability within the zones and any potential impacts on throughput in the Lone Tree process plant.

2.

The resource model should be advanced to include arsenic, TCM, TOC, mercury, lead, zinc, total copper selenium, barium, cobalt, nickel, and cadmium as these will be important for predicting grades if toll process offsite is used and potentially for estimating extractions within the resources;

3.	The estimated cost for the suggested next phase metallurgical program is to $850,000 based on current market pricing.

Permitting and Development Decision

1.	Baseline data collection in support of the Environmental Impact Statement should be done simultaneously to reduce the Project’s critical path and bring forward production; and
2.	The project should proceed directly with a feasibility study to support a development decision.

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i-80 Gold Corp	Introduction	Page 29

2.	Introduction

2.1.	Registrant for Whom the Technical Report Summary was Prepared

This TRS was prepared for i-80 Gold Corporation and its subsidiaries Premier Gold Mines USA, Inc. and AuReka Gold Corporation (together i-80) in accordance with the requirements of the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for i-80.

2.2.	Terms of Reference and Purpose of this Technical Report

This Technical Report Summary is i-80’s initial statement of mineral resources for the Cove Project under regulation S-K 1300 and presents an Initial Assessment (IA) based on indicated and inferred mineral resources.

The quality of information, conclusions, and estimates contained herein are based on: i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this report. This IA is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. This IA is preliminary in nature. It includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that the Initial Assessment will be realized. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

2.3.	Sources of Information

This report is based in part on internal Company technical reports, previous studies, maps, published government reports, Company letters and memoranda, and public information as cited throughout this report and listed in Section 0 References. Reliance on Information Provided by the Registrant is listed in the Section 24 when applicable.

2.4. Details of Inspection

Table 2-1 summarizes the details of the personal inspections on the property by each qualified person or, if applicable, the reason why a personal inspection has not been completed

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Table 2-1 Personal Inspections by Qualified Professionals

Company	Discipline	Dates of Personal Inspection	Details of Inspection
Practical Mining	Mining, Mineral Resources and Mineral Reserves	October 16, 2024	Site specific hazard training, examined core and core logging procedures, examined underground exploration decline, observed core drilling operations
Raponi Engineering	Metallurgical Testing and Mineral Processing	None	The Cove Project does not have facilities for mineral processing.
Montgomery and Associates	Hydrogeology

2.5.	Report Version

This TRS presents the inaugural statement of the Cove Project mineral resources by i-80 under 17 CFR § 229.1300. The Company has most recently disclosed mineral resources for the project under Canadian Securities NI 43-101 regulations with the report Titled “Preliminary Economic Assessment for the Cove Project, Lander County, Nevada” dated January 25, 2021.

2.6.	Units of Measure

U.S. Imperial units of measure are used throughout this document unless otherwise noted. The units of measure used in this report are shown in Table 2-2. Currency is expressed as United States Dollars unless otherwise noted.

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i-80 Gold Corp	Introduction	Page 31

Table 2-2 Units of Measure

US Imperial to Metric conversions
Linear Measure
1 inch = 2.54 cm
1 foot = 0.3048 m
1 yard = 0.9144 m
1 mile = 1.6 km
Area Measure
1 acre = 0.4047 ha
1 square mile = 640 acres = 259 ha
Weight
1 short ton (st) = 2,000 lbs = 0.9071 metric tons
1 lb = 0.454 kg = 14.5833 troy oz
Assay Values
1 oz per short ton = 34.2857 g/t
1 troy oz = 31.1036 g
1 part per billion = 0.0000292 oz/ton
1 part per million = 0.0292 oz/ton = 1g/t

2.7.	Coordinate Datum

Spatial data utilized in analysis presented in this TR are projected to UTM Zone 11 North American Datum 1983 feet. All spatial measurements are in international survey feet.

2.8.	Mineral Resource and Mineral Reserve Definitions

The terms “mineral resource” and “mineral reserves” as used in this Technical Report Summary have the following definitions.

Mineral Resources

17 CFR § 229.1300 defines a “mineral resource” as a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

A “measured mineral resource” is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of

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geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

An “indicated mineral resource” is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

An “inferred mineral resource” is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

Mineral Reserves

17 CFR § 229.1300 defines a “mineral reserve” as an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

This Initial Assessment was compiled by Practical Mining LLC (Practical or PM), Raponi Engineering (Raponi) and Montgomery and Associates (M&A). All three firms are third-party firms comprising experts in their respective fields in accordance with 17 CFR § 229.1302(b)(1). i-80 has determined that all three firms meet the qualifications specified under the definition of qualified person in 17 CFR § 229.1300

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i-80 Gold Corp	Introduction	Page 33

Table 2-3 QP Responsibility for Sections of This Report

Section	Title	QP Firm
1.1.	Introduction	Practical, Raponi
1.2.	Property Description	Practical
1.3.	Geology and Mineral Resource	Practical
1.4.	Metallurgical Testing and Processing	Raponi
1.5.	Mining, Infrastructure, and Project Schedule	Practical
1.6.	Economic Analysis	Practical
1.7.	Conclusions	Practical, Raponi, M&A
1.8.	Recommendations	Practical, Raponi M&A
2	Introduction	Practical
3	Property Description and Location	Practical
4	Accessibility, Climate, Local Resources, Infrastructure, and Physiography	Practical
5	History	Practical
6	Geologic Setting, Mineralization and Deposit	Practical
7	Exploration	Practical
7.1	Geologic	Practical
7.2	Hydrogeologic	M&A
8	Sample Preparation, Analysis and Security	Practical
8.1.	Pre-2012	Practical
9	Data Verification	Practical
10	Mineral Processing and Metallurgical Testing	Raponi
11	Mineral Resource Estimates	Practical
12	Mineral Reserve Estimates	Practical
13	Mining Methods	Practical
14	Recovery Methods	Raponi
15	Infrastructure	Practical
16	Market Studies and Contracts	Practical
17	Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals or Groups	Practical
18.1.	Capital Costs	Practical, Raponi
18.2.	Closure and Reclamation	Practical
18.3.	Operating Costs	Practical, Raponi
18.4.	Cutoff Grade	Practical
19	Economic Analysis	Practical
20	Adjacent Properties	Practical
21	Other Relevant Data and Information	Practical
22	Interpretation and Conclusions	Practical, Raponi, M&A
23	Recommendations	Practical, Raponi, M&A

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Section	Title	QP Firm
24	References	Practical, Raponi, M&A
25	Reliance on Information Provided by the Registrant	Practical, Raponi, M&A

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i-80 Gold Corp	Property Description and Location	Page 35

3.	Property Description and Location

3.1.	Property Description

The McCoy-Cove Project covers 32,110 acres and is located 32 miles south of the Town of Battle Mountain, in the Fish Creek Mountains of Lander County, Nevada. It is centered approximately at 40°22’ N and 117°13’ W and lies within the McCoy Mining District (Figure 3-1).

The Cove Mineral Resource consists of the Helen, Gap, CSD, and 2201 deposits. They are located beneath the historically mined Cove open pit and extend approximately 2,000 feet northwest from the pit. The historic McCoy open pit is located approximately 0.6 mi to the southwest. The Cove deposit was mined by Echo Bay Mines Ltd. (Echo Bay) between 1987 and 2001 and produced 2.6 million ounces of gold and 100 million ounces of silver. McCoy was mined between 1986 and 2001 and produced approximately 0.88 million ounces of gold and 3.0 million ounces of silver. Gold and silver production from heap leach pads continued until 2006. The McCoy-Cove project area also includes several exploration targets.

The Project is located on federal land administered by the US Department of Interior - Bureau of Land Management (BLM) and patented mining claims.

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Page 36	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

Figure 3-1 Cove Location Map

NEVADA
JERRITT CANYON**
TWIN CREEKS**
TURQUOISE RIDGE
MIDAS*
GRANITE CREEK
GETCHELL TREND
SOUTH ARTURO
GOLDSTRIKE**
LEEVILLE
CARLIN**
WINNEMUCCA
80
LONE TREE**
ELKO
GOLD QUARRY*
MARIGOLD
BATTLE MOUNTAIN
80
EMIGRANT
CARLIN TREND
PHOENIX*
50 km from Lone Tree
FIRE CREEK
HILLTOP
SOUTH RAILROAD
COVE
PIPELINE
100 km from Lone Tree
CORTEZ*
GOLDRUSH
BATTLE MOUNTAIN - EUREKA TREND
BALD MOUNTAIN
150 km from Lone Tree
GOLD BAR
RUBY HILL*
FAD
i-80 Gold
Nevada Gold Mines
SSR
Kinross
Orla
McEwen
First Majestic
Hecla
** Autoclave/Roaster
* Mill
N
50 km

3.2.	Status of Mineral Titles

The McCoy-Cove Project consists of 1,727 100%-owned unpatented claims and nine owned patented claims. The claim map provided by i-80 is shown in Figure 3-2.

On June 15, 2006, Victoria Gold Corporation (Victoria) entered into a “Minerals Lease and Agreement” to lease a portion of the Project from Newmont. Under the terms of the Minerals Lease and Agreement, Victoria was subject to escalating yearly work commitments in the aggregate amount of $8.5 million over a period of seven years (consisting of $0.3 million, $0.7 million, $1.0 million, $1.25 million, $1.5 million, $1.75 million, and $2.0 million, respectively, in each year of the first seven years of the agreement dated June 15, 2006), of which $1.0 million was a firm obligation and was to be expended by June 15, 2008 (completed). Excess expenditures were allowed to be carried forward. Newmont acknowledged that Victoria spent over $9.1 million in exploration at the Project between June 15, 2006 and March 16, 2009 and satisfied the work commitment of Section 2(a) of the Minerals and Lease Agreement.

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i-80 Gold Corp	Property Description and Location	Page 37

On June 14, 2012, Premier, through its wholly owned subsidiary, Au-Reka Gold Corporation (Au-Reka Gold), acquired a 100% interest in the Cove portion of the Project from Victoria pursuant to an asset purchase agreement dated June 4, 2012 (Cove Purchase Agreement). In connection with the acquisition, Premier paid an aggregate of C$8,000,000 on closing, C$4,000,000 of which was paid in cash and the balance of which was satisfied by the issuance of 892,857 common shares of Premier. In addition, Premier issued a promissory note (Cove Acquisition Promissory Note) in the amount of C$20,000,000 payable in C$10,000,000 allotments on the first and second anniversary dates of the closing date of the acquisition. The Cove Promissory Note was repaid in full in June 2014. The Company also reimbursed Victoria in the amount of $1,206,277 in respect of exploration and related activities conducted on the Cove portion of the Project between March 15, 2012 and the closing of the transaction.

Pursuant to the Cove Purchase Agreement in the event of production from the Cove portion of the Project, Premier will make additional payments to Victoria in the aggregate amount of C$20,000,000 (consisting of cash and/or the equivalent value of Premier common shares, at Premier’s option), payable in four installments of $5,000,000 each upon the cumulative production, to Premier’s account, of 250,000, 500,000, 750,000 and 1,000,000 troy ounces of gold from the Cove potion of the Project (Deferred Bullet Payment Consideration).

In September 2014, Premier entered into an agreement with Newmont to acquire a 100% interest in the property. Upon closing of the transaction, Premier paid Newmont $15 million, replaced bonding of approximately $4 million via a surety policy, and transferred to Newmont all land sections that comprised the South Carlin Property. In addition, Premier made staged payments to Newmont over 18 months equal to $6 million. Additional details of the transaction included the elimination of Newmont’s previous “back-in” rights to the Project, a 10-year good faith milling agreement for ores mined at McCoy-Cove and retention of a 1.5% NSR in the property.

Premier entered into an earn-in agreement (Barrick Earn-In Agreement) dated December 11, 2017, but effective January 8, 2018, with certain subsidiaries of Barrick Gold Corporation (Barrick).

Pursuant to the Barrick Earn-In Agreement, Barrick had the option to earn a 60% interest in the exploration portion of the Project (McCoy Joint Venture Property) by spending $22.5 million in exploration before June 30, 2022 (Barrick Earn-in). The McCoy Joint Venture Property excludes the “Cove Deposits” (being the claims within the “Carveout”) portion of the Project which was retained solely by Premier.

On December 16, 2020 Premier Gold Mines announced that it entered into an agreement with Equinox Gold whereby Equinox Gold would acquire all the outstanding shares of Premier. At Closing, Premier would spin-out i-80 Gold Corporation. i-80 was to include 100% of Premier’s interest in the McCoy/Cove Project.

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Page 38	S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada	i-80 Gold Corp

Figure 3-2 Mining Claim Map

Cove - McCoy Land Position Map
i-80 Gold Corp. - 2024
Explanation
Property Boundary
Claims
Patented
Unpatented
N
0
1
2
4
6
Kilometers

Cove - mccoy Land Position map

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i-80 Gold Corp	Property Description and Location	Page 39

On February 6, 2020 Barrick formally terminated the Earn-In Agreement and all land subject to it is once again 100% held by Premier.

On May 17, 1977 Houston Oil and Minerals granted a 2% net Smelter return royalty to the Summa Corporation. The royalty applies to the portion of the claims in existence on that date.

A 2% net smelter return royalty was collectively reserved by Robert Chiara, et. al., on the Lone Star 1 – 4 claims. These claims do not contain any of the Cove Mineral Resource. Figure 3-3 shows the area covered by the Summa and Chiara Royalties.

Figure 3-3 Summa and Chiara Royalties and Resource Location

3.3.	Property Holding Costs

Unpatented claims have annual maintenance fees of $200 per claim payable to the Bureau of Land Management and a notice of intent to hold (NIH) in the amount of $12 per claim payable to Lander

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County. The BLM MLRS mining claim database shows all claim fees paid through September 2025. County NIH fee payments are current.

Patented claims are subject to property taxes, which were current at the time of this report. There was also a special assessment for Reese River Basin water rights in 2024, which was paid. Annual property holding costs are shown in Table 3-1.

Table 3-1 Property Holding Costs

Description	Payee	Quantity	Amount

Unpatented Claim Maintenance Fee	BLM	1,728	$345,600.00

Notice of Intent to Hold	Lander County	1,728	$20,748.00

Patented Claim Property Taxes	Lander County	9	$281.20

2024 Reese River Basin water right special assessment	Lander County		$10,578.73

Total			$377,179.81

3.4.	Environmental Liabilities

The Project was under active reclamation by Newmont from 2003 to 2014. Activities include re-contouring and seeding of the dumps, leach pads, and tailings facility. All surface infrastructure outside of the maintenance shop and guard shack has been removed.

Au-Reka is responsible for all environmental liabilities related to the closure of the McCoy-Cove Project as well as final clean-up of surface drill pads and minor drill roads. All closure activities other than evaporation of the tailings facility, reclamation of water treatment and storage ponds, reclamation of exploration drill pads, and water quality testing have been temporarily put on hold pending the potential for future production out of the Cove-Helen underground.

The authors are not aware of any additional environmental liabilities on the property. The authors are not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property.

3.5.	Permits/Licenses

Currently, Au-Reka is working under the Cove-Helen Underground Mine Project Plan of Operations (POO No. NVN-088795) approved 2018. The POO authorizes Au-Reka to complete up to 100 acres of surface exploration disturbance as well as an underground exploration decline and subsequent bulk sample of up to 120,000 tons.

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i-80 Gold Corp	Accessibility, Climate, Local Resources, Infrastructure, and Physiography	Page 41

4. Accessibility, Climate, Local Resources, Infrastructure, and Physiography

4.1.	Accessibility

Access to the Project area is via State Highway 305, 30 miles south from the town of Battle Mountain, and then west approximately seven miles along the paved McCoy Mine Road. Battle Mountain is located on Highway 80, approximately 70 miles west of Elko, Nevada.

Topographic elevations vary across the project site from 4,600 to 7,200 feet amsl.

4.2.	Climate

The climate in Lander County is typical of the high-desert environment. Average July temperatures range between 65°F and 75°F in the lower valleys and cooler in the higher elevations. Summer highs in the valleys are approximately the mid-90°F, with temperatures in the range of 50°F or 60°F at night. Winter temperatures average between 20°F and 30°F in the valleys with the possibility of frost from early September through June.

Average rainfall is 10 in to 15 in, with less than 10 in. of rain in the lowest areas and up to 20 in. occurring in the mountains. The majority of precipitation falls between November and May, with the possibility of summer thunderstorms.

All of the mining operations in the area operate 365 days per year.

4.3.	Local Resources

The McCoy Mining District has a long history of mining activity, and mining suppliers and contractors are locally available. Both experienced and general labor is readily available from the towns of Elko in Elko County (100 miles north and east of the Project) and Winnemucca in Humboldt County (83 miles north and west of the Project). Some services are also available in Battle Mountain (30 miles north of the Project). There are a number of mining operations in the area and as such there is always competition for employees.

4.4.	Infrastructure

Dirt track access roads are located throughout the property for exploration access. The Project exploration facilities consist of a guard shack, mechanic shop and numerous shipping containers used as storage sheds in the laydown and core storage yards.

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Nevada Energy (formerly Sierra Pacific) power lines run to the property at the McCoy-Cove Project. Power is available at the site from a 120 kV transmission line and a 24.9 kV distribution line.

Previous mining within the Project has left a legacy of:

●	Cove open pit and pit lake;

●	Reclaimed leach pads;

●	Tailings dam (partially reclaimed);

●	Reclaimed dumps; and

●	Reclaimed infiltration basins.

All aforementioned facilities except for the tailings dam have been released by state and federal agencies and are considered reclaimed.

4.5.	Physiography

The Project lies in the Basin and Range Province, a structural and physiographic province comprised of generally north to north-northeast trending, fault bounded mountain ranges separated by alluvial filled valleys.

The property is located on the northeastern side of the Fish Creek Mountains. Elevation in the McCoy Mining District ranges from about 4,800 feet to 6,900 feet above sea level. The valley in the Helen deposit area is at approximately the 4,800 feet elevation and the area overlying the deposit has an elevation of approximately 5,500 feet.

Vegetation is typical of the high desert; greasewood characterizes the salt flats, sagebrush dominates the alluvial fans, and piñon and juniper are found on the mountain slopes. Rabbit brush, white sage, and mountain mahogany are also present (Figure 4-1).

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i-80 Gold Corp	Accessibility, Climate, Local Resources, Infrastructure, and Physiography	Page 43

Figure 4-1 McCoy-Cove Project Area Looking Southeast

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5. History

Gold was first discovered in the McCoy Mining District in 1914 by Joseph H. McCoy. Production through 1977 included approximately 10,000 ounces of gold plus minor amounts of silver, lead, and copper. Production in these early years came from placers and from gold-quartz veins that occurred in northeast striking faults and in intersections of northeast and northwest striking faults. Most of the non-placer production, however, came from argillized and oxidized skarn at what became the McCoy open pit mine.

5.1.	Previous Owners

Summa Corporation (Summa), a Howard Hughes company, acquired most of the mining claims in the McCoy Mining District in the 1950s and 1960s. In 1977, Houston Oil and Minerals Corporation (Houston) purchased the McCoy-Cove Project. Gold Fields Mining Corporation (Gold Fields) leased the property in 1981 until September 1984, whereupon the property was returned to Tenneco Minerals Company (Tenneco), which had acquired Houston. Echo Bay Mines Ltd. (Echo Bay) purchased the precious metal holdings of Tenneco in October 1986. Newmont took ownership of the Cove and McCoy properties in February 2003 following the merger between TVX Gold Inc. (TVX), Echo Bay, and Kinross Gold Corporation (Kinross).

Victoria Gold Corp (Victoria) leased the property in June 2006 as previously described in Section 3. In June 2012, Premier entered into an agreement to acquire the lease of the McCoy-Cove Project from Victoria and subsequently acquired a 100% interest in the land package from Newmont in September 2014.

5.2.	Historic Exploration

Modern exploration for copper and gold in the McCoy Mining District started in the 1960s by Bear Creek Mining Company and Pilot Exploration drilling in 1967. Summa conducted extensive exploration on the McCoy skarn deposit from 1969 to 1977. Summa also undertook regional geologic mapping of 55 square miles (including the McCoy-Cove Project area) and extensive rock chip surveys.

Houston explored the property in 1980, including geologic mapping, soil geochemical surveys, ground magnetic surveys, and drilling.

Gold Fields conducted an extensive induced polarization (IP) program, airborne magnetic surveys, detailed rock chip sampling, as well as limited geologic mapping and drilling between 1981 and 1984.

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i-80 Gold Corp	History	Page 45

In 1985, Tenneco undertook drilling, metallurgical testing, engineering and feasibility studies and began mining the McCoy deposit in February 1986. Tenneco also began systematic district-wide exploration in 1985 with the collection of 500 stream sediment samples from an eight-square mile area around the McCoy deposit. Evidence of what would become the Cove deposit was found in early 1986, when seven samples yielded gold values of between 15 ppb and 72 ppb with associated anomalous Ag, As, Hg, Sb, and Ti. Subsequent detailed geologic mapping identified jasperoid, manganiferous limestone, and outcrops of altered felsic dikes in the area of the anomalous samples. Surface rock chip samples of these rocks all contained significant gold mineralization. Tenneco’s detailed mapping covered a large area that included both McCoy and Cove and extended to the north, west, and south. In September and October 1986, a total of 147 soil samples were collected from the B and C soil horizons over the altered area at Cove on a 100-foot by 200-foot grid.

Echo Bay continued the systematic district exploration program initiated by Tenneco that included stream sediment, soil, and rock chip sampling plus geologic mapping, exploration trenching using a bulldozer and drilling. Later soil sampling at Cove defined a gold anomaly measuring 2,800 feet long by 100 feet to 600 feet wide, with gold values ranging from 100 ppb to 2,600 ppb. Bulldozer trenching exposed ore grade rock over the entire length of this soil anomaly. Echo Bay discovered the Cove deposit with drilling in January 1987. By March 1987, Echo Bay had drilled 42 shallow exploration holes and development drilling began in late March. Echo Bay drilled 458 reverse circulation (RC) holes totaling 315,000 feet from January 1987 through June 1988 and 51 core holes totaling approximately 65,800 feet through 1989 (Briggs, 2001).

In 1999, Echo Bay drilled eight surface drill holes totaling 6,700 feet on the Cove South Deep deposit. This drilling, combined with bulk sampling from an underground exploration drift, confirmed the presence of a high-grade zone (0.25 opt Au) that could be mined by underground methods (Briggs, 2001). Detailed underground drilling of this deposit continued during 2000 as mining proceeded.

Newmont drilled 15 vertical holes on the property from 2004 to 2005. Victoria began exploring the property in 2006 resulting in the discovery of the Carlin-style Helen Zone immediately northwest of the Cove pit.

5.3.	Historic Mining

The earliest known significant mining was in the early 1930s at the Gold Dome mine, previously located on northeast side of the present McCoy open pit mine. This operation included a 250-foot shaft and five levels of workings at 50-foot intervals producing gold grades ranging between 0.25 opt and 2.0 opt.

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Table 6-2 summarizes the annual production between 1986 and 2006 at the McCoy and Cove mines. Tenneco commenced mining at the McCoy open pit mine in 1986 and Echo Bay began open pit mining of the Cove deposit in 1988, accompanied by three phases of underground mining.

Underground access at the Cove Mine was via a decline with rubber-tire machines using a room and pillar mining method. From 1988 to 1993, underground mining was used to recover high grade ore ahead of the pit. In 1999, additional underground mining at Cove South Deep (CSD) recovered approximately 300,000 tons of mineralization beyond the ultimate pit limits. The mineralization was relatively flat lying from 10 feet to 80 feet thick. Longhole stoping and drift and fill methods were used with cemented rock fill (CRF).

Conventional open pit mining methods were utilized at Cove open pit, with drilling and blasting of ore on 20-foot benches (double benched to 40 feet) and waste on 30-foot benches (double benched to 60 feet). The lower sulfide orebody was reached in late 1991.

Processing of low grade, run-of-mine heap leach ores from Cove began in 1992 and mining of high-grade ores was completed in 1995. Open pit mining ended at Cove in October 2000.

In 1996, the mill facility was expanded from 7,500 stpd to 10,000 stpd, with milling of stockpiled ores from the Cove open pit beginning in the second half of 1997. Mill recoveries declined during the remaining life of the mine as lower grade, more refractory ores were processed. By October 2000, the mill was processing 11,369 stpd. As of that date, the gold grade was 0.055 opt Au and plant gold recovery was 51.8%; silver grade was 4.00 opt Ag and plant silver recovery was 71.5%.

The mill contained gravity, flotation, and cyanide leach circuits. Through 2006, a total of 3.41 million ounces of gold and 110.2 million ounces of silver were produced from Cove and McCoy, with the vast majority of both metals reportedly coming from the Cove deposit. Approximately 2.6 million ounces of gold were produced from the Cove open pit.

Table 5-2 Historic Cove and McCoy Mine Production 1986 through 2006

Mineralized Material Processed				Oxide		Sulfide		Heap Leach
Year	Milled Oxide Tons (000)	Milled Sulfide Tons (000)	Heap Leach Tons (000)	Au (opt)	Ag (opt)	Au (opt)	Ag (opt)	Au (opt)	Ag (opt)	Au Ounces	Ag Ounces

1986	-	-	1,851	-	-	-	-			34,035	na

1987	-	-	4,292	-	-	-	-	0.04	-	90,788	56,800

1988	-	-	2,994	-	-	-	-	0.053	1.14	104,009	764,116

1989	1,358	-	5,696	0.107	3.21			0.02	0.44	214,566	2,259,653

1990	2,004	201	5,709	0.084	0.82	0.227	6.17	0.021	0.2	255,044	1,982,455

1991	2,094	364	5,174	0.077	1.7	0.194	8.42	0.02	0.69	284,327	5,619,007

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i-80 Gold Corp	History	Page 47

Mineralized Material Processed				Oxide		Sulfide		Heap Leach
Year	Milled Oxide Tons (000)	Milled Sulfide Tons (000)	Heap Leach Tons (000)	Au (opt)	Ag (opt)	Au (opt)	Ag (opt)	Au (opt)	Ag (opt)	Au Ounces	Ag Ounces

1992	1,483	990	9,029	0.075	2.54	0.163	7.57	0.014	0.6	301,512	7,921,496

1993	2,308	552	8,938	0.107	4.61	0.136	4.65	0.017	0.88	395,608	12,454,338

1994	506	2,304	7,892	0.126	6.71	0.143	4.91	0.013	0.48	359,360	10,443,151

1995	497	2,151	4,355	0.15	5.42	0.104	5.23	0.018	0.49	310,016	11,905,806

1996	-	3,287	6,068	-	-	0.086	3.14	0.018	0.27	271,731	7,102,348

1997	-	3,391	6,494	-	-	0.061	4.54	0.018	0.29	187,034	11,021,708

1998	-	4,306	4,112	-	-	0.046	2.95	0.021	0.26	167,494	9,412,823

1999	-	4,452	4,178	-	-	0.038	3.02	0.022	0.37	124,536	8,430,072

2000	-	4,172	1,809	-	-	0.053	3.71	0.024	0.93	162,784	12,328,297

2001	-	-	-	-	-					94,633	6,451,425

2002	-	-	-	-	-					33,142	1,987,421

2003	-	-	-	-	-					4,699	706

2004	-	-	-	-	-					8,454	64,335

2005	-	-	-	-	-					2,740	776

2006	-	-	-	-	-					2,939	596

Total	10,250	26,170	78,591	0.10	2.93	0.08	3.98	0.02	0.48	3,409,451	110,207,329

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6. Geologic Setting, Mineralization and Deposit

6.1.	Regional Geology

The McCoy-Cove Project is located in the central Nevada portion of the Basin and Range Province, which underwent regional extension during the Tertiary that created the present pattern of alternating largely fault bounded ranges separated by alluvial filled valleys (Figure 6-1). Prior to this extension, central Nevada had been the site of numerous tectonic events, including at least two periods of regional compression. The property lies west of the central part of the Battle Mountain-Eureka Trend.

During the Paleozoic, central Nevada was the site of the generally north-northeast trending continental margin of North America, along which pre-orogenic rocks of Cambrian to Early Mississippian age were deposited. A carbonate platform sequence was deposited to the east along the continental margin, with siliceous and volcanic rocks deposited to the west. In Late Devonian to Early Mississippian time during the Antler Orogeny, rocks of the western assemblage moved eastward along the Roberts Mountains thrust, perhaps as much as 90 miles over the eastern assemblage carbonate rocks. A post-orogenic assemblage of coarse clastic sedimentary rocks of Mississippian to Permian age was shed eastward from an emerging highland to the west, overlapping the two earlier facies.

During Pennsylvanian and Permian time, chert, pyroclastic rocks, shale, sandstone, conglomerate, and limestone of the Havallah sequence were deposited in a deep eugeosynclinal trough to the west of the Antler orogenic belt. These rocks were thrust eastward along the Golconda thrust over the Antler overlap assemblage in Late Permian and Early Triassic time during the Sonoma Orogeny. The Golconda thrust is exposed to the west of the Roberts Mountains thrust.

Mesozoic rocks, primarily shallow water siliciclastic and carbonate units with minor volcanic and volcaniclastic rocks, are found in this part of Nevada. At least three additional tectonic events are recorded in late Paleozoic and Mesozoic time, including the formation of the late Jurassic Luning-Fencemaker fold and thrust belt in western and central Nevada. The most recent events in the Great Basin are widespread Cenozoic volcanism and extensional faulting. Late Jurassic (168-143 Ma), Cretaceous (128-90 Ma), and Eocene to Oligocene (43-30 Ma) intrusions have been reported from this part of Nevada.

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i-80 Gold Corp	Geologic Setting, Mineralization and Deposit	Page 49

6.2.	Local Geology

The stratigraphy of the McCoy Mining District is well documented and has been described in detail by Emmons and Eng (1995) and Johnston (2003). Generalized Triassic stratigraphy of the local area is presented in Figure 6-2 and the major lithological units are described below.

HAVALLAH FORMATION

The Permian Havallah Formation is the deepest drilled unit on the property and is composed of reddish-brown to green argillite and chert. Where it hosts veins, the Havallah displays alteration envelopes containing fine-grained quartz-illite/sericite. The total thickness of the Havallah across the property is unknown. Its contact with the overlying Dixie Valley Formation is sometimes demarcated by the presence of an unconformable rhyodacite tuff (assumed to be Koipato Formation), while in other areas of the property, it is simply defined by the change from coarse-grained clastic conglomerates and sedimentary breccias to argillite.

KOIPATO FORMATION

Locally, at the contact between the Dixie Valley Formation and the Havallah, there is a maroon rhyodacite tuff assumed to be part of the Permo-Triassic Koipato sequence described by Silberling and Roberts (1962). The upper and lower contacts of this rhyodacite tuff are unconformities.

DIXIE VALLEY FORMATION

The early Middle Triassic Dixie Valley Formation consists primarily of coarse-grained conglomerates and intercalated dolomitic sandstones, as well as lesser fossiliferous limestone units generally restricted to the upper portion of the formation.

FAVRET FORMATION

The late Middle Triassic Favret Formation, approximately 750 feet thick, consists of an upper fossiliferous limestone unit containing ammonites and pelecypods, a middle unit of finely interbedded silty limestones and limestones (principal Carlin-style ore host), and a basal unit of debris flow fossil hash containing ammonites, pelecypods, and star-shaped crinoids.

AUGUSTA MOUNTAIN FORMATION – HOME STATION MEMBER

The late Middle Triassic Home Station Member is 100 feet to 150 feet thick and was previously described as a thicker unit consisting of massive calcareous and dolomitic limestone with lenses or beds of sandstone and conglomerate (Kuyper et al., 1991). Johnston (2003) however, classified this unit as silty dolostones based on exposures in the Cove open pit which displayed medium to

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dark grey, very thickly bedded (greater than 3 feet) dolostone consisting of three to 25 volume percent quartz grains (averaging 0.0016 in. diameter) in a recrystallized dolomite matrix. The clastic components of Kuyper et al.’s (1991) Home Station are now classified as Panther Canyon and the lower limestone is now considered the upper part of the Favret Formation. Although the contact between the Home Station Member and the overlying Panther Canyon Member was described as gradational by Kupyer et al. (1991), Johnston (2003) mapped the contact in the Cove open pit as sharp, and Premier and i-80 geologists use a prominent lag gravel deposit (generally less than 15 feet to 20 feet thick) to mark this contact.

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i-80 Gold Corp	Geologic Setting, Mineralization and Deposit	Page 51

Figure 6-1 Regional Geology

NEVADA BUREAU OF MINES AND GEOLOGY
EDUCATIONAL SERIES E-30 GENERALIZED GEOLOGIC MAP OF NEVADA
N
COVE GOLD PROJECT
County boundaries
Quaternary and suspected Quaternary faults, less than 1.6 Ma (million years old), dashed where age uncertain
Lakes and reservoirs
Alluvial and playa deposits
Volcanic rocks, less than 6 Ma
Upper volcanic rocks, 6–17 Ma
Tuffaceous sedimentary rocks, 6–17 Ma
Lower volcanic rocks, mostly 17–43 Ma
Intrusive rocks, Mesozoic and Tertiary
Igneous and metamorphic complex, Jurassic or Cretaceous
Sedimentary, volcanic, and intrusive rocks, Mesozoic
Sedimentary and volcanic assemblage, upper Paleozoic
Carbonate and other sedimentary rocks, upper Paleozoic
Sedimentary and volcanic assemblage, lower Paleozoic
Carbonate and other sedimentary rocks, lower Paleozoic and Late Proterozoic
Metamorphic and intrusive rocks, Early and Middle Proterozoic
0 10 20 30 40 50 miles
0 20 40 60 80 kilometres
MACKAY SCHOOL OF MINES
First edition, first printing, 1999; 5,000 copies
Printing: Bear Industries, Sparks, Nevada
Cartography: Susan L. Tingley
For sale by the Nevada Bureau of Mines and Geology, Mail Stop 178
Mackay School of Mines, University of Nevada, Reno, Nevada, 89557-0088
(775) 784-6691, ext. 2; nbmgsales@unr.edu; www.nbmg.unr.edu
Modified from Nevada Bureau of mines and Geology map 57, Million-Scale Geologic Map of Nevada, by John H. Stewart and John E. Carlson, 1977; and fault maps by Craig M. dePolo, 1998.
April 2017
Premier Gold Mines Limited
McCoy-Cove Gold Project
State of Nevada, U.S.A.
Regional Geology

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Figure 6-2 Triassic Stratigraphy and Mineralization

Approx Age (Ma)
Period
Epoch/Age
Symbol
Lithology
Formation
mineralization
fossils
geochemistry
Eocene
34.2
Triassic
230
238
245
252
Permian
280
Carnian
Ladinian
Anisian
Leonardian
Tct
Tcs
TRas
TRapc
TRapd
TRah
TRfv
TRdv
Pmh
Quarternary and Tertiary alluvium, as shallow as X feet in the cover to the east of Hidden Valley
Tuff of Cove Mine, 34.2 Ma, crystal-rich rhyolitic ash-flow tuff distinct from the 33.8 Ma Caetano tuff (see John et al., 2008)
tuffaceous sediments
Smelser Pass Member, Augusta Mountain Formation, massive to medium-bedded limestone, dark gray
Eocene granodiorite dikes, ~38 Ma (U-Pb), invariably altered by quartz-sericite-pyrite alteration and/or argillic alteration, light gray to white with obvious relict feldspar sites and abundant quartz grains upper submember, Panther Canyon Member, Augusta Mountain Formation, tan and brown quartz pebble conglomerate and sandstone with lesser hematitic mudstone
Dolomite submember, Panther Canyon Member, Augusta Mountain Formation, tan to yellowish fine-grained dolomite often with stramatolitic algal textures; lesser siltstone and dolomitic sandstones also occur, lower contact with Home Station marked by chert pebble conglomerate
Home Station Member, Augusta Mountain Formation, massive light gray dolomite, may contain rare fossils, base can contain limestone
Favret Limestone, typically contains upper fossiliferous member transitioning into siltier nodular limestone and ultimately to rhythmically interbedded limestones and silty limestones, basal unit contains fossil-bearing carbonate debris flows
"type 2" mafic sill (age?), commonly light green to white, very often strongly altered with abundant py and aspy, usually magnetic. High Ni, lower V
"type 1" mafic sill, 41 Ma? (U-Pb), commonly dark green with abundant cc, typically magnetic and at low angles to bedding. High V, lower Ni
Dixie Valley Formation, typically appears at contact as tan dolomitic sandstone, may contain fossil-bearing carbonate debris flows especially at upper contact, conglomerates at top of unit are more commonly carbonate and contain mostly rounded fragments, "2201 zone" conglomerate member is siliciclastic, contains sub-angular to rounded fragments of varying sizes.
Kolpato Formation, rhyodacite tuff
Havallah Formation.
historic production
upper Helen
CSD Gap
lower Helen
CSD
CSD Gap
2201 "manto"
2201
shell fragments
stromatolites
ammonites bivalves
star crinoids, ammonites, bivalves
Ca
Mg
Ca
Ca + La
Ca
Zr

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AUGUSTA MOUNTAIN FORMATION – PANTHER CANYON MEMBER

The Panther Canyon Member at Cove is divided into two informal units, the lower Dolostone Sub member and upper Transitional Sub member. The lower Dolostone Sub member unit is generally 140 feet to 165 feet thick and consists of a 20-30 foot thick gray chert pebble conglomerate at the base that transitions to a dark gray dolostone with local thin bedding and then to a well bedded, pink, white, and beige silty dolostone with common stromatolitic textures. Individual beds are typically less than three feet in thickness. The contact with the overlying Transitional Sub member is very gradational over a distance of approximately 10 feet, but is picked in geochemistry where magnesium percentage becomes less than 4%. The upper Transitional Sub member is a 500 feet thick unit which coarsens upward, from a basal primary maroon and dark gray sandstone with common liesegang banding, through middle carbonate cemented silt- and red bed sandstones, to conglomerate near the top. The general transition is not smooth, however, as contrasting lithologies are interspersed throughout the unit at all levels, typically as lensoid bodies. This Transitional Sub member can be further separated into a lower carbonate rich and an upper clastic section as follows:

●

Lithologies in the 140-165 feet thick lower carbonate rich section are highly variable. Although the strata are primarily made up of dolostone, lenses, and beds of carbonate cemented siltstone and very fine-grained sandstone, coarser sandstone and conglomerate are abundant. The lower 80 feet of this section consists principally of massive dolostone. Typical strata in the upper 80 feet of this section consist of 0.001 in. to 0.003 in. diameter, subrounded, moderately sorted quartz grains. Individual beds are typically less than 3.3 feet in thickness. The diagenetic cement is calcite, but it has been dissolved and/or replaced by illite-sericite where hydrothermally altered.

●

The 300 feet thick upper clastic section in the Transitional Submember generally consists of fine-grained sandstone to cobble conglomerate. The thickness of bedding is highly variable, but the conglomerate beds are generally thicker (up to 16 feet thick) than the sandstone beds (up to 3.3 feet thick). Crossbedding is common, and conglomeratic strata typically grade upwards from relatively coarse to relatively fine grained sediments. Detrital grains and cobbles consist of chert, quartzite, and quartz. These grains are rounded to subrounded and moderately sorted. Primary porosity, which was originally high, ranges up to 20 volume percent as observed by Johnston (2003). The contact with the overlying Smelser Pass Member is sharp to gradational over several tens of feet.

AUGUSTA MOUNTAIN FORMATION – SMELSER PASS MEMBER

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The Smelser Pass Member unit is volumetrically the largest at Cove with a maximum thickness of just over 900 feet. The unit is predominantly a microcrystalline limestone with abundant recrystallized bioclasts, however, the upper 500 feet contain very minor thin interlaminated calcareous shale beds. The limestone is thick bedded to massive, with individual beds ranging from three feet to 16 feet in thickness. Macro allochemical remains consist of partial to complete brachiopods, pelecypods, gastropods, crinoids, corals, sponges, and ammonites, in decreasing order of abundance. The lowermost beds contain up to 15 volume percent of 0.0006 in. diameter quartz grains.

The Smelser Pass Member is separated from the overlying Oligocene tuffaceous sediments and Tuff of Cove Mine by an angular unconformity. Kuyper et al. (1991) determined that the upper 575 feet of the Smelser Pass were removed by erosion prior to deposition of the Oligocene units. More than 2,100 feet of the Triassic Cane Spring and Osobb Formations, which overlie the Smelser Pass Member elsewhere in the McCoy Mining District, are also missing at Cove. Much of the Smelser Pass Member has been subjected to supergene oxidation, giving the originally medium grey limestone an orange to brown appearance.

TUFF OF COVE MINE

The tuff of Cove Mine, previously thought to be the 33.8 Ma Caetano Tuff, has a maximum thickness of approximately 1,500 feet in the deepest parts of the paleovalley it filled. It consists of 0.016 in. to 0.276 in. long fragments of plagioclase, biotite, potassium-feldspar, and resorbed quartz phenocrysts in a glassy to devitrified matrix. Phenocrysts comprise 40 volume percent and matrix 60 volume percent of the rock. John et al. (2008) reported a 40Ar/39Ar age of approximately 34.2 Ma on a set of samples including some collected in the northern Fish Creek Mountains.

INTRUSIVE IGNEOUS ROCKS

Abundant dikes and sills are encountered in drilling at Cove, and historic convention at the property has been to classify them as either “felsic” or “mafic.” The majority are “felsic” and can be mapped at surface associated with and occupying the main faults extending from the Eocene Brown stock at McCoy. Though commonly altered, their textural similarities to the unaltered granodioritic feldspar porphyry of the Brown Stock suggest that they were of similar composition. These dikes are light grey to white in colour due to sericitic or argillic alteration. Their porphyritic texture is preserved. They may be observed over drill hole intercepts ranging in length from less than 0.5 to 215 vertical feet and are usually steeply dipping. Less altered samples collected from the Cove open pit retain evidence for secondary biotite replacing hornblende suggesting a weak potassic alteration event that has been overprinted by lower temperature alteration events at depth.

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The Gold Dome is the most prominent “felsic” dike at the deposit and is cross-cut by both polymetallic veins and pervasively altered by weak Carlin-style mineralization.

As a result of the intense alteration, many occurrences of rocks of different composition have been incorrectly logged as “felsic.” Multi-element geochemistry was used in 2016 to reclassify all igneous rocks by filtering for high occurrences of Cr, Ni, and V. When the reclassified lithologies were remodelled in 3D it became apparent that the mafic intrusive rocks are present as thin, laterally extensive, stacked sills that terminate down the northeast limb of the Cove anticline. As a result of that exercise, two distinct trends were discovered in the Ni and V concentrations of these mafic dikes and sills. Whole rock geochemistry and subsequent remodelling confirms the presence of three distinct mafic compositions and this detailed discrimination has been continued with more recent drilling. The mafic intrusions are classified as “Type 1” characterized by high V and lower Ni, “Type 2” characterized by low V and higher Ni, and “Type 3” characterized by strongly elevated Ce, La, and Th with elevated Ni and V. Type 1 in drill core is typically dark green in color, contains abundant calcite filling vesicles, and may be magnetic. Though the Type 1 sills have a strong spatial association to Carlin-style mineralization across the deposit, they are rarely mineralized and can be devoid of As, Au, and Ag in direct contact with mineralized limestone. Typically, the Type 1 intrusions show pervasive propylitic alteration with very occasional weak argillic alteration. The Type 2 and 3 intrusions are generally light green to white in color and can be difficult to distinguish from similarly altered “felsic” dikes. They appear to have been hornblende-biotite porphyries prior to alteration and commonly contain magnetite. They also share a spatial association to Carlin-style mineralization but, unlike Type 1 sills, are very commonly mineralized (up to 20 ppm Au, 20 ppm Ag) and strongly argillically altered. Type 2 and 3 intrusions are less prevalent overall than Type 1 sills. Type 2 and 3 intrusions are generally restricted to filling a northwest striking fault corridor that marks the southern boundary of both the Gap and Helen zones.

QUATERNARY ALLUVIUM

Emmons and Eng (1995) divided the Quaternary surficial units in the McCoy Mining District into alluvium, talus, and colluvium. Quaternary sediments exposed in the Cove open pit were not differentiated in this study. These sediments include unconsolidated sand and gravel, and are less than 215 feet thick.

6.3.	Structural Geology

Deposits on the McCoy-Cove Project are related to specific structural features.

MAJOR DEFINING STRUCTURES

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The major structure and control on fluid movement is the broad northwest-striking, gently southeast-plunging Cove anticline interpreted as a fault propagation fold over a deep northwest striking reverse fault identified in deep drill holes under the Cove pit. While the reverse fault can be identified in the 2201 zone, its presence at the Gap and Helen Zones is uncertain due to limited drilling in areas that would confirm its continuation. A northwest striking vertical dike called the Northwester Dike (classified as “type 2 and 3”) extends from the Bay fault through the Gap and into the Helen. It appears to prohibit the flow of mineralizing fluids to the southwest in areas between the major northeast striking faults. Though there is no discernible separation on the dike, it may be related to a near vertical to steeply southwest dipping fault mapped in the pit by Echo Bay geologists called the Northwester fault.

The other major structures for fluid movement and mineralization are a number of northeast striking normal faults (Cay, Blasthole, Bay, 110, and Gold Dome). The northeast striking faults commonly host altered granodioritic dikes, the largest of which is the Gold Dome. The north-south striking Lighthouse fault also contains altered granodioritic dikes and is believed to have had both pre- and post-mineralization movement.

These faults and structures were defined and confirmed by:

●	Surficial and open pit geologic mapping by Echo Bay, Victoria, and Premier;

●	Offset observed during detailed cross section work by Premier in 2016; and

●	Oriented core measurements by Victoria and Premier, especially in the Helen and Gap.

6.4.	Mineralization Controls

Carlin-style mineralization appears to be controlled by a combination of the axis of the Cove anticline, normal faults that cut the anticline, mafic sills and dikes throughout the property, and contacts between different sedimentary units. Generally, the highest grades are found where the rhythmically bedded unit of the Favret Limestone is cut by mafic dikes and sills along the axis of the anticline, and especially where this area is cut by apparent small-scale, unmapped faults. Lower-grade (0.05 opt to 0.25 opt Au) Carlin-style mineralization in the Helen and Gap zones is typically found along the Favret-Home Station contact and the contact between the Panther Canyon’s upper conglomerate unit and lower dolomite unit.

The northeast striking faults commonly contain quartz-sericite-pyrite and argillic altered granodioritic dikes that carry low to anomalous values of Au and Ag. Carlin-style mineralization in the Favret and other units is typically bounded by these northeast structures with higher grades focused in the axis of the anticline and lower grades with associated pathfinder elements (As, Sb,

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Tl, Hg, etc.) typically along the margins of the anticline as well as immediately adjacent to these major structures.

In the 2201 zone, structural controls are poorly defined, however, vein-bearing Au occurrences do trend northwest and may be related to structures formed in the hanging wall of the deep-seated reverse fault or to the near vertical to steeply southwest dipping Northwester fault.

6.5.	Post Mineral Faulting

There is at least one instance of significant post-mineral faulting. The Striper Splay is believed to be a splay off of the Lighthouse fault which is known to have both pre- and post-mineralization movement. It dips steeply northeast and strikes approximately 320° along the northeast limb of the Cove anticline causing significant post-mineral normal displacement before terminating against the Bay/110 fault complex. The overlying volcanics are not significantly faulted, as defined by holes NW-1, NW-2 & 2A, and NW-3. It is likely there is minor post-mineral movement on all northeast and north striking faults as a result of Basin and Range extension beginning the Miocene and continuing through present day.

6.6.	Mineralization

There are four distinct mineralization types known on the property: Carlin-style, polymetallic sheeted veins, carbonate replacement (Manto) and skarn. The Helen, Gap and CSD deposits are Carlin-style deposits while the 2201 zone is comprised of steeply dipping polymetallic sheeted veins.

CARLIN-STYLE (AU-AG)

The gold in Carlin-style deposits is usually sub-micron in size and generally occurs in pyrite and arsenical pyrite. An envelope characterized by decalcification, silicification, and argillization accompanied by anomalous amounts of silver, arsenic, antimony, thallium, and mercury often accompanies mineralization. The Carlin-style mineralization at Cove is relatively rich in silver compared to similar deposits elsewhere in northern Nevada (Johnston, 2003). When Carlin-style mineralization occurs in the silty limestones and packstones of the Favret Formation and Home Station Dolomite, decarbonatization replaces fine-grained calcite and/or dolomite with quartz and forms very fine-grained illite and pyrite. Diagenetic pyrite was probably present in the Helen Zone before Carlin-style mineralization based on the abundant presence of subhedral pyrite grains that bear no arsenian rims. The arsenic-bearing pyrite precipitated as a product of Carlin-style mineralization in the Helen are fine-grained (~10 microns) patchy, anhedral “fuzzy” pyrite generally smaller than the diagenetic pyrite grains. In the CSD zone, most pyrite grains in

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high-grade samples are larger (~20 microns), display spectacular, sharp geochemical zonations, and are rimmed with arsenian pyrite or stoichiometric arsenopyrite. The few samples studied from the Gap under the SEM suggest it shares more in common with the CSD zone though its silver content is lower overall.

POLYMETALLIC SHEETED VEINS (AU-AG±PB-ZN)

The polymetallic veins in the 2201 zone are enveloped by a zone of illitization of the conglomerate matrix detected by sodium cobaltinitrite staining and confirmed by scanning electron microscope (SEM) analysis. Minor silicification is relatively common, especially in the conglomerate, however, it is not present everywhere and not always directly associated with mineralization.

CARBONATE REPLACEMENT (AG-PB-ZN±AU)

Carbonate replacement mineralization occurs as local pods of manto-style mineralization characterized by massive sulfide (pyrite-sphalerite-galena) replacing basal limestone at the Dixie Valley/Favret contact. Mineralization is discontinuous and generally defined by high-grade Ag-Zn-Pb±Au.

SKARN (AU-AG±CU)

Skarn mineralization at the historic McCoy pit occurs as both endoskarn and exoskarn mineralization characterized by a predominantly garnet-diopside-magnetite mineral assemblage.

The Carlin-style mineralization across the deposit appears to represent an evolving system from a “primary” endmember represented by the CSD zone with higher Ag/Au, coarser-grained pyrite, and a close proximal relationship to Ag-Pb-Zn-(Au) mineralization to the “evolved” endmember represented by the Helen Zone with lower Ag/Au, very fine-grained pyrite, and weak spatial association with any other styles of mineralization. The Gap can be considered a “transition” zone between the two endmembers until more petrography is conducted on the recently discovered Gap to test this hypothesis. Helen Zone geochemistry is distinct from the CSD zone in many ways. For samples greater than 1 ppm Au, less than or equal to 100 ppm Ag, and confirmed to be Carlin-style mineralization by core photo review, the Helen Zone has an average Ag/Au ratio of approximately 0.85 whereas the CSD zone is 2.25. Gold in both the Helen and CSD zones correlates with As, Sb, and Hg, however, Au correlates moderately (0.52 correlation coefficient) with Ag in the CSD zone but more weakly (0.3652 correlation coefficient) in the Helen Zone.

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Like the geochemistry, the mineralization in the Helen and CSD is also distinct. The As-bearing (assumed to also be Au-bearing) pyrite in the Helen are generally finer-grained, less euhedral, and more poorly zoned than the As-bearing CSD zone pyrite. Helen pyrite overall have lower As content – ranging from just at detection limit (~0.3 wt% to 0.5 wt%) to 2.1 wt% – than the CSD zone which contains pyrite with arsenic contents ranging from detection limit to 6 wt%. The SEM-EDS system first detected trace elements such as Te, Tl, Hg, Sb, and even Au and Ag in CSD zone pyrite, while electron microprobe analysis confirmed the presence of Au, Ag, As, Tl, Hg, Sb, and Pb in CSD mineralization. Other pyrite in the CSD zone contain fewer trace elements but still display complex elemental zoning and growth patterns visible only in backscatter electron imaging. The complicated nature of the mineralized pyrite at the CSD zone is suggestive of a more complex and long-lasting mineralizing event in comparison to the seemingly simple Helen mineralization.

In the 2201 zone, Au correlates with Ag, As, Cu, Fe, Pb, Sb, and Zn – a distinctly different grouping of elements from the CSD, Gap, and Helen Zones. The 2201 zone veins typically occur as sheeted veins and range in thickness from 0.1 cm to 6.5 cm and contain both quartz and carbonate minerals as gangue. Generally, the calcite and dolomite-dominant veins are shallower and thinner whereas the quartz (-carbonate)-bearing veins are deeper and can reach widths of 15 cm. The sulfides are mostly pyrite, sphalerite, and galena with arsenopyrite, chalcopyrite, and pyrrhotite also locally present. Visible gold is mostly limited to the thicker veins and is always observed along the margins with coarse-grained quartz. When microscopic, the gold is present as electrum with approximately 15 wt% Ag (measured on SEM-EDS) and hosted within sulfides such as chalcopyrite or arsenopyrite. Galena may also carry up to 10 wt% Ag. An oriented hole drilled in 2014 (PG14-23) provided some structural data for the vein-type mineralization. There were no trends for veins grouped by gangue or thickness, however, when grouped by depth, the data show that veins shallower than 1,750 feet generally strike northeast-southwest with varying dips and veins deeper than 1,900 feet generally strike northwest-southeast and dip steeply in both directions.

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6.7.	Deposit Types

Mineralization at McCoy-Cove consists of two mineralization styles, Carlin-style and polymetallic sheeted veins, as outlined in Section 6 of the report. The Carlin-style mineralization within the Helen, Gap, and CSD zones comprises approximately 85% of the existing resource with high gold and silver grades occurring as both stratabound and structurally controlled mineralization at the intersection of the Cove anticline and favorable lithologic beds, structures, intrusive dikes and sills.

The polymetallic 2201 zone is a separate deposit from the shallower Carlin-style mineralization and is believed to be a structurally controlled sheeted vein system. Veining is oriented northwest, with vein geometry being controlled by a deeper northwest striking reverse fault. Due to its depth, the 2201 zone has seen limited drilling since its original discovery in late 2013, however, additional infill and step-out drilling in the future will help to better define deposit potential and mineralization controls.

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7. Exploration

7.1.	Geologic

McCoy-Cove is a large property with advanced-stage deposits as well as numerous sparsely tested prospective areas. Historical exploration from the 1960’s to 2012 included stream sediment (silt) sampling, soil sampling, rock chip sampling, geophysical surveys, and geologic mapping. Since acquiring the property in 2012 through mid-2018 when the mineral resource estimate was completed, Premier carried out soil sampling, field mapping, geophysics and drilling projects. Highlights of Premier’s exploration through mid-2018 included the discovery of the 2201 and CSD Gap zones as well as the re-interpretation of the litho-structural model, which resulted in expansion and improved continuity throughout the Cove-Helen zone. The updated litho-structural model has helped guide property-wide target generation.

Numerous exploration targets have been identified within the McCoy-Cove land package. All targets are thought to be Carlin-style and/or polymetallic 2201-style mineralization. Since mid-2018, exploration efforts have focused on eight areas: Windy Point, Antenna, Alpha, Davenport, Lakeside, Saddle, Reflection, and Hidden Valley (Figure 7-1).

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Figure 7-1 Exploration Targets

480000
485000
4471000
4466000
4461000
Hidden Valley
Windy Point
Saddle
Alpha
Antenna
Davenport
Lakeside
Reflection
N
0
2 km

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The Windy Point area contains significant surface alteration that includes decarbonatization and silicification. Surface samples have returned >1.2 opt Au, with silver and base metals largely absent. The Cove anticline continues through Windy Point. Here, the anticline has an east-west orientation rather than northwest-southeast as in the Cove pit. Granodiorite dikes and mafic sills are present both at the surface and in drill core. Several drill holes have intersected >300 ft intervals of <0.06 opt Au with isolated intervals of >0.2opt Au.

The area between the McCoy and Cove pits is referred to as the Antenna target. Eocene granodiorite dikes extend from the Brown stock northward through Antenna and into the Cove pit. Geochemically anomalous surface rock-chip samples of sedimentary rocks generally coincide spatially with granodiorite dikes at Antenna. Drilling has intersected multiple >0.15 opt Au intervals displaying both Carlin-style and polymetallic mineralization.

The Alpha target is located 1 km south of Windy Point. Surface rock-chip samples have returned >3 opt Au from jasperoid. Intrusive sills outcrop at surface with jasperoid occurring in proximity to the sills. In 2019, one deep hole was drilled into Alpha, intersecting weakly anomalous Carlin-style geochemistry and alteration.

Davenport and Lakeside are both pediment targets that lack substantial drilling. Most drilling in these areas consist of shallow condemnation holes drilled by Echo Bay. A large magnetic high is present at Davenport and was drill tested in 2020. Results indicate the magnetic high is a large granodiorite sill. Mesozoic sedimentary rocks are present beneath the granodiorite. Two deep holes drilled at Davenport in 2020 intersected long intervals of geochemically anomalous Carlin-style altered rock. In addition, one hole intersected polymetallic 2201-style mineralization in the Dixie Valley formation. The pediment remains a large, underexplored area on the property capable of containing a large Carlin-style ore body.

The Saddle target is located 0.3 mi. south of the western margin of Windy Point. This target lies along the north striking Saddle fault at the intersection with northwest striking faults. A historic drill hole intersected 60 feet of 0.2 opt Au in the Panther Canyon formation. The drill hole was ended before reaching the favorable Home Station dolomite and Favret limestone units. Future exploration work should include twinning the historic hole and drilling deeper to intersect the underlying favorable stratigraphic units.

The Reflection target is located southwest of the McCoy pit. At Reflection, northeast striking granodiorite dikes extend from the Brown stock where they intersect the margin of the Jurassic McCoy Pluton, a north striking anticline, and the large north striking Saddle fault. In addition, a string of jasperoid outcrops extend northwest along the McCoy Pluton margin in the target area. A single hole tested favorable stratigraphic horizons in the target area in 2022 without any significant intercepts of mineralization or alteration. Metasomatic iron skarns are present along the

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margins of the McCoy Pluton and have been mined historically. Iron-bearing minerals may be present in the sedimentary rocks near the margin of the McCoy Pluton representing a compelling target in non-traditional host rocks given sulfidation is the primary mode of gold deposition for Carlin-style fluids.

The Hidden Valley target is located north of the Helen and Gap zones where a northwest striking anticline is mapped at surface. The anticline appears to be a much tighter fold than the Cove anticline and may be a parasitic fold to the Cove anticline. Drilling at Hidden Valley should target the axis of the anticline in the Favret limestone near the intersection with northeast striking granodiorite dikes.

In January 2018, Premier and Barrick entered into the Barrick Earn-In Agreement which included a significant exploration budget commitment from Barrick to be spent on the McCoy-Cove property. Exploration on the Joint Venture Property began in mid-2018 and continued until Barrick exercised its right to terminate the agreement on February 6, 2020. Work completed by Barrick included detailed surface mapping, soil sampling, gravity survey, and drilling. Barrick drilled 30 holes and Premier has drilled 16 holes since mid-2018. None of the new holes intersect the modelled resource area. Eight of Premier’s holes were drilled for piezometer installations. (Figure 7-2)

Figure 7-2 Barrick and Premier Exploration Drilling

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Underground mine development commenced in 2022 and roughly 4,900’ of development was completed down to the 4640 elevation to provide platforms for infill drilling. A roughly 140,000 foot resource conversion drill program was ongoing at the time of this report. Further mine development will provide platforms for exploration drilling, including access to the difficult-to-reach prospective Gap Extension target under the Cove pit (Figure 7-3).

Figure 7-3 Underground Exploration Potential

7.1.1.	Resource Conversion Drilling

All drilling since January 2023 has been conducted from recently mined underground drill platforms for resource conversion of the Helen and Gap zones. The drill project is ongoing and is not included in the resource. The resource will be updated to include the resource conversion holes when the drill project is complete, projected for Q1 2025. The project includes about 125 drillholes totaling 140,000 feet of drilling.

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Figure 7-4 Resource Conversion Drill Program

7.1.2.	Drilling

The McCoy-Cove drill hole database is large, containing many holes drilled across the large land package. For the current resource estimate, the drill data was filtered to contain only holes within and near the Helen, CSD, CSD-Gap, Gap Hybrid and 2201 Zones. A total of 1,397 holes totaling 1,127,481 feet of drilling were included in the current estimate. Holes were drilled using both core and reverse circulation (RC) methods. Premier drilled 123 of the holes, and the remainder were drilled by Victoria, Newmont and Echo Bay. Figure 7-5 shows a plan view of the drill holes, and Table 7-1 lists the type and extent of drilling completed by each operator.

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Figure 7-5 Plan View of Drill Holes Used for the Current Analysis

Table 7-1 List of Drilling by Operator

Year	Drill Hole Type	Operator	Number of Holes	Length Drilled (ft)

1985-2000	Reverse Circulation	Echo Bay	788	520,194

1999-2000	Cubex (RC)	Echo Bay	201	22,829

1987-2000	Diamond Drill	Echo Bay	251	216,059

2004-2005	Reverse Circulation	Newmont	13	22,080

2006-2009	Diamond Drill	Victoria	21	47,118

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Year	Drill Hole Type	Operator	Number of Holes	Length Drilled (ft)

2013-2017	Reverse Circulation	Premier	8	14,340

2012-2018	Diamond Drill	Premier	115	284,862

Total			1,397	1,127,481

Figure 7-6 through Figure 7-9 show 100-foot thick sample sections of drilling in the CSD-Gap, Helen, CSD and 2201 zones. Holes drilled by Premier are labeled and shown with thicker traces. Models of lithologic surfaces and 3-gram grade polygons are shown for reference.

Figure 7-6 Sample Section of CSD-Gap and Gap Hybrid Drilling

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Figure 7-7 Sample Section of Helen Zone Drilling

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Figure 7-8 Sample Section of CSD Zone Drilling

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Figure 7-9 Sample Section of 2201 Zone Drilling

Recent drill projects have predominantly been completed by coring, while RC drilling was used extensively to delineate historic pit and underground resources. Accordingly, the recently discovered Helen, 2201 and CSD-Gap zones were modeled almost exclusively using core holes, while the pit-proximal CSD Zone and low-grade lenses were modeled using a mix of RC and core. Table 7-2 details the proportion of core drilling used to model each zone. The authors have carefully reviewed the data and consider both core and RC data to be reliable.

Table 7-2 Type of Drilling by Zone

Zone	Mineral Lens Codes	Number of Holes	RC Composites	Core Composites	Total Composites	% Core

CSD Gap	220X	27	0	327	327	100

GAP Hybrid	500X	27	1	132	133	99

CSD	110X	269	1,276	699	1,975	35

Helen	310X, 320X, 330X, 340X	65	23	871	894	97

2201	130X, 140X	8	0	53	53	100

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Zone	Mineral Lens Codes	Number of Holes	RC Composites	Core Composites	Total Composites	% Core

Low Grade CSD, Gap and Gap Hybrid	22000	157	3,897	6,153	10,050	61

7.1.3.	Historic Drilling Methodology

Evan et al., (2011) described drilling protocols for Victoria:

“Victoria diamond drill holes NW-01 to NW-09, inclusive, were spotted by hand-held GPS. This included collar, foresight and backsight. Drill holes NW-10 to NW-15, inclusive, were surveyed by All Points North, registered Nevada Land Surveyors. A Brunton compass was used to set the drill head.

“All diamond drill holes were proposed and collared based on the property grid, which was referenced in a historical digital terrain map (DTM) created prior to full scale mining and reclamation.” (page 74)

“All Victoria diamond drilling was completed from surface retrieving whole core. The holes were collared HQ size and reduced down to NQ size dependent upon ground or drilling conditions. Drill muds were utilized to ensure consistent core recovery.” (pg. 71)

“Victoria downhole surveys were completed using a North Seeking Gyro (NSG) by Major Technical Services and International Directional Services. NSGs eliminated the need for sighting on surface (gyro-compass alignment) and offered high accuracy. Generally, NSG surveys were performed twice, once at mid-hole and again at hole completion. Readings of dip and azimuth were taken at nominal 50 ft intervals.

“RPA notes that no directional tests were taken during regular drilling operations. Holes NW-02 and NW-09A were unable to be downhole surveyed as the holes had to be abandoned due to poor ground conditions.” (Page 74)

Formal records of Newmont and Echo Bay drill procedures have not been located, but methods are assumed to have followed industry standard.

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7.1.4.	Current Drilling Methodology

7.1.4.1.	Drill Hole Placement

Initial surface collar locations are based on drill plan targeting – collar locations are marked in the field by a geologist using a handheld global positioning system (GPS) device loaded with coordinates from drill plans in either Gemcom or MapInfo project files. A wooden collar picket is marked with both the azimuth and dip designations. The azimuth is also painted in a line on the ground directly in-line with the collar picket allowing the drill rig to line up on the correct bearing from the collar location. The geologist re-confirms both azimuth and dip once the rig is lined up on the drill pad using a Brunton compass. After drilling is complete, holes are abandoned and marked with a metal tag cemented into the collar. A final collar location survey is performed by a professional contract surveyor. The project uses UTM NAD83 Zone 11N international feet coordinate system.

7.1.4.2.	Downhole Surveys

International Directional Services (IDS) of Elko performs downhole surveys on all drill holes. Holes are surveyed on 50-foot intervals using a north-seeking gyroscopic downhole survey tool.

7.1.4.3.	RC Drilling Procedures

Holes are drilled using industry standard RC drilling equipment. Samples are collected on five-foot intervals using a cyclone sample collector. The sample interval is written on the sample bag using permanent marker. Drilling advances are paused at the end of each sample run to ensure the complete sample has been collected and avoid contamination of the following sample. The optimum sample size collected is approximately one quarter to one half of a 17-inch by 22-inch sample bag (about 4.5 to 9 kg or 10-20 pounds.)

7.1.4.4.	Core Drilling Procedures

Core holes are drilled using HQ (about 3-inch diameter) core. Holes may be reduced to NQ (about 2.4-inch diameter) to permit continuation of a hole in difficult drill conditions. Premier has used both standard and triple-tube tooling. Triple-tube is preferable in broken ground because it facilitates placement of core into the core box, allowing the sample to remain more intact. Drilled material is placed in wax-impregnated core boxes. Drillers label the end of the core run to the nearest half of a foot, and measure and record the recovery in feet on wooden blocks, which are placed in the core box at the end of each drilled interval. Core boxes are labeled with company

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name, property, bore hole identifying number (BHID), box number and drilled interval. The authors believe the drilling procedures are adequate.

7.1.5.	Sampling Methodology

Boxed core is transported by i-80 personnel from Cove to the Lone Tree core storage yard adjacent to the logging facility. When a geologist is ready to log the hole, a geotechnician moves the core inside the logging facility, places it on logging tables and washes off any drill mud. A geologist records detailed geology data directly into acQuire software. Data fields include geotechnical, sampling intervals, lithology, alteration, oxide, sulfide, structure, point data, veins and density.

Sample intervals are chosen by the geologist based on detailed geologic observations. Sample intervals may range from ten feet to a minimum of one foot, with a maximum of five feet in areas of interest. The geologist marks sample intervals on the core and staples a sample ticket double-stub in the core box at the end of the sample interval. Sample IDs are automatically generated in acQuire, with a prefix that designates the project. Sample tickets are then printed out with sample IDs. Logged core boxes are photographed with a high-resolution camera while wet and then stacked on a wooden pallet prior to being moved to the sample cutting area.

The geologist prints a cut-sheet from acQuire software with the sample numbers and intervals and gives the cut-sheet to the geotechnician. The geotechnician places a sample bag in a five-gallon plastic bucket on the floor next to the core saw. The core is sawed in half, the left piece is placed into the sample bag, and the right piece goes back into the core box. In the case of broken core, the sampler does their best to divide the sample equally. Once the interval is split, the geotechnician takes one part of the double sample stub from the core box and staples it to the sample bag. The remaining sample stub remains in the core box for future reference. The geotechnician then ties the sample bag shut and marks the sample off the cut-sheet. The tied sample bags are stored in a sample bin for the lab driver to pick up.

The geologist assigns QAQC samples while logging targeting 5% blanks, 5% standards, and 2.5% field duplicates. The geologist attempts to place blanks after high-grade samples where available. The geologist also attempts to place standards proximal to mineralized zones with standard gold values approximately that of the mineralized zone gold values. However, since the gold value of the rock cannot be known prior to assay, the standard value may not always compare well to the mineralized zone. The geotechnician places the blanks and duplicates with their sample tags in the sample bin with the regular core samples. The standards are placed in a small sample bag with the corresponding sample ID. The standards corresponding to a single hole are then placed in a larger bag prior to shipment to the assay lab.

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The geologist completes a sample submittal sheet. The assay lab driver picks up the samples from the Lone Tree core shed and is given a chain of custody form with sample ID’s for the shipment. An electronic copy of the sample submittal form is emailed to the assay lab.

Drill hole status, such as splitting, sample dispatch date, batch ID, and dates of both preliminary and final results, are tracked in acQuire as well as on ALS Mineral’s online portal.

The authors believe the sampling procedures are adequate.

7.1.6.	Core Recovery

Historic core recovery was described by (Evan et al., 2011):

“Overall core recovery for Victoria’s diamond drilling at the Cove Project is estimated at 90%.

“In RPA’s opinion, these values are likely to be overestimated based on the broken nature of the samples retrieved.” (Page 86)

The average recovery for core drilled by Premier is about 90%, which is consistent with historic recovery measurements. Recovery is calculated by measuring the length of material between blocks in the core box and dividing that length by the drilled interval length. It is difficult to measure length accurately for a broken interval of core, and the tendency is to over-estimate recovery in broken intervals. This is a typical problem for drilling in Northern Nevada, and the authors believe that 90% is a reasonable estimate of recovery. Although any sample with less than 100% recovery is sub-optimal, the authors believe the samples provide a reasonable representation of the rock package.

7.2. Hydrogeology

7.2.1.	Sampling Methods and Laboratory Determinations

Hydrogeological data, including groundwater elevation measurements were collected in conjunction with exploration in pre-construction studies and later from hydrogeological studies in the pit and planned underground mining areas. Groundwater elevations were used to develop a piezometric surface and determine the direction of groundwater flow (hydraulic gradient),

A network of vibrating wire piezometers (VWPs) was the primary method of determining water levels to support of mine site characterization, see Figure 7 1 for collar locations of the VWPs. Some water levels were collected from wells. Most wells that were drilled underwent hydrologic testing to estimate aquifer parameters. These tests included short-term and long-term pumping tests. Data obtained from well testing were analyzed using industry standard analytical methods.

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Analytical and numerical groundwater flow models were developed based on 3D geological modeling and supported by the site-specific aquifer test analysis results.

The McCoy-Cove mine operated from 1985 to 2001. Dewatering occurred from 1988 until mid-2001 and utilized up to 24 dewatering wells, 13 sumps, and numerous horizontal drain holes. Dewatering water, apart from water that was consumed by the mining and milling processes, was placed in a series of rapid infiltration basins (RIB), located approximately one mile north of the pit, where the water infiltrated into the alluvium. In 2001, after mining ceased in the Cove pit and Cove underground, the project went into closure. Groundwater levels have been recovering since that time with the Cove pit forming a pit lake. All dewatering wells from the 1985 to 2001 program have been abandoned in accordance with Nevada Division of Water Resources (NDWR) regulations. Many of the historical monitoring locations from this era have also been abandoned in accordance with NDWR regulations. Existing alluvial monitoring wells, located in the vicinity of the McCoy-Cove mine, consist of heap leach pad monitoring wells, tailings dam monitoring wells, and RIB monitoring wells. Additionally, irrigation wells are monitored as part of the site’s Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (NDEP BMRR) Water Pollution Control Permit (WPCP).

According to permitting requirements, seven monitoring wells are sampled on a routine basis and analyses run for the State of Nevada Profile I suite at a certified analytical laboratory. Monitoring wells and exploration drill holes that have piezometers installed (VWPs) are monitored for piezometric heads. Surface water related to historical mine features is also monitored on a routine basis as required by various permits. Along with collar locations of the VWPs, the monitor well and test well locations are shown in Figure 7-10.

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Figure 7-10. Vibrating Wire Piezometer and Groundwater Monitor Well Locations

R. 42 E.
R. 43 E.
T. 29 N.
T. 28 N.
HE18-05
HE17-03
HE18-04
PW17-101
HE18-06
HE18-03
HE17-02
PG17-21
HE17-01
WE-02
HE18-07
WE-01
PG16-16
PG17-11
HE18-01z
iHE22-08
iHE22-03
iHE23-01
MW17-03
MW17-04
iHE22-04
MW17-02
iHE22-02
HE18-03
iHE22-05
MW17-01
LP-5B
LP-2D
iHE22-06
iHE22-07
TM3
TM4
TM5
EXPLANATION
Dewatering Test Wells
Piezometer Collar Locations
Piteau Test Well
Monitoring Wells
Cove Pit Outline
Basemap Credits: Source: Esri,
N
0
0.5
1
Miles

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7.2.2.	Hydrogeology Investigations

Throughout the span of various mine property owners and operators, the Project area has been the subject of multiple studies aimed at characterizing the hydrogeologic properties of the stratigraphy within the Project area and the surrounding region. Hydrologic Consultants, Inc. (HCI) conducted various hydrogeologic conceptualization studies and groundwater flow modeling studies in the 1990s and early 2000s. In the 2010s, Itasca performed an additional groundwater flow model update. The studies by HCI focused primarily on dewatering of the Cove Pit while the studies in the 2010s and 2020s focused on the hydrogeologic conceptualization of the Gap and Helen deposits and dewatering of these deposits along with dewatering of the Cove pit lake (Table 7-3).

Table 7-3 Summary of Hydrogeological Studies

Year	Title	Author

1990	Conceptual hydrogeologic model of Cove pit area as of June, 1990	Hydrologic Consultants, Inc.

1992	Updated conceptual hydrogeologic model and estimates of future dewatering costs as of September 1992	Hydrologic Consultants, Inc.

1993	Status report Cove pit dewatering program	Hydrologic Consultants, Inc.

1994	Updated conceptual hydrogeologic model and estimate of future dewatering costs for Cove pit	Hydrologic Consultants, Inc.

1995	Updated conceptual hydrogeologic model and estimate of future dewatering costs for Cove pit as of April 1995	Hydrologic Consultants, Inc.

1997	Hydrogeologic framework and numerical ground-water flow modeling of McCoy/Cove Mine, Lander county, Nevada	Hydrologic Consultants, Inc.

1997	Updated conceptual hydrogeologic model and predicted dewatering requirements for remaining life of McCoy/Cove mine	Hydrologic Consultants, Inc.

1999	1999 update of hydrogeologic framework and numerical ground-water flow modeling of McCoy/Cove Mine, Lander County, Nevada	Hydrologic Consultants, Inc.

2001	2001 update of numerical ground-water flow modeling for McCoy/Cove mine, Lander county, Nevada	Hydrologic Consultants, Inc.

2016	Numerical groundwater model and predictions of Cove pit-lake infilling , McCoy Cove Mine	Itasca

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2018	Cove Helen hydrogeologic characterization, numerical model update and preliminary dewatering plan	Piteau

2021	Groundwater flow modeling conducted for simulation of Cove Pit-Lake recover, Lander County, Nevada	Montgomery & Associates

2023	Flow modeling for the McCoy-Cove Project	Montgomery & Associates

2024	Flow modeling for the Cove Gap/Helen Project	Montgomery & Associates

In 2017 Au-Reka contracted with Montgomery & Associates (M&A) to provide hydrogeologic services. M&A installed VWPs and test wells, performed pumping tests, performed surface water monitoring, and developed and updated the numerical groundwater flow model of the project area.

7.2.3.	Hydrogeologic Description

The Hydrogeologic Study Area (HSA) lies within the Basin and Range province which stretches from the Sierra Nevada to the Wasatch Front. The HSA is shown in (Figure 7-11). The Project is located on the northeastern flank of the Fish Creek Mountains within the Lower Reese River hydrographic basin. The HSA comprises most of this basin along with portions of Middle Reese River, Antelope Valley, Jersey Valley, and Buffalo Valley hydrographic basins.

Areal recharge and groundwater underflow are the sources of groundwater in the HSA. Areal recharge occurs from infiltration of precipitation in the HSA either as direct recharge or as infiltration of runoff along streams. Underflow enters the HSA through Buffalo Valley, Middle Reese River Valley, and Antelope Valley. Groundwater leaves the HSA as underflow through Lower Reese River Valley and Jersey Valley, groundwater evapotranspiration through naturally occurring processes or from agriculture, and from mine use.

7.2.3.1.	Surface Water

Surface water occurs within the HSA as intermittent, ephemeral, and perennial streams, and as seeps and springs – see Figure 7 3. Most drainages and streams, including the Reese River, are intermittent or ephemeral and only flow during particularly wet years or large storm events. The Reese River, within the HSA is characterized as a series of muddy pools and only flows during wet seasons. Beginning in 2022, M&A began monitoring seeps and springs (Montgomery and Associates 2023). In 2023, additional seeps and springs were added to the group being monitored along with flows and wet/dry reaches of select drainages (Montgomery and Associates 2024a).

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M&A has continued to conduct these surface water surveys each year, with one sampling event during high spring runoff and a second in late fall during low flow (M&A 2023a, 2024a, and 2025).

7.2.3.2.	Groundwater

Geologically, the HSA is comprised of three general geologic assemblages: Paleozoic, Mesozoic, and Cenozoic. The Paleozoic rock assemblage accounts for the basement rock within the HSA. The Mesozoic assemblage overlays the Paleozoic and hosts the Project. The Cenozoic assemblage contains the many volcanic units within the HSA as well as the Quaternary alluvial sediments that comprise the basin fill.

Groundwater is generally believed to follow topography meaning that groundwater within the mountains and highlands flow down the topographic gradient toward the basin fill sediments. Groundwater flows within the basin fill sediments along or parallel to the valley axis towards discharge points. Groundwater discharge is to evapotranspiration zones such as playas, or out of the HSA by underflow. Historical mining and agricultural pumping have affected groundwater flow locally within the HSA.

Groundwater underflow in the alluvial sediments occurs along the HSA boundary in Buffalo Valley, Antelope Valley, and in the sediments beneath the Reese River at the southeastern corner of the HSA.

Historically groundwater pumpage has occurred due to agriculture in Buffalo Valley, Antelope Valley, and Lower and Middle Reese River Valleys. Due primarily to agricultural pumping, water levels are generally declining. Groundwater pumpage for mining has occurred during the historic McCoy/Cove mining and currently at the NGM Phoenix project located on the southern flanks of Battle Mountain at the northern edge of the HSA. At the McCoy/Cove mine, excess dewatering water was discharged to, and infiltrated into the basin fill sediments in Lower Reese River Valley.

Locally at the project, groundwater generally flows from the west or the upland areas towards the east and out into Lower Reese River Valley. This general flow is observed with the exception of the area around the Cove Pit lake which acts as a local evaporative sink.

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Figure 7-11 Hydrogeologic Study Area/Model Area

R. 38 E.
R. 39 E.
R. 40 E.
R. 41 E.
R. 42 E.
R. 43 E.
R. 44 E.
R. 45 E.
R. 46 E.
T. 32 N.
T. 31 N.
T. 30 N.
T. 29 N.
T. 28 N.
T. 27 N.
T. 26 N.
T. 25 N.
T. 24 N.
T. 23 N.
T. 22 N.
Reno
Las Vegas
Map Extent
Battle Mountain
Phoenix Mine
Buffalo Valley
Reese River
Reese River Valley
Tobin Range
8898 ft
769 ft
3689 ft
Lower Reese River Valley
Pleasant Valley
Jersey Valley
Fish Creek Basin
Reese River Valley
Shoshone Range
Carico Lake Valley
Valley of the Moon
Middle Reese River Valley
Antelope Valley
Augusta Mountains
Lander
Toiyabe
EXPLANATION
Model Area
NDWR Designated Basins
Cove Helen Underground Mine Project Boundary
Cove Pit Outline
N
0 2 4 6 8 10
Miles
Basemap Credits: World Topographic Map: California State Parks, Esri, TomTom, Garmin, SafeGraph,
G:\GIS-Tuc\Projects\1630\Report_maps\1630_35_NEPA-GW-model_2023\06\ArcPro\Cove_ET\Potential_Groundwater_ET_Zones.aprx 22Feb2024

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7.2.4.	Mine Dewatering

Beginning in 1988 wells were installed to dewater the Cove pit. As mining progressed additional wells were installed to augment the dewatering of the pit. Dewatering was accomplished through 24 dewatering wells, 13 sumps, and numerous horizontal drain holes.

Starting in mid-1989, dewatering wells pumped between 2,000 and 3,000 gpm in addition to the water pumped from underground sumps. As mining continued, additional dewatering wells were installed. By 1992, dewatering operations were producing over 10,000 gpm, reaching a maximum dewatering rate of nearly 23,000 gpm in late 1994, primarily from dewatering wells. The maximum annual dewatering rate in 1993 and 1994 was just over 19,000 gpm. Horizontal drains ranging from 300 to 600 feet long were installed to depressurize portions of the open pit highwall, primarily east of the Lighthouse Fault where water levels were higher. Average annual dewatering rates from 1988 through 2000 are shown in Figure 7-12.

Underground mining resumed beneath the pit in 1999 and continued until July 2001 with the bulk of the mining focused on the southeast corner below the Cove Pit. The final Cove Pit floor elevation of 3,895 feet was reached in October 2000 and dewatering achieved 675 feet of drawdown. After underground mining ceased in July 2001, the pit was partially backfilled with waste rock along the south and southwest walls and dewatering activities were scaled back. Several of the dewatering wells were kept in operation for an additional 6 months and their production was pumped into the pit lake to quickly submerge sulfide-bearing waste rock that was placed near the bottom of the pit. The pit lake has reached an elevation of 4,628.1 ft amsl as of June 2023.

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Figure 7-12 Historical Cove Dewatering Rates

7.2.5.	Dewatering Discharge

Historic dewatering operations at McCoy-Cove mine occurred between 1988 and 2001, see Figure 7 12 showing the annual dewatering rates. Most pumped groundwater was discharged into RIBs located northeast of the Cove Pit. Annual average infiltration rates at the historic RIBs ranged between approximately 3,400 gpm and 17,500 gpm. The yearly average RIB infiltration rates are shown on Figure 7-13.

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Figure 7-13 Historical Discharges to RIBs

7.2.6.	Groundwater Flow Model

The first groundwater flow model at Cove was prepared by HCI, in the early 1990s with continued updates through 2001. Modeling was restarted in the mid-2010s by Itasca and Piteau to estimate dewatering needs for the Gap and Helen deposits. In 2021 M&A updated the groundwater flow model (Montgomery and Associates 2021). Over the past five years M&A has updated and recalibrated the groundwater flow model two additional times; with the most recent model prepared for NEPA baseline characterization (Montgomery and Associates 2023b, 2024b).

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7.2.6.1.	Model Overview

The numerical groundwater flow model code used for this study is MODFLOW-USG (Panday, et al., 2017). This model code is an unstructured grid version of the 3D finite-difference code MODFLOW (McDonald and Harbaugh, 1988). MODFLOW-USG allows for horizontal and vertical grid refinement in areas of interest while allowing for coarser gridding on the regional scale.

As shown on Figure 7-11 and Figure 7-14, the numerical groundwater flow model area is approximately 1,200 square miles. The model grid’s horizontal discretization uses quadtree refinement which subdivides each “parent” cell into 4 “children” cells. The model grid has 5 levels of quadtree refinement. The largest parent cell has an equal x-y length of 3,200 feet which is sequentially divided into x-y lengths of 1,600 feet, 800 feet, 400 feet, and 200 feet. The 3,200 feet by 3,200 feet grid cells are used to simulate the regional areas outside of the McCoy-Cove and Phoenix mine sites. The level of refinement increases as the model cells approach the mine sites. The smallest refinement cell, 200 feet by 200 feet, is located within the immediate area of the mine sites.

The top of the model is defined by the land surface. The base of the model is set uniformly to be at zero ft amsl to reduce the potential interactions between the model bottom boundary and mine dewatering stresses. The geologic units within the Model Area are grouped into hydrogeologic units (HGU). The model’s vertical discretization is based on the geologic model of the hydrostratigraphy. Each HGU is assigned a single or multiple layers depending on its total thickness.

The historical simulation begins on December 31, 1978, and ends on January 1, 2024. The first stress period lasts one day and simulates steady-state conditions representative of pre-development conditions. Stress periods two through 10 last one year and simulate transient conditions through 1987. Stress periods 11 and 12 simulate 1988 with stress period 12 representing the beginning of the McCoy-Cove mining. Annual stress periods are resumed until stress period 25, which ends on July 31, 2001, when McCoy-Cove mining operations stopped, and the Cove Pit Lake filling began. Stress period 26 simulates the time it takes from August 1, 2001, through January 31, 2002, to fill the pit lake by pumping from several McCoy-Cove dewatering wells. The pit lake was intentionally quick filled with water to stabilize the geochemistry. Annual stress periods continue through 2018. 2019 is divided into many stress periods to simulate the aquifer testing conducted in 2019. Annual stress periods then resume for 2020 through 2022. 2023 is also divided into many stress periods to simulate the aquifer testing conducted in 2023.

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Figure 7-14 Model Grid Extent

R. 38 E.
R. 39 E.
R. 40 E.
R. 41 E.
R. 42 E.
R. 43 E.
R. 44 E.
R. 45 E.
R. 46 E.
T. 33 N.
T. 32 N.
T. 31 N.
T. 30 N.
T. 29 N.
T. 28 N.
T. 27 N.
T. 26 N.
T. 25 N.
T. 24 N.
T. 23 N.
T. 22 N.
Buffalo Valley
Lower Reese River Valley
Jersey Valley
Middle Reese River Valley
Antelope Valley
EXPLANATION
Cove Helen Underground Mine Project Boundary
Cove Pit Outline
Model Area
NDWR Designated Basins
Cove Model Grid
N
0
10
Miles
Basemap Credits: World Imagery: Earthstar
G:\GIS-Tuc\Projects\1630\Report_maps\1630_35_NEPA-GW-model_202306\ArcPro\Cove_Model\Cove_Model_Grid_Plan_View.aprx 29Feb2024

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7.2.6.2.	Model Calibration

Numerical model calibration is the process used to simulate hydrogeologic conditions measured in the past and adjust model parameters so that simulated historical conditions can be approximated. This process is often called history matching because the numerical model is used to match historical conditions. The hydrogeological conditions used for history matching include historical groundwater levels and changes in groundwater levels, surface water flows, and groundwater flows. Calibration is performed on historical water levels, estimated groundwater budgets, and the aquifer tests performed in 2019 and 2023 using pumping from WE01 and WE02 test wells.

From the late 1980s through the middle of 2001, McCoy-Cove dewatering operations lowered water levels in the vicinity of the Cove Pit. After dewatering ceased in 2001, water levels began to recover, and the Cove Pit Lake formed. In the pit, and on the northern and eastern side of the Cove Pit, the simulated and observed water levels closely match. This match between observed and simulated water levels indicates the model bulk hydraulic properties in the pit and to the north and east are representative of actual hydraulic properties. Hydrographs from the western and southern sides of the Cove Pit tend to under-simulate the observed drawdown (Figure 7-15). The underprediction of the simulated drawdowns likely means that the simulated hydraulic conductivities to the west and south of the pit are slightly higher than actual. The simulated and observed Cove Pit Lake filling curves are tightly correlated (Figure 7-16). The correlation between simulated and observed pit lake stages is an indicator that the bulk hydraulic properties surrounding the Cove Pit are reasonably represented within the model.

The steady state residual mean is 19 feet, which means that on average the simulated steady state, pre-development water levels are 19 feet lower than observed. The transient residual mean is -27 feet, indicating the transient simulated water levels are on average 27 feet higher than observed. The absolute residual mean is a measurement of the average magnitude of the residual, with 38 feet and 63 feet the absolute residual mean for the steady state and transient periods, respectively. When evaluating model calibration, a scaled statistic of less than 10% is evidence of a reasonable model calibration and is calculated by dividing the statistic by the observation range. All scaled statistics calculated for the model are below 10% and indicate an adequately calibrated model.

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Figure 7-15 Representative Simulated and Observed Hydrographs around the Cove Pit Lake

C40-89
CV-1049
CV-814
COV-471
COV497-2
COV-514
CV-537
CV-582
CV-1026
Water Levels (ft asl)
4700
4600
4500
4400
4300
4200
4100
4000
1980 1985 1990 1995 2000 2005 2010 2015 2020
R. 42 E.
R. 43 E.
T. 29 N.
T. 28 N.
HE18-05_1680
HE18-05_2000
C20-92
HE18-04_1350 HE18-04_1050
HE17-03_1480
HE17-01_1390
HE17-02_1700
BTA-90
HE18-06_1650
HE18-06_2000
HE18-06_2390
C40-89
HE18-07_1200
HE18-07_1575
HE18-07_1850
COV497-1
COV497-2
COV0486
CV-1027
COV-513
PG17-11_1650
PG17-11_1930
COV-514
CV-758
CV-1050
CV-814
CV-1031
CV-1030
CV-1049
CV-1064
CV-537
CV-809
CV-1025
CV-543
CV-582
WPCP_MW17-1
CV-1094
CV-579
COV-471
CV-540
CV-1026
COV-467
C19-92
CV-1022
C1-93
CV-746
N
0
2,000
Feet

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Figure 7-16 Simulated and Observed Cove Pit Lake Stage

Table 7-4 Calculated Model Calibration Statistics

Group	Steady State	Transient	Total

Number of Locations	62	144	252

Number of Observations	63	3,429	3,538

Observation Range	2,661	1,011	3,344

Residual mean (feet)	19	-27	-25

Absolute residual mean (feet)	38	63	63

Root mean square error (feet)	69	94	95

Scaled root mean square error (feet)	2.6%	9.3%	2.8%

Scaled absolute mean residual (feet)	1.4%	6.2%	1.9%

7.2.6.3.	Predictive Groundwater Flow Modeling of Dewatering for Gap and Helen Mining

The proposed Project will mine the Gap and Helen deposits beneath the bottom of the westernmost portion of the Cove Pit and extend to the west-northwest of the Cove Pit. The underground mine begins with the decline at the surface along the northern side of the Cove Pit and then extends

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down to approximately 3,400 ft amsl. With the decline primarily constructed down to the approximate water table of 4,630 ft amsl, mining down to the 3,400 ft level would occur over 9 years from 2029 through the end of 2037 (Figure 7-17).

Figure 7-17 Projected Mine Elevation for Dewatering During Life of Mine

Dewatering will be required because the ore body is hosted entirely below the current water table. The hydrogeological impacts from the proposed Project are largely related to the required dewatering of approximately 1,000 feet during the first couple of years of mining ending in

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2030. To simulate Helen and Gap mining, the groundwater model is temporally extended through the end of mining, 2037, and then for an additional 500 years to simulate post-mining hydrogeologic recovery.

Predictive modeling is undertaken to simulate the dewatering efforts needed for the Project in addition to its related simulating hydrogeological impacts. Figure 7-18 shows the simulated water levels of the Cove Pit Lake and of 2 representative locations within the Project underground workings: one in the Gap deposit and a second in the Helen Deposit. As evidenced by the dashed lines, simulated water levels are just above or below the workings during the life of mine. Figure 7 10 also shows that the simulated stage from the pit lake drops below the bottom of the pit lake by the end of 2032, resulting in the pit lake being completely dewatered.

Figure 7-18 Simulated Water Levels During the Life of Mine

Dewatering will occur through direct pumping from the Cove Pit Lake and from dewatering wells. Dewatering rates through 2037 are shown on Figure 7-19. The water to be managed peaks in 2027 at approximately 55,000 gallons per minute (gpm) and declines to approximately 24,000 gpm at the end of 2037. Pit lake pumping also peaks in 2027 at approximately 27,500 gpm and declines to nothing when the pit lake becomes dewatered at the end of 2032. Well dewatering peaks in 2028 at approximately 33,000 gpm. Dewatering was simulated using 15 wells screened through the vertical extent of the underground workings and extending down approximately 100 ft below the workings. Dewatering well locations are shown in Figure 7-20. Of these 15 dewatering wells, 2

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are the existing test wells (WE-01 and WE-02). The remaining 13 dewatering wells will need to be constructed.

Figure 7-19 Simulated Dewatering Rates

60,000
50,000
40,000
30,000
20,000
10,000
0
Rate (gpm)
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
Year
Surface Dewatering
Pit-Pumping
Total Dewatering
Residual Passive Inflow

Residual passive inflow (RPI) represents seepage water within the underground workings that would need to be managed and sumped. RPI is limited to approximately 100 gpm throughout the predictive simulation. All managed water is discharged to RIBs. The peak annual discharge to RIBs is approximately 43,000 gpm in 2028. The annualized average discharge rate to the RIBs declines from the peak value in 2028 to approximately 24,000 gpm in 2037.

7.2.6.4.	Groundwater Model Summary

A numerical groundwater flow model was developed to estimate dewatering rates required for the Project. Existing hydrologic datasets, including measured water levels and results from pumping tests, were used to calibrate the numerical flow model. Following model calibration, the model was used to simulate predictive dewatering rates.

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Figure 7-20 Dewatering Well Field Locations Used For Predictive Modeling

Cove Pit Outline
Underground Workings Extent
Surface Dewatering Wells
SDW-20
SDW-01
SDW-18
SDW-05
WE-02
SDW-02
SDW-11
WE-01
SDW-06
SDW-19
SDW-04
SDW-17
SDW-16
SDW-15
SDW-07
1,000
0
1,000
2,000
3,000
4,000
5,000 ft

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8.	Sample Preparation, Analysis and Security

8.1.	Pre-2012

Of the 21 Echo Bay RC holes, only seven were presented with assay results. RPA was unable to determine the sample preparation laboratory or procedures for the Echo Bay and Newmont RC holes. RPA assumes that they were prepared to industry standards at the time either in-house or at a commercial facility. The Echo Bay samples were analyzed by Rocky Mountain Geochemical Corp. in West Jordan, Utah. The Newmont samples were analyzed by ALS Chemex in Sparks, Nevada. As per the ALS Chemex certificates, pulp samples were received and a 50-element aqua regia inductively coupled plasma (ICP) analytical package (ME-MS41) was run. The ICP elements, and their ranges in ppm or percent, are listed below:

Table 8-1 Pre-2012 ICP Analysis

Ag	0.01-100	Cu	0.2-10,000	Na	0.01%-10%	Ta	0.01-500

Al	0.01%-25%	Fe	0.01%-50%	Nb	0.05-500	Te	0.01-500

As	0.1-10,000	Ga	0.05-10,000	Ni	0.2-10,000	Th	0.2-10,000

B	10-10,000	Ge	0.05-500	P	10-10,000	Ti	0.005%-10%

Ba	10-10,000	Hf	0.02-500	Pb	0.2-10,000	TI	0.02-10,000

Be	0.05-1,000	Hg	0.01-10,000	Rb	0.1-10,000	U	0.05-10,000

Bi	0.01-10,000	In	0.005-500	Re	0.001-50	V	1-10,000

Ca	0.01%-25%	K	0.01%-10%	S	0.01%-10%	W	0.05-10,000

Cd	0.01-1,000	La	0.2-10,000	Sb	0.05-10,000	Y	0.05-500

Ce	0.02-500	Li	0.1-10,000	Sc	0.1-10,000	Zn	2-10,000

Co	0.1-10,000	Mg	0.01%-25%	Se	0.2-1,000	Zr	0.5-500

Cr	1-10,000	Mn	5-50,000	Sn	0.2-500

Cs	0.05-500	Mo	0.05-10,000	Sr	0.2-10,000

Note: ppm unless otherwise indicated

Fire Assay (FA) with an atomic absorption (AA) finish was utilized for gold assays (Au-AA23 package). Any gold FA values over 3 ppm were rerun by gravimetric methods (Au-GRA21). The detection limit for both gold assaying methods was 0.005 ppm. (Roscoe Postle Associates Inc., 2017)

Victoria’s Cove samples were all prepared and analyzed by the Inspectorate assay laboratory located in Sparks, Nevada. The following discussion relates specifically to Victoria’s samples.

8.1.1.	Sample Preparation Procedures

Upon receipt by Inspectorate the core samples were reviewed, sorted, and oven dried (230oF). The samples were crushed to +80% passing 10 mesh by jaw crusher and pulverized to +90% passing

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150 mesh by ring and puck. The samples were then split by a splitter; one half of the sample was set aside as the “reject” and the remaining half sample split again. This process was continued until the sample equalled three-fourths of the volume of a pulp envelope. The total rejects were tied, tagged, and palletized.

8.1.2.	Laboratory Analysis Procedures

Gold assays were first run by FA with an AA finish with a detection limit of 5 ppb. Any gold FA values over 3 ppm were rerun by gravimetric methods. Silver assays were also run by FA/AA with a detection limit of 0.1 ppm.

A summary of Inspectorate’s FA method is described below:

●	Samples are received from weigh-room in labelled envelopes;

●	Crucibles are set up in trays of twenty by numbers assigned from Laboratory Information Management System (LIMS);

●	Crucibles are charged with the appropriate type and amount of flux;

●	Samples are transferred from the envelopes to the appropriately labelled crucible, copper spikes are inserted, and inquarting is conducted;

●	Additional reagents are added to the crucible if needed and sample and flux is mixed with cover flux added on to the top of charge;

●	Crucibles in sets of 80 charges are then loaded into pre-heated gas fusion furnace and fusion is conducted for one hour at 2,100°F;

●	Upon completion of fusion, molten lead-slag is poured into numbered conical moulds. Unsatisfactory fusions are submitted back to the weighing room for reweigh;

●	Fusions are allowed to cool and the moulds are transferred in order to the slagging station. Slag is removed with hammer, and lead buttons are cubed and placed in numbered trays;

●

MgO cupels are heat treated in the cupel furnace at 1,800°F for a minimum of five minutes to drive off moisture. Cupels are then carefully evaluated for cracks or erosion and are discarded accordingly;

●	Lead buttons are loaded into cupels in order and the set is then loaded with a fork into an electric oven set at 1,800°F;

●	Upon full cupellation (lead adsorption), the cupels are allowed to cool and the resulting Ag ± Au prills are placed into numbered trays;

●	For AA finish, the prills are dissolved in aqua regia and analyzed on the ICP; and

●

For gravimetric finish, the prills are placed in parting cups, approximately two-thirds full with 20% Nitric Acid to dissolve the silver, and then heated on a hotplate at 125°F until parted. The gold bead is then allowed to cool, transferred to cups, rinsed with cold de-

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ionized water, and allowed to dry. The cups are fired at 1,560[o]F for approximately five minutes, and then allowed to cool. The resulting doré bead is weighed on a microbalance.

A multi-element ICP analytical package was also run for most samples. The ICP elements determined including their detection limits in ppm are presented below:

Table 8-2 ICP Analysis 2012 - 2018

Ag	0.1-100	Co	1-10,000	Mg	100-100,000	Sc	1-10,000

Al	100-100,000	Cr	1-10,000	Mn	5-10,000	Se	0.2-1,000

As	5-10,000	Cu	1-10,000	Mo	1-10,000	Sr	0.2-10,000

B	10-10,000	Fe	100-100,000	Na	100-100,000	Ti	100-100,000

Ba	10-10,000	Ga	0.05-10,000	Ni	1 -10,000	TI	10-100,000

Bi	2-10,000	Hg	3-100,000	P	10-50,000	V	1-10,000

Ca	100-100,000	K	100-100,000	Pb	2-10,000	W	10-5,000

Cd	0.5-1,000	La	2 -10,000	Sb	2-10,000	Zn	2-10,000

8.1.3.	Security

Security measures taken to ensure the validity and integrity of the samples collected included:

●	Chain of custody of drill core from the drill site to the core logging area;

●	Buildings were kept locked when not in use;

●	Core sampling was undertaken by technicians under the supervision of Victoria geologists;

●	All intersections were kept in the Reno office; and

●	Inspectorate was storing all the rejects and pulps indefinitely.

8.2.	Premier 2012-2018

Drill hole samples collected by Premier were sent for assay analyses to three independent laboratories:

●	American Assay laboratory, Sparks, Nevada, accredited ISO/IEC 17025:2005;

●	Inspectorate America Corporation, Sparks, Nevada, accredited ISO 9001:2008 and ISO/IEC 17025:2005; and

●	ALS Minerals, Vancouver, British Columbia, accredited ISO/IEC 17025:2005.

From 2012 until end of 2014, samples were sent for analyses to Inspectorate laboratories. Starting with 2015, samples were sent to ALS. The pulp sample checks were sent to the American Assay laboratory.

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The sample preparation and gold FA procedures for the Premier 2012-2016 drilling programs at all the laboratories are essentially the same as described above except that gold FA results greater than 10 g/t Au are re-assayed by FA/gravimetric.

In addition to the fire assay analysis, the 2016-2022 program included analysis of gold and silver by screen metallic methods when visible gold was noted in the polymetallic sheeted veins intercepted in the 2201 zone. The program also incorporated a 42-element, four-acid, ICP-mass spectrometry, ultra-trace level analysis.

The sample preparation, analysis, and security procedures at the Project are adequate for use in the estimation of Mineral Resources.

8.3.	i-80 2023-Present Underground Resource Conversion Drilling

When sampling is complete for a hole, the sample bin is picked up by a driver for ALS Minerals and delivered to the assay lab. ALS is independent of i-80. ALS Minerals is ISO 9001 and 17025:2017 certified. Samples are dried, weighed, screened, crushed to 70% passing 10 mesh, split to 250g with a riffle splitter, then pulverized to 85% passing 200 mesh. Samples submitted through ALS Minerals (4977 Energy Way, Reno, NV 89502 or 1345 Water St. Elko, NV 89801) were analysed for Au using 30g fire assay, aqua regia digestion with AAS finish (code Au-AA23), with detection range 0.005 to 10 ppm Au. Samples with an Au result greater than 10 ppm Au were analysed using 30g fire assay with gravimetric finish (code Au-GRAV21), detection range 0.05 to 10,000 ppm Au. Samples are also assayed with a 48 element suite (code ME-MS61) using 0.5g 4-acid digestion with ICP-AES finish. For samples containing >2 ppm Au an additional assay is performed for Hg by ICP-MS (Hg-MS42). The ALS ICP-AES facility is located at 2103 Dollarton Hwy, North Vancouver, BC, Canada. This drill program is ongoing and has not been included in the current resource estimate.

Cut core is stored on pallets at the Lone Tree core yard. Coarse rejects are returned from the assay lab and stored in 55-gallon drums at the Lone Tree core yard. Leftover sample pulp material is returned from the assay lab and stored in the pulp warehouse at Lone Tree.

8.4.	Quality Assurance and Quality Control

8.4.1.	Standards and Blanks

A total of 69 different blank and gold standard reference materials have been used at Cove. Table 8-3 presents the results of the most frequently assayed materials. The null hypothesis test compares the calculated t-statistic to the t value for a 95% confidence level. Acceptance of the test indicates that the lab mean is within the 95% confidence limit of the standard value. A rejection result from the test does not necessarily mean the data is not representative of the expected value but rather

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that the test was inconclusive. Groups which have a high out limit frequency are not necessarily reject by the t-test if the standard deviation for the group is not excessively high.

Table 8-3 Gold Blank and Standard Summary Statistics

ID	Count	Lab Mean PPM	Lab Std Dev	Out of Limit Rate	Std. Value PPM	t-statistic	ta /2	Null Hypothesis Test

Blank	1880	0.054	0.626	14%	0.005	3.380	1.646	Reject

CDN-GS-P8C	166	0.777	0.108	3%	0.784	(0.843)	1.974	Accept

CDN-GS-P4E	392	0.519	0.412	3%	0.493	1.256	1.966	Accept

SP37	283	17.892	2.560	0%	18.140	(1.631)	1.968	Accept

CDN-ME-1301	150	0.550	0.434	20%	0.437	3.180	1.976	Reject

CDN-GS-22	144	22.600	2.523	14%	22.940	(1.618)	1.977	Accept

CDN-GS-5L	193	4.747	0.551	10%	4.740	0.180	1.972	Accept

OREAS 503b	116	0.695	0.013	0%	0.695	(0.086)	1.981	Accept

G912-1	109	7.356	0.112	0%	7.290	6.132	1.982	Reject

OxJ120	107	2.365	0.044	45%	2.365	0.033	1.983	Accept

CDN-GS-5H	99	4.004	1.930	48%	3.840	0.847	1.984	Accept

CDN-GS-2M	85	2.917	3.865	22%	2.210	1.686	1.989	Accept

CDN-GS-12	77	9.423	1.770	32%	9.980	(2.760)	1.992	Reject

CDN-GS-11	63	3.398	0.877	21%	3.400	(0.020)	1.999	Accept

CDN-GS-4D	47	3.839	0.408	19%	3.810	0.483	2.013	Accept

G307-7	32	7.964	0.102	0%	7.750	11.837	2.040	Reject

SQ48	45	30.229	0.327	22%	30.250	(0.433)	2.015	Accept

OXI81	43	1.815	0.126	28%	1.807	0.418	2.018	Accept

OXD87	34	0.412	0.024	18%	0.417	(1.162)	2.035	Accept

CDN-GS-30	33	33.553	0.786	3%	33.500	0.390	2.037	Accept

G909-4	33	7.496	0.176	0%	7.520	(0.770)	2.037	Accept

CDN-GS-15B	31	15.619	2.179	13%	15.980	(0.924)	2.042	Accept

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Figure 8-1 Blank Assay Results

Figure 8-2 SP 37 Standard Reference Material Results

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Figure 8-3 CDN-GS-22 Certified Reference Material Results

Figure 8-4 CDN-GS-5H Certified Reference Material Results

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Figure 8-5 GS912-1 Certified Reference Material Results

8.4.2.	Duplicate Assays

Duplicate assays are performed under two scenarios. The geologist can instruct the lab to duplicate the pulp of a specified sample (Figure 8-6) or the pulp can be sent to another lab for check assay (Figure 8-7). Both types of duplicates show good replication of assay values.

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Figure 8-6 Prep Duplicates - ALS Reno

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Figure 8-7 Lab Check Duplicates

It is the authors opinion that the sample preparation, security, and analytical procedures are adequate for the estimation of Mineral Resources.

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9.	Data Verification

Practical Mining received the McCoy Cove drill hole database from Premier’s Geology team. Premier exported the data as csv files for Practical Mining from Maxwell Geoservices software. The authors imported the data into Maptek Vulcan software and identified holes within the resource area. The authors selected 5 percent of holes from the resource dataset for detailed review. The selected holes are a spatial and temporal sampling of the data, the majority consisting of holes drilled by Victoria and Premier because most older holes are in the mined area and supported by past production. Premier supplied copies of the raw data for the selected holes to the authors.

The authors compared the raw data with the corresponding records in the database. Records reviewed include assay values for gold and silver, collar location surveys, and downhole deviation surveys. The authors observed no significant problems with the data, and conclude the data is suitable for use in the resource estimation.

The authors did not observe any mismatches between assay certificates and the database. Minor inconsistencies in the handling of missing data were noted. Sampled intervals which lack assay data typically have a blank cell in the assay column of the csv, but holes AX-10 and AX-22 contained negative values. Those holes were subsequently corrected by re-importing into Maxwell Geoservices software. All missing data cells were assigned -99 for use in Vulcan software, including holes AX-10 and AX-22, so the database inconsistency did not affect the estimation.

Collar surveys are collected by professional land surveyors and reported to Premier in Excel spreadsheets. Collar surveys are occasionally duplicated on subsequent surveyor visits, and surveys will vary slightly due to limits in precision. The authors noted one collar with a slight mismatch between the surveyor’s spreadsheet and the database, however the small difference in distance has an insignificant effect on hole placement and may be attributed to multiple surveys of the same collar.

The authors did not observe any mismatches between downhole survey reports and the database. Table 9-1 summarizes the scope of the detailed drill data review.

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Table 9-1 Data Review Summary

	Holes in Data Set	Holes Audited	Collar Survey Coordinates Reviewed	Downhole Surveys Reviewed	Assay Certificates Reviewed

Number of Drill Holes	1,397	70	70	70	88

Percent of Population Reviewed		5%	5%	5%	6%

All holes were checked for overlapping intervals using Vulcan, and there were none. Hole traces were viewed in Vulcan to confirm there were no extreme survey deviations. Lithology was viewed in Vulcan to confirm that the geology model conforms to the geology data.

In summary, the authors observed no significant problems with the data, and conclude the data is suitable for use in the resource estimation.

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10. Mineral Processing and Metallurgical Testing

10.1.	Historical Metallurgical Test Work

Metallurgical testing reviewed in regard to the Cove Project including date, laboratory, and listed accreditation are shown in Table 10-1.

Table 10-1 Metallurgical Testing Programs

Date	Laboratory	Accreditation	Program
2008	Kappes Cassiday & Associates (KCA) 7950 Security Circle Reno, NV 89506	No certifications listed on website. Independent of i-80.	Whole Ore Leaching and Flotation Tests;
2009	Kappes Cassiday & Associates (KCA) 7950 Security Circle Reno, NV 89506	No certifications listed on website. Independent of i-80.	Roasting and Cyanidation of Calcine, Hot Lime Treatment, and Flotation Tests
2017	SGS Lakefield Research Ltd. (SGS) 185 Concession St, Lakefield, ON K0L 2H0, Canada	Conforms to the requirements of the ISO/IEC 17025 standard for specific registered tests. Independent of i-80.	Whole ore leaching, roasting, pressure oxidation and cyanidation of oxidation products
2021	Kappes Cassiday & Associates (KCA) 7950 Security Circle Reno, NV 89506	No certifications listed on website. Independent of i-80.	Whole ore chlorination oxidation and leaching
2022	FLSmidth Minerals Testing and Research Center 7068 S. FLSmidth Dr Midvale, UT 84047	No certifications listed on website. Independent of i-80.	Whole ore pressure oxidation

10.1.1.	2008 KCA Program

The 2008 KCA test program was conducted on nine (9) composites from the Helen Zone. The testing included:

●	Bottle Roll direct cyanidation of each composite;

●	Bottle roll Carbon-In-Leach (CIL) cyanidation of each composite; and

●	Rougher and Scavenger Flotation on each composite.

The whole ore cyanidation tests gave generally poor gold extractions ranging from 1% to 23%.

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The CIL cyanidation tests gave higher gold extractions ranging from 49% to 82%.

The difference between the whole ore cyanidation and the CIL cyanidation indicates a pregnant solution robbing (“preg robbing”) component in the composites tested.

The flotation tests gave gold recoveries into a concentrate ranging from 24% to 59%. The corresponding concentrate weight recoveries ranged from 9 to 13%.

The flotation tests gold recoveries were low and did not demonstrate a strong amenability towards flotation.

Based on the suspicion that the relatively poor cyanidation results from the 2008 testing were due to the preg-robbing carbonaceous content of the materials tested the 2009 KCA test program investigated three types of processes to mitigate the effects of carbonaceous matter. Testing was conducted using a composite constructed from the composite remains from the 2008 program. The testing included:

●	Head Characterization for Carbonaceous and Sulfide Material in 2008 Drill hole interval samples used in 2008 composite construction;

●	Roasting followed by cyanidation of calcine using both direct cyanidation and CIL cyanidation of the calcines;

●	Hot Lime treatment of the Composite; and

●	Flotation.

The head analyses indicated organic carbon contents ranging from 0.03% to 0.96% with an average of 0.44%. The sulfide sulfur content ranged from 0.15% to 1.79% with an average of 1.02%. The assays confirmed the presence of carbonaceous material as well as potential refractory aspects related to sulfide sulfur content.

Roasting tests were conducted using a 650°C for two hours. The gold extraction for the direct cyanidation of the calcine was 87% while the extraction using CIL cyanidation of the calcine was 90% which indicates that after calcination there are still active preg-robbing factors.

The hot lime treatment was conducted on a sample of the composite ground to 80% passing 74 µm to which a lime addition of 100 lbs/ton was made. Hot lime treatment may be effective in recovering previously preg-robbed gold. The slurry was heated to 100°C and agitated for 8 hours. The slurry was then leached with cyanide. The gold extraction for the hot lime test was 40%.

Two flotation tests were conducted, the first using a rougher, scavenger, cleaner simulation, the second simulating four stages of rougher flotation. The gold recovery from the first test was 54%

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into a concentrate with a 17.6% weight recovery. The second test gave a gold recovery of 31% into a concentrate with a weight recovery of 20.7%.

10.1.2.	2009 KCA Program

The 2009 tests confirmed the presence of carbonaceous material, the likely cause of preg-robbing observed in the whole ore cyanidation tests.

The tests indicated that roasting and calcine cyanidation may be an effective treatment for the material tested. The hot lime treatment and flotation tests did not match the roast and calcine cyanidation gold recoveries.

10.1.3.	2017 SGS Programs

Eleven composites from the Helen Zone and ten from the Gap were sent to SGS Canada Inc., Lakefield, Ontario, Canada in 2017. The samples were selected from drill holes and drill hole intervals to provide spatial representation of the deposits both vertically and horizontally. The primary objectives of the test program included:

●	Head grade characterizations of the physical and metallurgical properties of each resource to meet requirements for third-party processing;

●	Provide preliminary metallurgical data for the resource targets for potential metallurgical third-party processing;

●	Determine precious metal extractions, and deportments, reagent consumptions, with the following process routes:

○	Whole ore leaching;

○	Roasting followed by calcine leaching; and

○	Pressure oxidation followed by leaching of neutralized slurry.

●	Roasting and pressure oxidation test conditions used were based on those provided by a potential third-party toll processor.

The SGS program scope did not include testing to optimize roasting or pressure oxidation conditions nor to develop process design data a purpose-built processing facility for Cove.

Gold head grades for the samples were:

●	Helen samples averaged 11.7 g/t Au, ranging from 4.50 g/t Au to 32.6 g/t Au;

●	Gap samples averaged 17.1 g/t Au, ranging from 4.38 g/t Au to 37.6 g/t Au.

Baseline leach tests showed the extreme refractory nature of the Cove deposit. Results from 24 hours leaching showed:

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●	Helen samples averaged 10.8% Au recovery, skewed by one test with a recovery of 90.8% Au. Without this result, the average is 2.5% Au.

●	Gap samples averaged 1.2% Au recovery.

Roasting conditions used are shown in Table 10-2.

Table 10-2 Roasting Test Conditions

Conditions	Value

Stage 1:

Temperature:	530°C

CO2 flow:	0.8 L/min

O2 flow:	1.2 L/min

Time:	30 min

Stage 2:

Temperature:	570°C

O2 flow:	2 L/min

Time:	15 min

The roasting and calcine leach tests showed the following:

•	Sulfide oxidation with the Helen composites ranged from 85.9% to 97.0% while for the Gap composites ranged from 87.9% to 98.1%;

•	Carbonate oxidation was inconsistent, but the Helen composites was generally low but with the Gap composites was somewhat higher. Low carbonate concentrates often resulted in negative oxidations;

•	Gold leach recoveries from the Helen composite calcines was variable ranging from 63.5% to 90.8%;

•	Silver leach recoveries from the Helen composite calcines was variable ranging from 9.6% to 56.5%;

•	Gold leach recoveries from the Gap composite calcines was variable ranging from 54.4% to 89.4%; and

•	Silver leach recoveries from the of Gap composite calcines was also variable ranging from 23.1% to 77.0%.

Pressure oxidation (POX) tests were conducted under fixed conditions and not for optimization of oxidation conditions. The tests were conducted under the following conditions:

•	225°C;

•	60 minutes retention time;

•	700 kPa oxygen overpressure.

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The pressure oxidation and oxidation product leach tests showed:

•	Pressure oxidation resulted in high sulfide oxidation of both Helen and Gap samples;

•

Carbonate removal in the Helen composites averaged 97.2% while carbonate removal in the Gap composites averaged 82.5% but this average was skewed lower from two Gap composites having very low head carbonate contents;

•

Gold leach recoveries of Helen composite POX products ranged from 0.3% to 96.6%. This indicates that even with oxidation of sulfide and to a lesser extent carbonate removal, pressure oxidation is less effective than roasting for improving gold recoveries in Helen samples;

•	Silver leach recoveries of Helen composite POX products ranged was highly variable ranging from 6.7% to 69.6%;

•

Gold leach recoveries of Gap composite POX products was variable ranging from 5.7% to 73.6%. This indicates that even with oxidation of sulfide and to a lesser extent carbonate removal, pressure oxidation is less effective than roasting for improving gold recoveries in Gap samples;

•	Silver leach recoveries of Gap composite POX products was also variable ranging from 52.5% to 81.7%; and

•

The data set was too small to establish any clear relationship between mineralogy, head grade and leach recovery although it is clear that mineralogical factors such as arsenic grade and total carbonaceous matter or total organic content impact leach recoveries with pressure oxidation and POX product leaching.

A second phase of testing was completed to investigate the reasons for the low recoveries with both roasting and pressure oxidation that occurred in the Phase 1 tests. Calcine and POX products were generated on selected composites from the Helen and Gap, using the same conditions from phase 1. The calcines and POX products were split in two. One half of each spilt was leached under the same conditions used in phase 1. The other half of each split was processed using carbon-in-leach (CIL). CIL was used to determine if preg robbing was still occurring from active organic carbon species still present in either the calcine or POX product.

Leach and CIL tests on the POX product showed that:

•	With the Helen samples:

○	Gold leach (48 hours) recoveries ranged from 0.6% to 5.1% while CIL tests (also 48 hours) showed recoveries from 62.3% to 81.9%, significantly higher than the direct leach;

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○	Silver leach (48 hours) recoveries ranged from 36.2% to 86.9% while with CIL tests ranged from 76.8% to 86.9% significantly higher than the direct leaching;

•	With the Gap samples:

○	Gold leach (48 hours) recoveries ranged from 1.6% to 77.8% while with CIL tests (also 48 hours) ranged from 70.5% to 95.9%, significantly higher than the direct leach;

○	Silver leach (48 hours) recoveries ranged from 19.9% to 84.1% while with CIL tests ranged from 71.6% to 87.0%, significantly higher than the direct leach;

The phase 2 POX tests on the selected composites confirmed that preg robbing occurred in direct leaching of the POX products and that CIL can increase gold and silver recoveries significantly for both the Helen and Gap samples.

The phase 2 roasting tests showed that CIL cyanidation of the calcine could increase gold and silver recoveries but were lower than expected. Diagnostic leach tests of the phase 2 calcine leach residues were completed to investigate gold deportment. The diagnostic leach test results showed:

•

The estimated amount of gold associated with iron oxides, ferrites or calcite in the Helen composites calcine leach residues ranged from 8.2% to 17.9% and averaged 11.0%, with the remaining gold estimated to be in siliceous gangue which ranged from 9.2% to 18.0% and averaged 12.8%;

•

The estimated amount of gold associated with iron oxides, ferrites or calcite in the Gap composites calcine leach residues ranged from 11.7% to 35.9%, with the remaining gold estimated to be in siliceous gangue which ranged from 2.6% to 14.0%;

•

The gold deportment tests show that the Helen has more gold associated with siliceous material than the Gap samples which showed more gold associated with the iron oxides, ferrites, or calcite following roasting; and

•	The data also suggests that the specified roasting conditions from a potential toll roasting operation may not be optimal for the Helen or Gap material.

One possible development path for the Cove project is third party processing of production through either existing roasting and calcine cyanidation or existing pressure oxidation and residue cyanidation facilities.

Premier Gold solicited two items from a prospective toll operator with both roasting and pressure oxidation (POX) processes and their associated cyanidation processes for the respective calcines or POX residues.

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The first item included the test protocols and test conditions for laboratory bench scale batch roasting and pressure oxidation test conditions for the 2017 metallurgical testing. The conditions provided approximate the expected operating conditions in the prospective toll operator’s roasting and POX facilities.

The second item Premier Gold solicited was terms and conditions for toll milling and treating Helen resource material. Premier Gold provided a package of Helen metallurgical data for the roasting and POX tests from the 2017 test program to the prospective toll process operator for their consideration and as the basis for toll processing resource material through either the toll operator’s roasting or POX facilities.

The test data indicates that the Helen composites were generally more amenable to roasting and calcine CIL cyanidation than POX and residue CIL cyanidation. The assay data for the Helen composites indicates that there may be some problems from some areas to meet roaster feed specifications. Onsite blending of Helen resource material to meet specifications prior to shipping to the toll processor provided that resource material is available for blending will likely be required.

Conversely, the Gap composite test data were generally more amenable to POX and residue CIL cyanidation. Again, blending would likely have to be used prior to shipping offsite to provide on specification material to the toll processor.

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10.1.4.	2021 KCA Program

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In May 2020, a metallurgical test program was initiated to evaluate a lower capital cost oxidation method of Cove samples. The Cove resource does not support the capital required for a whole ore roasting operation, which includes a dry crushing and grinding circuit. Chlorination offers a lower capital cost approach but typically has higher operating costs. The purpose of the tests is to determine if chlorination provides a viable process route. Optimization testing to support process design will be required if the method is found to be a viable option.

Chlorination is a proven process that was used to oxidize sulfide minerals and deactivate active carbonaceous mineralization. This process was used in the 1980’s and 1990’s at two Nevada operations (Newmont Carlin and Jerritt Canyon, John O. Marsden, 2006). Chlorination provides a lower capital cost approach for treatment of refractory sulfide ore requiring a whole ore treatment approach (rather than concentrate). Chlorine is highly soluble in water and dissolves to form hydrochloric and hypochlorous acids. Both are strong oxidizing agents and will oxidize sulfide minerals. The mechanism for deactivating of carbonaceous mineralization is not well understood but from operational experience has been shown to be effective with organic carbon concentrations in the range of 0.5% to 1.0%.

The scope of work for the program evolved to a two-phase program:

Baseline leach and CIL tests followed by oxidation with calcium hypochlorite at ambient and elevated temperature. Oxidation products were then subjected to CIL tests.

Oxidation using chlorine gas followed by CIL tests.

The program includes testing of two Helen composite samples and two Gap composite samples:

•   G1: CSD Gap Upper Zone in Favret lithology formation with an average head grade of 11.55 g/t Au;

•   G2: CSD Gap Lower Zone in Favret lithology formation with an average head grade of 13.65 g/t Au;

•   H1: Helen upper zone with Panther Canyon and Home Station lithology formation, with generally less organic carbon than other zones with an average head grade of 9.84 g/t Au;

•   H2: Helen lower zone with Favret lithology formation, which includes previous defined metallurgical zone H2 to H5 with an average head grade of 16.13 g/t Au.

The Gap samples contained an average 0.23% arsenic and 4.4 g/t mercury while the Helen samples contained an average0.15% arsenic and 12 g/t mercury. The mercury concentrations are elevated and will require capture and abatement in the process.

The results from both phases of this program are shown in Table 10 3. Phase 1 results are based on an equivalent chlorine gas addition of 280 kg/t (140 kg/t available chlorine) and 120 kg/t added NaOH. Phase 2 results are based on 70 kg/t added chlorine gas (35 kg/t available chlorine) and 80 kg/t added NaOH. While Phase 1 was exploratory in nature, Phase 2 showed that the chlorine oxidation process for the Cove Project is feasible.

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Table 10-3 Chlorination Program Test Results

		Phase 1				Phase 2
KCA Sample No.	Description	Direct Leach Extraction[1] (% Au)	CIL Recovery (% Au)	Ca(OCl)2 Oxidation[2] Recovery, (% Au)	Hot Ca(OCl)2 Oxidation + Abundant NaOH[3] Recovery (% Au)	Hot Ca(OCl)2 Oxidation + Abundant NaOH[2] (% Au)	Hot Chlorine Gas Oxidation[1] Recovery (% Au)
88501 A	G1 Composite	0%	18%	51%	84%	73%	90%
88502 A	G2 Composite	0%	10%	41%	91%	67%	77%
88503 A	H1 Composite	25%	51%	89%	86%	80%	84%
88504 A	H2 Composite	0%	19%	72%	92%	72%	90%

Projected Recovery		6%	25%	63%	88%	73%	85%

Notes:

1.	Target grind k80 = 75 µm
2.	Target grind k80 38 µm
3.	Target grind k80 = 20 µm

The results demonstrate the refractory nature of the samples with direct gold leach extractions of 0% in three of the four samples. CIL gold recoveries ranged from 10% to 51%, averaging 25%.

10.1.4.1.	Phase 1 Results

Ambient chlorination with calcium hyprochlorite with 140 kg/t NaOH showed CIL gold recoveries from 41% to 89%, averaging 63%. Hot (70oC) chlorination with calcium hypochlorite and excess NaOH showed CIL gold recoveries from 84% to 92%, averaging 88%.

10.1.4.2.	Phase 2 Results

The initial testing included calcium hypochlorite at 75oC plus excess NaOH at a slightly coarser grind the phase 2 hot tests (k80 = 38 µm instead of 20 µm). The results were inferior with CIL gold extractions ranging from 67% to 80%, averaging 73%. The next set of tests were conducted with at a coarser grind (k80 = 75 µm), with chlorine gas and lime for pH control. The results were an improvement with CIL gold extractions ranging from 77% to 90%, averaging 85%. Although not as high as the hot phase 1 tests, the coarser grind and the use of lime instead of NaOH results in a more economic process.

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10.1.5.	2022 FLSmidth Program

Remaining samples from the 2021 KCA program were sent to the FLSmidth Minerals Testing and Research Center for pressure oxidation testing with bench top autoclaves. Pressure oxidation conditions included:

•	Grind to k80 = 70 µm.
•	Slurry density = 35% solids.
•	Trona addition = 10 kg/t.
•	Temperature = 195oC
•	Retention time = 45 minutes
•	Oxygen overpressure = 760 kPa

CIL tests were performed on the oxidized samples under the following conditions:

•	Temperature = 60oC;
•	Slurry density = 35% solids;
•	Cyanide addition = 2.5 kg/t NaCN.
•	Carbon concentration = 20 g/L slurry.
•	Retention time = 24 hours.

Table 10-42022 FLSmidth Program Test Results

The results of the testing are shown in Table 10-4.

Sample No.	Description	Calc..Head Grade (g/t Au)	CIL Residue Grade (g/t Au)	CIL Recovery (% Au)	S= Oxidation[2] (%)
88501 A	G1 Composite	12.28	4.79	59.6	22.9
88502 A	G2 Composite	14.03	6.30	57.7	64.2
88503 A	H1 Composite	9.54	1.35	90.2	0.0
88504 A	H2 Composite	16.03	5.76	63.3	48.2

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The results are anomalous with the highest Au recovery coming from the sample with no sulphide oxidation. This sample had a baseline CIL gold extraction of 51% from the 2021 KCA program. Pressure oxidation increased baseline CIL recoveries for all samples. The Gap sample CIL recoveries are below those obtained in the 2017 SGS program while the Helen samples are roughly in line with the 2017 SGS results.

10.2	Mineral Processing and Metallurgical Discussion

Testing programs completed demonstrate that samples from Gap and Helen zones are refractory to standard cyanide leaching. The samples showed significant levels of preg robbing from naturally occurring carbonaceous matter and refractory gold in sulfide minerals. Some samples showed better amenability to roasting while others showed better amenability to pressure oxidation. Processing of Cove production will require a facility with refractory treatment either in a new process plant or through an existing operation that can provide third party processing.

10.2.	QP Opinion

In the opinion of the QP, the data are adequate for the purposes used in this Technical Report and the analytical procedures used in the analyses are of conventional industry practice. More work will be performed in the future to characterize the Cove deposit.

The main deleterious elements in the Cove samples are arsenic and mercury. The arsenic is encountered in the sulfide plant from arsenopyrite, which would be oxidized either by roasting or pressure oxidation. Both refractory processes are able to fix arsenic for safe disposal within tailings streams. Mercury is encountered in the cyanide leaching circuits and is recovered with specialized capture and abatement equipment within carbon elution and regeneration and gold refining areas of a process plant. The QP considers these methods of mitigation to be consistent with best industry practices.

10.3.	Conclusions and Recommendations:

The following are the major conclusions and recommendations from the historical metallurgical test programs:

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10.3.1.	Conclusions:

1.	Head assaying for both the Helen Zone and Gap indicated that the gold in the two resources will likely be finely disseminated and not amenable to gravity gold recovery;

The mineralogy of the Helen and Gap resources differ in two significant areas, the first being that the Helen appears to be lower in arsenic content than the Gap resource and that the Gap resource appears to be lower on average in TCM and TOC than the Helen resource;

The Helen composite arsenic assays indicate that the Helen mineral resource is lower in arsenic content that the Gap resource;

The Helen and Gap resources based on the composites tested appear to be doubly refractory to conventional cyanidation and require both sulfide oxidation and passivation of active carbonaceous mineralization to significantly increase gold extractions;

Based on the composites tested the Helen Zone appear to generally be more amenable to roasting and CIL processing;

Based on the composites tested, the Gap resource appears to generally be more amenable to pressure oxidation and CIL processing;

The data set was too small to establish any clear relations between mineralogy and metal head grade and extractions for either resource although it is clear that mineralogy factors such as arsenic content and TCM or TOC are influencing extractions using either roasting and calcine cyanidation or pressure oxidation and residue cyanidation.

10.3.2.	Recommendations

1.

Additional metallurgical testing will be needed to thoroughly investigate the variability and viability of Helen and Gap resources to roasting and pressure oxidation with CIL cyanidation for which a program evaluating thirty to forty composites from each resource is suggested with objectives as follows:

•	Determine the location and number of samples required to represent the resources through geo-metallurgical analysis

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•	Assess variability of the responses to roasting and calcine cyanidation across the resources;
•	Assess variability of the responses to pressure oxidation and residue cyanidation across the resources;
•	Testing should attempt to establish head grade and extraction relations for use in more detailed resource modelling;
•	Mineralogy impacts need to be established and geologic domains within each resource need to be determined, and;
•	Additional comminution data should be collected to assess variability within the resources.

The resource model should be advanced to include arsenic, TCM, TOC, mercury, lead, zinc, total copper selenium, barium, cobalt, nickel, and cadmium as these will be important for predicting grades if toll process offsite is used and potentially for estimating extractions within the resources;

The estimated cost for the suggested next phase metallurgical program is to $850,000 based on current market pricing.

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11.	Mineral Resource Estimates

11.1.	Definitions

Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305 provides the following definitions for mineral resources:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated

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mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

The mineral resource estimate presented herein is an update of the previous technical report, there were no material changes to the methodologies or assumptions within the estimation process from the previous Technical Report and no new drill data has been incorporated in this estimate.

The effective date of this mineral resource estimate is December 31, 2024. All data coordinates are referenced to UTM Zone 11N NAD83 international survey feet and quantities are given in imperial units unless indicated otherwise.

The gold and silver mineralization at the Project was estimated using Vulcan versions 9.1.8 and 11.1.0 modeling software using the Inverse Distance Cubed (ID3) estimation method. A Nearest Neighbor method was run for comparison. The estimate was performed by Practical Mining LLC.

The Cove area includes four distinct mineralized zones: CSD, GAP, Helen, and 2201. The mineralized zones follow a southeast to northwest trend beginning below the historic Cove pit and extending over 6,000 feet to the northwest. Figure 11-1 shows the location of the zones.

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Figure 11-1 Plan View of Cove Mineralized Zones

Zones are bounded by fault blocks. The Helen Zone lies north of the Gold Dome fault. The GAP zone lies between the Gold Dome and 110 Faults. A prospective, unmodeled zone lies between the 110 and Cay faults. The CSD and 2201 Zones lie south of the Cay fault. All zones are bounded by the CR fault to the northeast. Figure 11-2 shows the faults bounding the mineralized zones.

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Figure 11-2 Section View of Cove Mineralized Zones looking NE

The Helen Zone is divided into four sub-zones: Upper Helen, Lower Helen, Upper Helen Wedge, and Lower Helen Wedge. The Upper Helen Zone is situated in the Home Station and Favret Formations, while the Lower Helen Zone is in the Dixie Valley Formation. The JE Fault cuts through the northern one-third of the Helen Zone striking east-west and dipping 68° N. The offset forms a wedge of mineralized material between the JE and CR faults. The Helen sub-zones are shown in Figure 11-3.

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Figure 11-3 Section View of the Helen Zone looking NW

Mineralization included in the current estimate is characterized predominantly as disseminated Carlin style, except for the 2201 zone, which is polymetallic. Some polymetallic mineralization has been observed in the Gap Hybrid zone. Mineralization is controlled both lithologically and structurally. Disseminated mineralization tends to occur in lenticular geometries following both favorable bedding and T1-type sills, which are generally low angle. The sills are depicted in Figure 11-2 and Figure 11-3. Polymetallic vein mineralization is also lithologically and structurally controlled, generally with higher grades occupying narrow high angle structures with adjacent moderate grades lying along favorable low angle bedding. Figure 11-4 shows bedding parallel mineralization with high-angle mineralized structures in the 2201 zone.

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Figure 11-4 Section View of the 2201 Zone looking NW

11.2.	Modeling of Lithology and Mineralization

Premier geologists prepared preliminary geologic and grade shell models for the Cove area based on drill hole logging, assay data and geologic mapping. The Premier models served as the basis for resource modelling performed by Laura Symmes, Senior Geologist Practical Mining LLC.

Lithologic contacts were modeled by connecting corresponding logged drill hole intercepts in adjacent holes to form a surface representing each geologic formation. Surfaces were also created for significant lithologies associated with mineralization, including mafic sills. Faults were modeled using drill hole intercepts and by interpreting offset of lithologic surfaces. While structural interpretation is ongoing, the authors find the current lithology and structure models to be reasonable and applied no significant edits to Premier’s work. Table 11-1 lists the database codes for the modeled lithologic surfaces.

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Table 11-1 Geology Codes

Formation Name	Abbreviation

Tuff of Cove Mine	Tc

Augusta- Smelser Pass member	Tras

Augusta- Panther Canyon member	Trap

Augusta- Home Station member	Trah

Favret	Trfv

Dixie Valley	Trdv

T1 Mafic Sill	T1

T2 Mafic Sill	T2

Gold mineralization was modelled on 100-foot vertical sections facing azimuth 315. Polygons were digitized around drill hole intercepts with significant gold assay values. Intercepts in adjacent holes were connected within a polygon so that the polygons lie generally parallel with bedding and sills. Using the lithology model as a guide, polygons on adjacent sections at similar stratigraphic depths were connected to create mineral lenses. The mineral lenses were then trimmed against ore controlling faults. To model the higher grades in the 2201 zone, very high-grade intercepts were connected with high angle polygons oriented sub-parallel to the CR fault. The remaining moderate grade intercepts were digitized parallel to bedding.

i-80’s grade model conformed to a strict 3 g/t cutoff. PM modified this to allow lower grades locally in order to maintain continuity so long as the composite grade of the interval remained above 3 g/t. Each mineral lens was assigned a unique numerical code as listed in Table 11-2.

Table 11-2 Identification Codes for 3 g/t Grade Lenses

Zone	Mineral Lens Codes

CSD_GAP	2203, 2204, 2205, 2206, 2207, 2208, 2209

GAP Hybrid	5001, 5002, 5003, 5004, 5005, 5006, 5007, 5008, 5009, 5010, 5011

CSD	1101, 1104, 1105, 1106, 1107, 1108, 1109, 1112, 1113, 1114, 1115, 1116, 1117, 1118, 1119, 1120

Upper Helen	3101, 3102, 3103, 3104, 3105, 3106, 3107

Upper Helen Wedge	3301, 3302, 3303, 3304, 3305, 3306

Lower Helen	3202, 3203, 3204, 3205, 3206, 3207, 3208, 3209, 3210, 3211

Lower Helen Wedge	3400, 3401, 3402, 3403, 3404, 3405, 3406, 3407, 3408, 3409

2201 high grade	1301, 1302, 1303

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Zone	Mineral Lens Codes

2201	1400, 1401, 1403, 1404, 1405, 1406

Practical Mining also digitized a low grade mineral envelope at an approximate 0.2 g/t cutoff which surrounds all the zones except 2201. The later does not have sufficient data to construct a low-grade envelope. The low-grade envelope was divided by zone and assigned codes. In Figure 11-5, the low-grade halo is translucent with the 3 g/t lenses visible inside.

Figure 11-5 Low Grade Envelope

Several areas of low grade mineralization outside the low grade mineral envelope were identified and modelled and assigned codes including suffix X. Low grade codes are listed in Table 11-3.

Table 11-3 Identification Codes for 0.2 g.t Grade Lenses

Zone	Mineral Lens Codes

Low_CSD_GAP and Gap Hybrid	22000

Low_CSD	11000

Low_Upper Helen	31000

Low_Upper Helen Wedge	33000

Low_Lower Helen	32000

Low_Lower Helen Wedge	34000

Low_NE of CR Fault	10000

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Zone	Mineral Lens Codes

Low_Other	1100X, 2200X, 3300X, 3400X

Figure 11-6 shows the modeled grade lenses and low-grade halo on a section in the GAP zone.

Figure 11-6 Section Looking AZ 315 Showing Mineralized Lenses in the GAP Zone

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11.3.	Drill Data and Compositing

11.3.1.	Drill Data Set

The drill data set used for the resource estimation contains 1,397 drill holes totaling 1,127,481 feet of drilling, of which 579,443 feet is RC and 548,038 feet is core. Premier has identified a subset of RC holes drilled prior to 2012 which may be affected by grade contamination, and those holes were excluded from the data set used for the estimation. The remaining RC holes correlate well with the surrounding core holes. One hole, NW-9A, was excluded due to lack of survey data.

Premier provided the drill data to Practical Mining as csv files. Gold and silver assays were converted from g/t to opt by dividing by 34.2857 in Excel, and blank values were assigned the value -99. The CSV files were then imported into a Vulcan ISIS database. A flag field was added to the ISIS database to contain numerical code of modeled lenses. Samples within the grade model polygons were flagged with the corresponding mineral lens code using the Vulcan flagging utility. The 3 g/t polygons take precedence over the low-grade polygons for lens code flagging. Of the 1,397 holes analyzed, 1,204 intersect at least one modeled grade polygon. Of these, 370 were flagged by the 3 g/t polygons and 1,195 were flagged by the low-grade polygons. An overview of drill hole and sample statistics is shown in Table 11-4.

Table 11-4 Drill Hole Summary

Data Population		Core	RC	Total

All Holes	No. Holes	387	1,010	1,397
	Length Drilled (ft)	547,787.0	579,694.0	1,127,481.0
	No. Samples	74,913	101,637	176,550
	Length Sampled (ft)	430,357.5	572,744.0	1,003,101.5

Holes with Flags for 3g Lenses	No. Holes	195	175	370
	Length Drilled (ft)	329,645.2	49,160.0	378,805.2
	No. Flagged Samples	1,957	1,189	3,146
	Length Flagged Samples (ft)	8,941.2	5,950.0	14,891.2

Holes with Flags for Low Grade Lenses	No. Holes	370	825	1,195
	Length Drilled (ft)	513,909.9	463,031.0	976,940.9
	No. Flagged Samples	32,094	36,946	69,040
	Length Flagged Samples (ft)	161,085.2	187,141.5	348,226.7

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11.3.2.	Compositing

Gold and silver assay values were composited into 5-foot lengths beginning at the drill hole collar. Compositing intervals were truncated and a new compositing interval was begun where the drill hole intersects a modeled grade shell. Only samples with like flags may be composited together. If the intercept length within the grade shell is less than 5 feet, the composite consists of only that length contained within the polygon. The numerical lens flag was recorded with each composite in the composite database for use in the mineral resource estimation.

The total flagged composite length is 361,800 feet from 1,204 drill holes. Composite statistics by zone are shown in Table 11-5.

Table 11-5 Composite Summary

Zone	Mineral Lens Codes	Number of Holes	Number of Composites	Length of Composites (ft)

CSD_GAP	220X	27	327	1,429.4

GAP Hybrid	500X	27	133	500.0

CSD	110X	269	1,975	8,820.3

Upper Helen	310X	31	191	824.2

Upper Helen Wedge	330X	26	141	615.9

Lower Helen	320X	22	168	736.0

Lower Helen Wedge	340X	30	394	1,784.0

2201 high angle	130X	7	28	100.2

2201 low angle	140X	6	25	90.0

Low_CSD_GAP and Gap Hybrid	22000	157	10,050	48,039.6

Low_CSD	11000	596	33,785	166,141.7

Low_Upper Helen	31000	50	1,917	9,251.4

Low_Upper Helen Wedge	33000	43	2,278	11,052.7

Low_Lower Helen	32000	26	728	3,350.5

Low_Lower Helen Wedge	34000	25	802	3,732.5

Low_NE of CR fault	10000	295	8,518	41,468.7

Low_Other	1100X, 2200X, 3300X, 3400X	619	13,057	63,863.5

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11.4.	Density

Premier augmented their density data set in 2017 by submitting 29 samples from modeled 3 g/t zones to ALS for analysis. The new data includes 23 samples from the Helen and Gap zones, five samples from the 2201 zone and one sample from the CSD zone. The density data set was filtered by analysis method, and only samples analyzed using the water displacement method with wax coating were used. The data were then sorted by zone and grade, and results were averaged by zone. Results indicate that densities are similar for samples from 3 g/t grade shells and samples from low grade shells. The densities calculated for each zone are listed in Table 11-6.

Table 11-6 Density

Zone	Density (ton/ft3)	Number Samples

Helen	0.0691	29

GAP and GAP Hybrid	0.0708	17

CSD	0.0772	25

2201 Veins	0.0826	7

2201 Replacement	0.0984	13

East of CR Fault	0.0677	Default value

11.5.	Statistics and Variography

Univariate statistics for gold and silver composites within the 3 g/t grade shells and low-grade shells are presented in Table 11-7 and Table 11-8 below. The composite data are not closely spaced enough to permit construction of valid variograms.

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Table 11-7 Gold Composite Statistics

Zone	No. Samples	Median	Max	Min	Mean	Std. Dev.	Variance	Upper 95% CI	Lower 95% CI

CSD	1444	0.089	20.602	0.000	0.188	0.739	0.035	0.226	0.149

GAP	342	0.180	1.616	0.007	0.288	0.276	0.079	0.318	0.259

Gap Hybrid	154	0.111	1.182	0.002	0.158	0.173	0.064	0.186	0.131

Upper Helen	225	0.133	1.570	0.002	0.205	0.228	0.053	0.235	0.175

Upper Helen Wedge	190	0.112	0.752	0.001	0.131	0.104	0.012	0.145	0.116

Lower Helen	180	0.196	3.943	0.002	0.338	0.445	0.142	0.403	0.273

Lower Helen Wedge	375	0.201	2.330	0.000	0.315	0.325	0.108	0.348	0.282

2201 Vein	103	0.119	5.320	0.006	0.315	0.597	1.041	0.430	0.200

2201 Replacement	25	0.163	1.224	0.08	0.306	0.312	0.097	0.428	0.184

Low_CSD	17010	0.009	20.602	0	0.026	0.21	0.001	0.029	0.023

Low_GAP and GAP Hybrid	6260	0.011	0.593	0	0.019	0.025	0.001	0.019	0.018

Low_Upper Helen	1822	0.012	0.835	0	0.021	0.032	0.001	0.022	0.019

Low_Upper Helen Wedge	1661	0.015	0.378	0	0.022	0.024	0.001	0.024	0.021

Low_Lower Helen	828	0.007	0.285	0	0.016	0.025	0.001	0.018	0.014

Low_Lower Helen Wedge	1280	0.011	1.347	0	0.026	0.06	0.001	0.029	0.022

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Table 11-8 Silver Composite Statistics

Zone	No. Samples	Median	Max	Min	Mean	Std. Dev.	Variance	Upper 95% CI	Lower 95% CI

CSD	521	0.852	48.673	0.000	2.396	4.391	19.281	2.773	2.019

GAP	304	0.131	5.163	0.004	0.261	0.483	0.233	0.315	0.207

Gap Hybrid	119	0.184	42.351	0.007	1.972	5.813	33.788	3.016	0.927

Upper Helen	189	0.050	4.887	0.007	0.173	0.503	0.253	0.245	0.102

Upper Helen Wedge	126	0.029	3.702	0.000	0.110	0.369	0.136	0.175	0.046

Lower Helen	523	0.058	1.397	0.000	0.091	0.115	0.013	0.101	0.081

Lower Helen Wedge	353	0.044	0.549	0.001	0.075	0.088	0.008	0.084	0.066

2201 Vein	26	1.027	2.920	0.099	1.122	0.848	0.719	1.448	0.796

2201 Replacement	25	0.653	3.987	0.102	1.043	1.142	1.304	1.49	0.595

Low_CSD	17012	0.19	71.667	0	0.64	1.891	0.002	0.669	0.612

Low_GAP and GAP Hybrid	6262	0.069	20.816	0	0.397	0.983	0.002	0.421	0.372

Low_Upper Helen	1749	0.01	4.947	0	0.046	0.177	0.002	0.054	0.038

Low_Upper Helen Wedge	1433	0.008	4.44	0	0.046	0.242	0.002	0.058	0.033

Low_Lower Helen	803	0.007	0.802	0	0.02	0.04	0.002	0.023	0.017

Low_Lower Helen Wedge	1233	0.005	1.031	0.001	0.016	0.057	0.002	0.019	0.012

11.6.	Grade Capping

Cap grades were applied to composites with values above a statistically determined threshold. Cap grade values were determined individually for each zone, set according to the upper 95% Cl listed in Table 11-7 and Table 11-8. For the estimation, composite values exceeding the cap grade were set to the cap grade. Of the composites within the 3 g/t grade shells 6.3% were capped. Grade capping details are listed in Table 11-9.

Table 11-9 Composite Grade Capping

Zone	Grade Cap		Composites Above Cap		Number of Comps.	Capped %		Average Grade Before Capping
	Au opt	Ag opt	Au	Ag		Au	Ag	Au opt	Ag opt

Lower Helen	1.07	0.29	14	15	168	8.3	8.9	1.61	0.49

Lower Helen Wedge	0.96	0.26	18	23	394	4.6	5.8	1.41	0.46

Upper Helen	0.65	0.49	11	10	191	5.8	5.2	0.98	1.48

Upper Helen Wedge	0.36	0.38	5	7	141	3.5	5.0	0.52	1.20

GAP Hybrid	0.48	14.93	6	7	133	4.5	5.3	1.05	23.23

GAP	0.84	0.82	16	16	327	4.9	4.9	1.20	1.86

CSD	0.43	8.84	138	199	1,975	7.0	10.1	1.61	7.30

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Zone	Grade Cap		Composites Above Cap		Number of Comps.	Capped %		Average Grade Before Capping
	Au opt	Ag opt	Au	Ag		Au	Ag	Au opt	Ag opt

2201 Vein	1.56	2.70	2	2	28	7.1	7.1	3.46	2.86

2201 Replacement	0.87	3.61	2	2	25	8.0	8.0	1.05	3.82

Low_GAP	0.09	1.86	305	1,251	10,050	3.0	12.4	0.25	5.98

Low_Upper Helen	0.09	0.16	24	94	1,917	1.3	4.9	0.16	1.48

Low_Lower Helen	0.09	0.06	8	26	728	1.1	3.6	0.15	0.13

Low_Upper Helen Wedge	0.09	0.10	27	96	2,278	1.2	4.2	0.13	0.67

Low_Lower Helen Wedge	0.09	0.05	29	25	802	3.6	3.1	0.22	0.17

Low_CSD	0.09	2.56	1,333	3,745	33,785	3.9	11.1	0.37	7.30

11.7.	Block Model

The block model origin was set at coordinate 1584315.0, 14647350.0, 3300.0 with bearing 45° to match the northwest trend of the deposit. The plunge and dip were both set to zero. The model extends 7,100 feet to the northwest, 2,400 feet to the northeast, and is 2,400 feet thick. The parent block size is 100 ft x 100 ft x 100 ft with a sub block size of 5 ft x 5 ft x 2.5 ft. The 2201 zone was assigned a sub block size of 1 ft x 1 ft x 1ft.

Variables were assigned to the model to contain gold and silver estimation values and other assigned values. The block model variables are listed in Table 11-10.

Table 11-10 Block Model Variables

Variables	Default		Type	Description

density		0	float	density

au_opt		-99	float	Gold - Grade Estimate (Ounces per Ton)

au_flag		0	byte	Gold - Estimation Flag

au_ndh		0	byte	Gold - Number Drill Holes

au_dist		0	float	Gold - Average Distance to Samples

au_ns		0	byte	Gold - Number of Samples

au_opt_nn		-99	float	Gold - Nearest Neighbor (Ounces per Ton)

au_nn_dist		0	float	Distance to nearest sample

ag_opt		-99	float	Silver - Grade Estimate (Ounces per Ton)

ag_flag		0	byte	Silver - Estimation Flag

ag_ndh		0	byte	Silver - Number Drill Holes

ag_dist		0	float	Silver - Average Distance to Samples

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Variables	Default		Type	Description

ag_ns		0	byte	Silver - Number of Samples

ag_opt_nn		-99	float	Silver - Nearest Neighbor (Ounces per Ton)

ag_nn_dist		0	float	Distance to nearest sample

aueq		-99	double	Gold Equivalence (Ounces per Ton)

agau		-99	double	Silver:Gold Ratio

mined	In situ		name	Block Status (in situ, sterile, mined)

classname	none		name	Classification (meas, ind, inf)

mii		0	byte	1 eq meas, 2 eq ind, 3 eq inf

aueng		0	float	Au Engineering

ageng		0	float	Ag Engineering

aueqeng		0	float	AuEq Engineering

zone	none		name	Zone

volume	-		predefined

xlength	-		predefined

ylength	-		predefined

zlength	-		predefined

xcentre	-		predefined

ycentre	-		predefined

zcentre	-		predefined

xworld	-		predefined

yworld	-		predefined

zworld	-		predefined

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11.8.	Grade Estimation and Resource Classification

The gold and silver variables in the block model were estimated using inverse distance cubed (ID3) and nearest neighbor methods. The estimations were completed with one pass.

Anisotropic search parameters were set to the average orientation of each zone. Average orientation was determined by loading the modeled 3 g/t lenses by zone in Vulcan and visually estimating average dip and dip direction. Distances were selected based on the drill spacing of samples intercepting the lenses and on the general orientation and shape of the interpreted solids. Blocks inside of the modelled 3 g/t lenses were estimated using only composites flagged with the corresponding lens code. Blocks outside of the 3 g/t lenses were estimated using composites with the corresponding low-grade flag. Blocks lying outside the low-grade halo were not estimated. The estimation search parameters are listed in Table 11-11.

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Table 11-11 Estimation Parameters

Zone	Mineral Lens Code	Bearing	Plunge	Dip	Major Search Axis (ft)	Semi- major Search Axis (ft)	Minor Search Axis (ft)	Min Samp	Max Samp

CSD_GAP	220X	315	4.8	10.3	300	300	100	1	3

GAP Hybrid	500X	315	5.0	0.0	300	300	100	1	3

CSD	110X	315	6.3	7.1	300	300	100	1	3

Upper Helen	310X	315	10.7	7.0	300	300	100	1	3

Upper Helen Wedge	330X	315	6.2	-7.4	300	300	100	1	3

Lower Helen	320X	315	0.0	0.0	300	300	100	1	3

Lower Helen Wedge	340X	315	-1.5	0.0	300	300	100	1	3

2201 high angle vein 1	1301	342	0.0	73.6	300	300	300	1	3

2201 high angle vein 2	1302	342	0.0	73.6	300	300	300	1	3

2201 high angle vein 3	1303	322	0.0	73.6	300	300	300	1	3

2201 low angle	140X	315	7.6	15.7	300	300	100	1	3

Low_CSD_GAP and Gap Hybrid	22000	315	4.8	10.3	300	300	100	1	3

Low_CSD	11000	315	6.3	7.1	300	300	100	1	3

Low_Upper Helen	31000	315	10.7	7.0	300	300	100	1	3

Low_Upper Helen Wedge	33000	315	6.2	-7.4	300	300	100	1	3

Low_Lower Helen	32000	315	0.0	0.0	300	300	100	1	3

Low_Lower Helen Wedge	34000	315	-1.5	0.0	300	300	100	1	3

Low_NE of CR fault	10000	315	0.0	0.0	300	300	100	1	3

Low_Other_1100X	1100X	315	6.3	7.1	300	300	100	1	3

Low_Other_2200X	2200X	315	4.8	10.3	300	300	100	1	3

Low_Other_3300X	3300X	315	6.2	-7.4	300	300	100	1	3

Low_Other_3400X	3400X	315	-1.5	0	300	300	100	1	3

A script was run on the estimated block model to populate the classification variable. The classification categories are indicated, inferred and none. Classification was determined based on three block model variables: au_dist, au_ndh and au_nn_dist. These three variables represent, respectively, the average distance to the composites used to estimate the grade of the block, the number of drill holes contributing to the grade of the block, and the distance to the nearest composite. The default value was defined as ‘none’, which was over-written by indicated or inferred where the required conditions were satisfied. The conditions of the classification script are listed in Table 11-12.

Table 11-12 Classification Conditions

Class	Script Condition	au_dist (ft)	au_ndh	au_nn_dist (ft)

Indicated	if	<100	at least 2	50 or less

Inferred	elseif	<=300	at least 2

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Class	Script Condition	au_dist (ft)	au_ndh	au_nn_dist (ft)

None	default

Significant parameters used in the gold and silver estimations included:

1.	Only composites with a value of greater than or equal to zero were used;
2.	A minimum of one and maximum of three composites were used;
3.	Only one composite per drill hole was allowed;
4.	Composites were selected using anisotropic distances oriented to the local dip and dip direction of the zone;
5.	Only composites within a lens were used to estimate blocks within the lens;
6.	Grades were capped using a top cut method; and
7.	Gold and silver for blocks outside modelled 3 g/t and low-grade shells were not estimated.

11.9.	Mined Depletion and Sterilization

The CSD zone lies adjacent to the historic Cove pit and was historically exploited using underground cut-and-fill and stoping methods. Part of the modelled CSD zone has been mined, and areas of in situ material near historically mined areas are rendered inaccessible. The block model includes a ‘mined’ variable which stores information identifying each block as in situ, mined or sterile. The default value is in situ. Blocks lying above the ultimate pit topography or inside the underground mine as built are defined as mined. Sterile blocks were defined using two shapes modelled in Vulcan. The first is a surface digitized 50-feet below deepest mined topography, and the second is a solid shape digitized around the underground mine as-built representing a 30-foot buffer zone. Blocks lying between the 50-foot surface and the ultimate pit topographic surface are sterile, and blocks within 30 feet of the historic underground mine are sterile. Figure 11-7 shows the sterilization surfaces in a section view of the CSD zone.

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Figure 11-7 Sterilization Surfaces

11.10.	Model Validation

11.10.1.	Estimation Comparison

The mean gold grades for each lens were compared against a nearest neighbor (representing declustered composites) in Table 11-13. Individual lens comparisons vary depending on sample support and grade variability. Overall, the ID3 estimate is slightly lower than the nearest neighbor estimate. Table 11-14 represents the same data for silver which shows the same general relationships.

Table 11-13 Estimate Comparison for Gold versus a Nearest Neighbor at 0 Cutoff

	ID3 Estimate						Nearest Neighbor						Mean
Vein	Mean	Std. Dev.	Max	Q3	Q1	Min	Mean	Std. Dev.	Max	Q3	Q1	Min	Diff

1101	0.186	0.056	0.284	0.245	0.136	0.089	0.193	0.077	0.27	0.27	0.102	0.051	-3.6%

1104	0.143	0.076	0.416	0.188	0.089	0.01	0.148	0.102	0.416	0.216	0.081	0.007	-3.4%

1105	0.172	0.079	0.43	0.218	0.12	0.002	0.172	0.105	0.43	0.245	0.105	0.002	0.0%

1106	0.147	0.085	0.43	0.188	0.092	0.003	0.15	0.111	0.43	0.194	0.09	0.002	-2.0%

1107	0.184	0.09	0.43	0.235	0.119	0.01	0.186	0.117	0.43	0.274	0.096	0.01	-1.1%

1108	0.147	0.05	0.43	0.151	0.116	0.028	0.15	0.061	0.43	0.16	0.114	0.022	-2.0%

1109	0.177	0.057	0.428	0.222	0.129	0.027	0.181	0.071	0.43	0.237	0.126	0.026	-2.2%

1112	0.109	0.031	0.429	0.11	0.09	0.089	0.108	0.041	0.43	0.1	0.089	0.089	0.9%

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	ID3 Estimate						Nearest Neighbor						Mean
Vein	Mean	Std. Dev.	Max	Q3	Q1	Min	Mean	Std. Dev.	Max	Q3	Q1	Min	Diff

1113	0.136	0.092	0.39	0.186	0.06	0.011	0.149	0.136	0.391	0.34	0.031	0	-8.7%

1115	0.115	0.101	0.43	0.166	0.037	0	0.116	0.126	0.43	0.164	0.018	0	-0.9%

1116	0.134	0.068	0.43	0.164	0.092	0.006	0.129	0.088	0.43	0.161	0.073	0.006	3.9%

1117	0.174	0.095	0.43	0.266	0.1	0.009	0.148	0.116	0.43	0.17	0.074	0.009	17.6%

1118	0.22	0.099	0.424	0.281	0.14	0.035	0.225	0.138	0.424	0.35	0.113	0.034	-2.2%

1120	0.106	0.094	0.43	0.14	0.034	0.002	0.108	0.106	0.43	0.118	0.037	0	-1.9%

2203	0.146	0.076	0.347	0.151	0.099	0.097	0.145	0.09	0.347	0.138	0.097	0.097	0.7%

2204	0.263	0.166	0.773	0.305	0.172	0.068	0.259	0.204	0.773	0.211	0.146	0.068	1.5%

2204	0.304	0.157	0.84	0.361	0.2	0.022	0.29	0.205	0.84	0.376	0.139	0.012	4.8%

2205	0.244	0.12	0.609	0.338	0.147	0.101	0.24	0.139	0.609	0.376	0.13	0.101	1.7%

2206	0.263	0.192	0.84	0.267	0.156	0.039	0.272	0.221	0.84	0.273	0.145	0.039	-3.3%

2207	0.342	0.215	0.84	0.479	0.16	0.031	0.339	0.266	0.84	0.538	0.127	0.031	0.9%

2208	0.282	0.173	0.84	0.375	0.147	0.006	0.286	0.216	0.84	0.423	0.115	0.006	-1.4%

2209	0.199	0.073	0.363	0.244	0.142	0.119	0.199	0.089	0.363	0.25	0.137	0.119	0.0%

3101	0.257	0.089	0.648	0.278	0.227	0.094	0.253	0.113	0.65	0.281	0.197	0.094	1.6%

3102	0.177	0.073	0.318	0.261	0.125	0.09	0.181	0.081	0.318	0.258	0.125	0.09	-2.2%

3103	0.192	0.135	0.65	0.216	0.109	0.002	0.192	0.169	0.65	0.201	0.097	0.002	0.0%

3104	0.167	0.077	0.449	0.178	0.13	0.003	0.168	0.098	0.449	0.195	0.104	0.003	-0.6%

3105	0.407	0.172	0.65	0.561	0.284	0.106	0.406	0.236	0.65	0.65	0.222	0.106	0.2%

3106	0.159	0.061	0.374	0.192	0.115	0.046	0.158	0.072	0.374	0.188	0.112	0.045	0.6%

3107	0.128	0.069	0.319	0.136	0.09	0.023	0.132	0.103	0.319	0.124	0.088	0.023	-3.0%

3202	0.254	0.124	0.482	0.365	0.133	0.083	0.266	0.158	0.484	0.399	0.082	0.082	-4.5%

3202	0.256	0.133	0.734	0.329	0.159	0.082	0.243	0.155	0.735	0.248	0.114	0.082	5.3%

3203	0.405	0.151	1.069	0.464	0.329	0.11	0.416	0.223	1.07	0.458	0.299	0.11	-2.6%

3204	0.256	0.033	0.336	0.273	0.229	0.197	0.249	0.05	0.336	0.272	0.222	0.197	2.8%

3205	0.6	0.344	1.07	0.954	0.257	0.118	0.625	0.445	1.07	1.07	0.138	0.118	-4.0%

3206	0.418	0.28	1.07	0.608	0.168	0.004	0.413	0.358	1.07	0.649	0.116	0.004	1.2%

3207	0.271	0.177	0.612	0.405	0.128	0.114	0.285	0.204	0.612	0.612	0.116	0.114	-4.9%

3208	0.159	0.038	0.256	0.17	0.139	0.1	0.163	0.054	0.256	0.177	0.101	0.1	-2.5%

3210	0.157	0.043	0.209	0.203	0.109	0.1	0.156	0.055	0.209	0.209	0.1	0.1	0.6%

3211	0.16	0.065	0.5	0.178	0.123	0.073	0.157	0.077	0.5	0.197	0.112	0.073	1.9%

3301	0.14	0.057	0.36	0.17	0.104	0.03	0.134	0.079	0.36	0.155	0.093	0.03	4.5%

3302	0.102	0.069	0.298	0.167	0.018	0.006	0.111	0.091	0.305	0.138	0.018	0.006	-8.1%

3303	0.125	0.054	0.34	0.126	0.099	0.031	0.121	0.064	0.34	0.133	0.087	0.025	3.3%

3304	0.169	0.061	0.36	0.216	0.127	0.022	0.169	0.089	0.36	0.236	0.114	0.001	0.0%

3305	0.142	0.066	0.36	0.179	0.096	0.024	0.143	0.081	0.36	0.202	0.091	0.024	-0.7%

3306	0.129	0.022	0.174	0.146	0.118	0.044	0.13	0.028	0.177	0.158	0.114	0.043	-0.8%

3400	0.224	0.171	0.727	0.283	0.112	0.017	0.239	0.22	0.729	0.322	0.109	0.017	-6.3%

3401	0.214	0.108	0.658	0.273	0.143	0.018	0.21	0.13	0.659	0.272	0.118	0.018	1.9%

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	ID3 Estimate						Nearest Neighbor						Mean
Vein	Mean	Std. Dev.	Max	Q3	Q1	Min	Mean	Std. Dev.	Max	Q3	Q1	Min	Diff

3402	0.313	0.236	0.96	0.512	0.134	0	0.322	0.272	0.96	0.574	0.106	0	-2.8%

3403	0.277	0.173	0.96	0.329	0.162	0.001	0.28	0.217	0.96	0.412	0.149	0.001	-1.1%

3404	0.365	0.237	0.96	0.461	0.204	0.098	0.364	0.291	0.96	0.416	0.143	0.092	0.3%

3405	0.182	0.082	0.367	0.25	0.115	0.114	0.184	0.084	0.367	0.255	0.115	0.114	-1.1%

3406	0.36	0.205	0.96	0.482	0.222	0.116	0.363	0.246	0.96	0.495	0.22	0.116	-0.8%

3407	0.267	0.17	0.96	0.378	0.136	0.056	0.273	0.226	0.96	0.42	0.104	0.056	-2.2%

3408	0.146	0.048	0.224	0.177	0.113	0.008	0.141	0.052	0.224	0.167	0.099	0.008	3.5%

3409	0.112	0.021	0.158	0.125	0.107	0.057	0.112	0.028	0.166	0.129	0.114	0.057	0.0%

5001	0.3	0.068	0.407	0.322	0.239	0.202	0.302	0.078	0.407	0.322	0.202	0.202	-0.7%

5002	0.165	0.092	0.48	0.193	0.109	0.055	0.167	0.115	0.48	0.209	0.108	0.055	-1.2%

5003	0.179	0.04	0.413	0.191	0.153	0.114	0.177	0.055	0.415	0.179	0.153	0.104	1.1%

5004	0.14	0.067	0.4	0.179	0.097	0.041	0.145	0.089	0.4	0.181	0.097	0.041	-3.4%

5005	0.202	0.144	0.48	0.202	0.107	0.093	0.195	0.154	0.48	0.217	0.098	0.092	3.6%

5006	0.186	0.096	0.48	0.201	0.119	0.091	0.18	0.128	0.48	0.159	0.094	0.091	3.3%

5007	0.165	0.095	0.465	0.207	0.104	0.022	0.166	0.118	0.466	0.206	0.099	0.02	-0.6%

5008	0.18	0.085	0.479	0.21	0.113	0.078	0.184	0.112	0.48	0.201	0.111	0.077	-2.2%

5009	0.108	0.01	0.133	0.114	0.101	0.095	0.107	0.013	0.133	0.103	0.1	0.095	0.9%

5010	0.17	0.079	0.447	0.196	0.123	0.068	0.167	0.107	0.448	0.153	0.11	0.068	1.8%

5011	0.299	0.035	0.348	0.321	0.286	0.148	0.293	0.073	0.382	0.382	0.245	0.075	2.0%

Table 11-14 Estimate Comparison for Silver versus a Nearest Neighbor at 0 Cutoff

	ID3 Estimate						Nearest Neighbor						Mean
Vein	Mean	Std. Dev.	Max	Q3	Q1	Min	Mean	Std. Dev.	Max	Q3	Q1	Min	Diff

1101	1.759	1.219	5.8	2.449	0.854	0.07	1.422	1.628	8.165	2.416	0.07	0.07	23.7%

1104	3.145	2.067	8.84	4.673	1.413	0	2.988	2.595	8.84	4.832	0.832	0	5.3%

1105	1.21	1.643	8.84	1.676	0.05	0	1.213	2.028	8.84	1.521	0.04	0	-0.2%

1106	2.329	2.498	8.84	4.026	0.216	0	2.42	2.891	8.84	3.653	0.245	0	-3.8%

1107	0.33	0.289	1.437	0.537	0.056	0.004	0.335	0.34	1.437	0.5	0.047	0.004	-1.5%

1108	2.817	1.191	6.683	3.566	1.991	0.261	2.968	1.558	6.683	3.652	1.657	0.214	-5.1%

1109	2.871	1.698	8.653	4.016	1.282	0.065	2.831	1.922	8.653	3.907	1.15	0.06	1.4%

1112	1.627	2.105	8.659	1.799	0.445	0.12	1.74	3.026	8.662	0.455	0.455	0.12	-6.5%

1113	2.098	1.383	5.621	2.726	0.968	0.203	1.807	1.874	5.63	1.801	0.65	0.2	16.1%

1115	1.882	2.733	8.84	1.782	0.252	0	1.852	2.921	8.84	1.651	0.166	0	1.6%

1116	0.905	1.61	8.834	0.742	0.094	0	0.887	1.806	8.84	0.39	0.071	0	2.0%

1117	0.949	0.975	8.84	0.824	0.484	0.152	0.807	1.075	8.84	0.961	0.311	0.151	17.6%

1118	1.731	1.98	8.453	1.635	0.638	0.098	1.744	2.754	8.453	1.1	0.3	0	-0.7%

1120	1.732	1.696	8.681	2.328	0.625	0.01	1.705	2.401	8.84	2.395	0.14	0.01	1.6%

2203	0.051	0.022	0.087	0.07	0.041	0.007	0.053	0.025	0.087	0.087	0.044	0.007	-3.8%

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	ID3 Estimate						Nearest Neighbor						Mean
Vein	Mean	Std. Dev.	Max	Q3	Q1	Min	Mean	Std. Dev.	Max	Q3	Q1	Min	Diff

2204	0.264	0.194	0.805	0.336	0.114	0.012	0.262	0.215	0.805	0.332	0.107	0.012	0.8%

2204	0.108	0.082	0.369	0.12	0.056	0.009	0.104	0.108	0.369	0.106	0.04	0.007	3.8%

2205	0.236	0.217	0.82	0.347	0.067	0.016	0.245	0.254	0.82	0.305	0.04	0.016	-3.7%

2206	0.126	0.089	0.506	0.152	0.069	0.005	0.128	0.101	0.506	0.168	0.059	0.005	-1.6%

2207	0.236	0.186	0.82	0.294	0.107	0.016	0.237	0.222	0.82	0.317	0.076	0.016	-0.4%

2208	0.214	0.171	0.82	0.263	0.094	0.007	0.217	0.211	0.82	0.298	0.062	0.007	-1.4%

2209	0.49	0.2	0.82	0.688	0.365	0.075	0.503	0.269	0.82	0.82	0.356	0.075	-2.6%

3101	0.062	0.031	0.197	0.094	0.044	0.02	0.061	0.038	0.207	0.097	0.04	0.02	1.6%

3102	0.08	0.035	0.176	0.113	0.046	0.02	0.078	0.044	0.176	0.115	0.04	0.02	2.6%

3103	0.111	0.107	0.49	0.159	0.029	0.007	0.112	0.139	0.49	0.159	0.02	0.007	-0.9%

3104	0.08	0.089	0.49	0.086	0.03	0.007	0.081	0.108	0.49	0.096	0.026	0.007	-1.2%

3105	0.22	0.115	0.417	0.316	0.111	0.047	0.222	0.158	0.417	0.361	0.055	0.047	-0.9%

3106	0.157	0.111	0.49	0.211	0.072	0.007	0.15	0.14	0.49	0.222	0.035	0.007	4.7%

3107	0.216	0.195	0.49	0.439	0.016	0.007	0.205	0.234	0.49	0.49	0.009	0.007	5.4%

3202	0.017	0.02	0.143	0.021	0.007	0.001	0.006	0.034	0.265	0.001	0	0	183.3%

3202	0.028	0.023	0.106	0.039	0.012	0	0.028	0.028	0.106	0.058	0.008	0	0.0%

3203	0.094	0.07	0.29	0.138	0.033	0.012	0.091	0.093	0.29	0.1	0.012	0.012	3.3%

3204	0.088	0.027	0.142	0.112	0.063	0.047	0.084	0.043	0.16	0.125	0.047	0.047	4.8%

3205	0.126	0.071	0.29	0.153	0.071	0.044	0.128	0.091	0.29	0.123	0.05	0.044	-1.6%

3206	0.144	0.068	0.29	0.192	0.09	0.007	0.143	0.088	0.29	0.23	0.071	0.007	0.7%

3207	0.121	0.068	0.251	0.166	0.076	0.015	0.129	0.081	0.251	0.251	0.093	0.015	-6.2%

3208	0.085	0.05	0.213	0.094	0.055	0.035	0.086	0.061	0.213	0.09	0.058	0.035	-1.2%

3210	0.02	0.016	0.041	0.038	0.002	0	0.02	0.021	0.041	0.041	0	0	0.0%

3211	0.046	0.013	0.086	0.052	0.038	0.025	0.046	0.015	0.086	0.05	0.041	0.025	0.0%

3301	0.046	0.021	0.122	0.063	0.026	0	0.046	0.028	0.122	0.063	0.017	0	0.0%

3302	0.025	0.015	0.048	0.041	0.01	0	0.025	0.018	0.049	0.043	0.007	0	0.0%

3303	0.096	0.109	0.38	0.104	0.025	0.006	0.094	0.12	0.38	0.093	0.014	0.006	2.1%

3304	0.072	0.078	0.38	0.128	0.007	0	0.076	0.099	0.38	0.152	0.001	0	-5.3%

3305	0.053	0.05	0.38	0.069	0.018	0	0.054	0.065	0.38	0.077	0.009	0	-1.9%

3306	0.108	0.141	0.38	0.251	0.005	0.001	0.111	0.152	0.38	0.306	0.001	0.001	-2.7%

3400	0.023	0.024	0.129	0.037	0.003	0	0.025	0.03	0.129	0.044	0.002	0	-8.0%

3401	0.052	0.049	0.245	0.07	0.012	0.001	0.05	0.056	0.245	0.064	0.007	0.001	4.0%

3402	0.07	0.069	0.26	0.134	0.009	0	0.075	0.081	0.26	0.152	0.007	0	-6.7%

3403	0.056	0.036	0.26	0.061	0.034	0.001	0.054	0.044	0.26	0.061	0.023	0.001	3.7%

3404	0.109	0.063	0.26	0.135	0.071	0.001	0.109	0.08	0.26	0.136	0.052	0.001	0.0%

3405	0.046	0.005	0.057	0.047	0.04	0.04	0.046	0.005	0.057	0.05	0.04	0.04	0.0%

3406	0.074	0.051	0.26	0.087	0.045	0.003	0.074	0.058	0.26	0.082	0.053	0.003	0.0%

3407	0.084	0.063	0.26	0.125	0.035	0.009	0.087	0.083	0.26	0.143	0.02	0.009	-3.4%

3408	0.044	0.024	0.102	0.053	0.021	0.007	0.042	0.028	0.102	0.044	0.017	0.007	4.8%

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	ID3 Estimate						Nearest Neighbor						Mean
Vein	Mean	Std. Dev.	Max	Q3	Q1	Min	Mean	Std. Dev.	Max	Q3	Q1	Min	Diff

3409	0.039	0.037	0.22	0.037	0.021	0.009	0.04	0.053	0.26	0.035	0.015	0.009	-2.5%

5001	0.335	0.204	0.639	0.543	0.133	0.077	0.339	0.267	0.639	0.639	0.121	0.077	-1.2%

5002	0.671	0.776	3.091	0.732	0.167	0.064	0.67	0.96	3.091	0.612	0.153	0.059	0.1%

5003	1.721	2.195	7.508	2.337	0.091	0.055	1.812	2.654	7.508	1.491	0.088	0.038	-5.0%

5004	1.671	3.361	14.597	1.464	0.153	0.044	1.73	4.021	14.93	0.449	0.125	0.043	-3.4%

5005	1.595	3.085	14.929	0.842	0.076	0.016	1.256	3.774	14.93	0.292	0.029	0.016	27.0%

5006	0.425	0.738	4.802	0.427	0.07	0.038	0.377	0.916	4.87	0.56	0.062	0.038	12.7%

5007	1.023	0.586	3.419	1.465	0.544	0.081	0.976	0.962	3.439	1.123	0.181	0.08	4.8%

5008	1.594	3.097	14.93	0.838	0.109	0.053	1.462	3.343	14.93	0.72	0.108	0.053	9.0%

5009	0.088	0.065	0.237	0.144	0.024	0.008	0.093	0.081	0.237	0.174	0.013	0.007	-5.4%

5010	0.318	0.322	1.576	0.329	0.137	0.031	0.317	0.462	1.578	0.226	0.12	0.031	0.3%

5011	1.979	0.473	2.945	2.369	1.596	1.003	2.092	1.646	3.501	3.501	0.174	0.164	-5.4%

11.10.2.	Visual Comparison

On a local scale, model validation can be confirmed by the visual comparison of block grades to composite grades. Figure 11-8 through Figure 11-11 show typical cross sections where the block and drill color schemes are identical.

Figure 11-8 Comparison of Composite and Estimated Block Gold Grades, Helen Zone

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Figure 11-9 Comparison of Composite and Estimated Block Gold Grades, Gap Zone

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Figure 11-10 Comparison of Composite and Estimated Block Gold Grades, CSD Zone

Figure 11-11 Comparison of Composite and Estimated Block Gold Grades, 2201 Zone

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11.10.3.	Swath Plots

Further spatial model validation is provided by swath plots of individual lenses. Swath plots for a typical lens from each zone are presented in Figure 11-12 through Figure 11-19. These plots compare the average grade from the estimation to the NN from within regularly spaced swaths or slices through the lens in three dimensions (along strike, along width and vertically). Examination of the swath plots shows good agreement among the gold and silver estimation values.

Figure 11-12 Gold Swath Plots of Helen Zone 3103

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Figure 11-13 Silver Swath Plots of Helen Zone 3103

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Figure 11-14 Gold Swath Plots of Gap Zone 2208

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Figure 11-15 Silver Swath Plots of Gap Zone 2208

X
Y
Z
BM_ag_opt_1
BM_ag_opt_nn_1
DB_AG_OPT
1.4000
1.2000
1.0000
0.8000
0.6000
0.4000
0.2000
0.0000
Mean Grade
0
1000
3000
4000
5000
0
1000
Distance

Figure 11-16 Gold Swath Plots of CSD Zone 1106

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Figure 11-17 Silver Swath Plots of CSD Zone 1106

Figure 11-18 Gold Swath Plots of 2201 Zone 1302

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Figure 11-19 Silver Swath Plots of 2201 Zone 1302

11.10.4.	Model Smoothing Checks – Grade Tonnage Curves

A final model validation check can be made by examining the grade tonnage distribution for the estimation, which is illustrated in Figure 11-20 through Figure 11-23. The grade tonnage curve is used to describe the tons and grade that may be present above a cutoff for mining. Smoothing in the estimate, the spacing of the informing samples, and the continuity of grades within the vein all affect the shape of the estimated grade tonnage curve. Above a 0.1 opt gold cut-off grade the curve shows gradually increasing grade and decreasing tonnage as the cut-off grade is increased.

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Figure 11-20 Helen Zone Grade Tonnage Plots

Figure 11-21 Gap Zone Grade Tonnage Plots

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Figure 11-22 CSD Zone Grade Tonnage Plots

Figure 11-23 2201 Zone Grade Tonnage Plots

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11.11.	Factors That May Affect Mineral Resources

Areas of uncertainty that may materially impact the Mineral Resource Estimates include:

•	Changes to long term metal price assumptions.

•	Changes to the input values for mining, processing, and G&A costs to constrain the estimate.

•	Changes to local interpretations of mineralization geometry and continuity of mineralized Domains.

•	Changes to the density values applied to the mineralized zones.

•	Changes to metallurgical recovery assumptions.

•	Variations in geotechnical, hydrogeological and mining assumptions.

•	Changes to assumptions with an existing agreement or new agreements.

•	Changes to environmental, permitting, and social license assumptions.

•	Logistics of securing and moving adequate services, labor, and supplies could be affected by epidemics, pandemics and other public health crises.

11.12.	Reasonable Prospects for Economic Extraction

S-K 1300 requires mineral resources demonstrate “Reasonable Prospects for Economic Extraction” (RPEE). Stope optimizer software is well suited to meet this requirement. The software will produce stope designs that meet minimum minable geometric shapes that exceed the cutoff grade. These shapes will include necessary low grade or waste dilution included with the stope design.

Cove mineral resources are defined by a mining geometry consistent with the drift and fill or drift and bench mining methods chosen. The dimensions of a minimum minable stope cross section are 20 feet wide x 15 feet high. Individual stope lengths can vary from a minimum of 20 feet to a maximum of 100 feet.

11.12.1.	QP Opinion

Practical Mining is not aware of any environmental, legal, title, taxation, socioeconomic, marketing, political, or other relevant factors that would materially affect the estimation of Mineral Resources that are not discussed in this Technical Report.

Practical Mining is of the opinion that the Mineral Resources for the Project, which were estimated using industry accepted practices, have been prepared and reported using S-K 1300 definitions.

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Technical and economic parameters and assumptions applied to the Mineral Resource Estimate are based on parameters received from i-80 and reviewed by Practical Mining to determine if they were appropriate.

The QP considers that all issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

11.13.	Mineral Resources

Cove mineral resources in each zone are tabulated in Table 11-15. The cutoff grade for mineral resources varies by process type and estimated recovery. It is anticipated that total gold production will be limited by mine capacity and cut off grades will range from a low of 0.112 Au opt to a high of 0.155 Au opt. Details of Cutoff grade estimation are given in section 18.4.

Table 11-15 Summary of Cove Mineral Resources at the End of the Fiscal Year Ended December 31, 2024

	Tons (000)	Tonnes (000)	Au (opt)	Au g/t	Ag (opt)	Ag (g/t)	Au ozs (000)	Ag ozs (000)

Indicated Mineral Resource

Helen	743	674	0.271	9.3	0.074	2.6	201	55

Gap	280	254	0.219	7.5	0.239	8.9	61	72

CSD	275	249	0.175	6.0	1.603	55.0	48	441

Total Indicated	1,298	1,177	0.239	8.2	0.438	15.0	310	568

Inferred Mineral Resource

Helen	1,743	1,582	0.245	8.4	0.083	2.9	427	146

Gap	2,229	2,022	0.244	8.4	0.262	9.0	543	585

CSD	319	290	0.173	5.9	1.685	57.8	55	538

2201	168	153	0.780	26.7	1.016	34.8	131	171

Total Inferred	4,459	4,047	0.259	8.9	0.323	11.1	1,156	1,439

Notes:

1.	Mineral resources have been estimated at a gold price of $2,175 per troy ounce and a silver price of 27.25 per troy ounce. Refer to Section 16.1 for a discussion on metal pricing;
2.	Mineral resources have been estimated using gold metallurgical recoveries ranging from 73.2% to 93.3% for roasting and 78.5% to 95.1 % for pressure oxidation;
3.	Roaster cutoff grades range from 4.15 to 5.29 Au g/t (0.121 to 0.154 opt) and pressure oxidation cutoff grades range from 3.83 to 4.64 Au g/t (0.112 to 0.135 opt);
4.	The effective date of the mineral resource estimate is December 31, 2024;
5.

Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, socio-political, marketing, or other relevant factors;

6.

An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource has a

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lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration; and

7.	The reference point for mineral resources is in situ.

12. Mineral Reserve Estimates

The Cove Project does not have any Mineral Reserves.

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13. Mining Methods

13.1.	Mine Development

13.1.1.	Access Development

Underground access to the mining areas will begin with a portal on the North side of the existing pit and ramp down. Initial work will consist of 4,557 feet of decline from the portal down to approximately the 4600-foot elevation and 889 feet of drill laterals. The drill laterals are located directly above the Helen and Gap deposits. (Figure 13-1)

Figure 13-1 Exploration Development

The decline will serve as a starting point for subsequent development and a portion of the drill cross cuts will later serve as the part of the main ventilation intake. Primary access drifts are designed 15 feet wide and 17.5 feet high to permit 30-ton haulage trucks and provide a large cross section for ventilation. Drift gradients will vary from – 15% to + 15% to reach the desired elevation. Secondary drifts, spiral ramps and vertical raises will connect the haulage drifts to provide a pathway for ventilation to the surface and serve as a secondary escape way (Figure 13-2).

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Figure 13-2 Plan view showing portal, main haulages, and two raises to surface

13.1.2.	Ground Support

The ground conditions at the Project are typical of the northern Nevada extensional tectonic environment. Joint spacing varies from a few inches to a foot or more. It is expected that Swellex rock bolts along with welded wire mesh will be able to control all conditions encountered during decline development and stoping. Shotcrete will also be liberally applied as needed to prevent long-term deterioration of the rock mass. Under more extreme conditions, resin anchor bolts, or cable bolts can be used to supplement the primary support. Steel sets and spiling may also be used to support areas with the most severe ground conditions.

Project geologists have recorded core recovery and Rock Quality Designation (RQD) as part of their normal core logging process. Figure 13-3 summarizes RQD for each formation in the mining horizon. RQD values from 30% to the low 40% range are typical for mines in the area. RQD values are also dependent on drill orientation relative to the major joint sets and can vary widely.

The Modified Rock Mass Rating system proposed by Jakubec and Laubscher (2000) provides for additional characteristics to be considered in addition to RQD. These include filling material, joint waviness, alteration, weathering and the presence of water. A selection of core holes in the resource delineation program should be logged with the MRMR system to allow comprehensive classification of the rock mass.

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Figure 13-3 Formation RQD

TRas: Smelser Pass - Limestone
TRah: Home Station - Dolomite
TRapc: Panther Canyon - Quartz Conglomerate and Sandstone
TRfv: Favret - Limestone
TRapd: Panther Canyon - Dolomite
TRdv: Dixie Valley - Dolomitic Sandstone
Interval Length
Cumulative %
RQD
0 - 10
20 - 30
40 - 50
60 - 70
80 - 90
0%
5%
10%
15%
20%
25%
30%
35%
40%
2%
4%
6%
8%
12%
14%
16%
60%
80%
100%

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Joint set orientation relative to the mine opening geometry is the most significant factor in opening stability in north-east Nevada. In conjunction with the resource delineation program, Acoustic Tele Viewer logging should be obtained to determine joint orientation for each domain to optimize mine opening orientation and estimate support requirements.

13.1.1.	Ventilation and Secondary Egress

Mechanized underground mining relies heavily on diesel equipment to extract the mineralized material and waste rock and to transport backfill to the stopes. Diesel combustion emissions will require substantial amounts of fresh ventilation air to remove the diesel exhaust and maintain a healthy working environment. A combination of the main access drifts and vertical raises to the surface are arranged in a manner to provide a complete ventilation circuit capable of supplying the mine with 500,000 cubic feet per minute (CFM) of fresh air. Air movement is facilitated by primary ventilation fans placed at the surface and underground in strategic locations. Small auxiliary fans and ducting will draw primary ventilation air directly into the working faces.

Figure 13-4 Ventilation Schematic

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Secondary egress will be provided by installing a personnel hoist with a capsule capable of holding up to four people. The hoist will be located at the surface of the exhasut ventilation raise.

13.1.2.	Dewatering

The dewatering wells will provide the majority of mine dewatering. Small localized inflows will be captured at sumps located strategically throughout the mine and pumped to the surface where it will be commingled with the water from the dewatering wells.

13.2.	Mining Methods

Due to the mostly flat geometry of the ore lenses, all planned production mining will be completed using drift and fill mining. The final choice of mining method will depend upon the geometry of the stope block, proximity to main access ramps, ventilation and escape routes, the relative strength or weakness of the mineralized material and adjacent wall rock, and finally the value or grade of the mineralized material. The choice of mining method will not be finalized until after the stope delineation and definition drilling is completed. The drift and fill method is discussed briefly in the following paragraphs.

13.2.1.	Drift and Fill

Drift and Fill is a very selective mining method. A drift and fill stope is initiated by driving a waste crosscut from the access ramp to the ore. The initial ore drift is driven at planned 13-feet wide by 13-feet high dimensions, with gradient varying between +/-20% to follow the geometry of the mineralization. The minimum cut and fill drift height is eight feet to minimize dilution on the thinner mineralized lenses. Once the initial drift is driven, floor may be pulled and/or back may be breasted down to capture the full thickness of the lens. Where mining is planned adjacent to the drift, it will be backfilled with CRF prior to mining the subsequent drifts. (Figure 13-5)

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Figure 13-5 Depiction of Drift and Fill method

13.3.	Underground Labor

Approximately 5,270 feet of development will be undertaken in 2022 and 2023 to provide access for underground delineation and exploration drilling. Underground workforce requirements for this early development phase of the Project are estimated in Table 13-1. Following a positive production decision in 2024, production will increase and peak underground workforce requirements for the Project are presented in Table 13-2. This estimate was prepared using productivity rates typical for large-scale mechanized mining in North America. The Project will operate 24 hours per day seven days per week. Project operations workforce will be divided into four crews scheduled to work 14 out of every 28 days.

Table 13-1 Underground Workforce 2028 through 2029

Job Classification	Count

Miners	8

Mechanics	4

Supervision	2

Technical Staff	8

Manager	1

Total	23

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Table 13-2 Peak Underground Workforce beginning 2030

Job Classification	Count

Miners	80

Mechanics/Electricians	20

Supervision	8

Technical Staff	16

Manager	1

Total	125

13.4.	Mobile Equipment Fleet

During the early exploration phase, capital development drifting will average 10-15 feet per day from 2022 into 2023. Following a positive production decision, ore production will begin in 2024 and ramp up to the steady state rate of 1,250 tpd. Mine development will follow the water level drawdown opening new production areas to sustain production. Table 13-3 lists the mining fleet necessary to achieve the development goals during the delineation drilling. Table 13-4 lists the mining fleet necessary to achieve the development and production goals for peak mining levels.

Table 13-3 Underground Mobile Equipment and Support Equipment for Exploration Development Phase

Description	Quantity

6-Yd LHD	1

30-T Haul Truck	1

Jumbo Drill	1

Bolter	1

Fork Lift	1

Lube Truck	1

Grader	1

Emergency Rescue	1

Tractor	2

UTV	1

Table 13-4 Underground Mobile Equipment and Support Equipment for Peak Production Mining

Description	Quantity

6-Yd LHD	6

30-T Haul Truck	8

Jumbo Drill	4

Bolter	4

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Description	Quantity

Remix Truck	2

Cement Pump	2

Fork Lift	2

Lube Truck	1

Grader	1

Emergency Rescue	1

Heavy Duty Pickup	1

Tractor	3

UTV	4

13.5.	Mine Plan

The productivities of Table 13-5 were used to develop the production plan. The production plan is limited by overall production rates. Assuming a positive production decision in 2027, development and production rates will increase as headings become available, eventually reaching a maximum rate of 100 total feet per day and 1,300 tons of mineralized material production per day. At these rates, the mine plan is exhausted in 2036. The mine plan is summarized in Table 13-6. The production profile over the life of mine is shown in Figure 13-6.

Table 13-5 Heading Productivity

Heading Type	Units	Daily Rate

Primary Capital Development Drift	Feet/Day	12

Secondary Capital Development Drift	Feet/Day	10

Raise Bore	Feet/Day	10

Drop Raise	Feet/Day	15

Ore Drift Development	Feet/Day	10

Floor Pulls	Ton/Day	300

Breast Downs	Ton/Day	100

Long Hole Stoping	Ton/Day	500

Backfill	Ton/Day	500

Table 13-6 Annual Production and Development Schedule (Including Inferred Mineral Resource)

Calendar Year	2028	2029	2030	2031	2032	2033	2034	2035	2036	Total
	Mineralized Material Mined
Mineralization Mined (000’s Tons)	-	155.7	170.1	471.7	445.1	486.3	410.8	430.2	270.8	2840.7
Gold Grade (Ounce/Ton)	-	0.268	0.297	0.331	0.339	0.333	0.283	0.284	0.327	0.313
Silver Grade (Ounce/Ton)	-	0.106	0.113	0.080	0.111	0.318	0.261	0.201	0.194	0.184
Contained Gold (000’s Ounces)	-	41.8	50.5	156.0	150.8	162.1	116.3	122.1	88.4	888.1

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Calendar Year	2028	2029	2030	2031	2032	2033	2034	2035	2036	Total
Contained Silver (000’s Ounces)	-	16.5	19.2	38.0	49.5	154.7	107.1	86.5	52.6	524

Marginal Mineralization Mined (000’s Tons)	-	10.0	2.8	18.0	28.8	12.4	12.2	7.6	16.9	108.6
Gold Grade (Ounce/Ton)	-	0.092	0.089	0.108	0.105	0.103	0.118	0.124	0.119	0.107
Silver Grade (Ounce/Ton)	-	0.029	0.042	0.028	0.039	0.188	0.155	0.110	0.076	0.077
Contained Gold (000’s Ounces)	-	0.9	0.2	1.9	3.0	1.3	1.4	0.9	2.0	11.8
Contained Silver (000’s Ounces)	-	0.3	0.1	0.5	1.1	2.3	1.9	0.8	1.3	8.4

Total Mineralization Mined (000’s Tons)	-	165.7	172.9	489.7	473.9	498.6	423.0	437.8	287.7	2949.3
Gold Grade (Ounce/Ton)	-	0.257	0.294	0.323	0.325	0.328	0.278	0.281	0.314	0.305
Silver Grade (Ounce/Ton)	-	0.101	0.112	0.079	0.107	0.315	0.258	0.199	0.187	0.180
Contained Gold (000’s Ounces)	-	42.7	50.7	157.9	153.9	163.3	117.8	123.1	90.4	899.8
Contained Silver (000’s Ounces)	-	16.8	19.3	38.5	50.7	157.0	108.9	87.3	53.9	532.4
	Production Mining
Stope Development and Drift and Fill Mining (000’s Tons)	-	139.5	140.9	360.9	398.0	387.5	337.2	365.0	196.6	2,325.6
Bench Mining (000’s Tons)		26.2	32.0	128.8	75.9	111.1	85.8	72.8	91.0	623.7
Mineralization Production Rate (tpd)	-	454	474	1,342	1,295	1,366	1,159	1,200	786	897
	Backfill
Total CRF Backfill (000’s Tons)	-	108.7	113.5	321.4	311.0	327.2	277.6	287.3	188.8	1,935.5
	Waste Mining
Expensed Waste (000’s Tons)	-	37.2	13.5	46.1	45.2	27.0	32.1	34.4	13.7	249.3
Primary Capital Drifting (Feet)	-	9,352	4,036	1,859	4,799	265	1,386			21,698
Secondary Capital Drifting (Feet)	200	1,194	855	574	829	39	396			4,086
Capital Raising (Feet)	-	934	578	241	264	-	1,727			3,744
Capitalized Mining (000’s Tons)	3.5	210.3	95.1	43.1	107.7	4.9	49.8			514.4
Total Tons Mined (000’s Tons)	3.5	413.2	281.5	579.0	626.8	530.5	504.9	472.2	301.4	3,713.0
Mining Rate (tpd)	10	1,132	771	1,586	1,713	1,453	1,383	1,294	823	1,129

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Figure 13-6 Production Profile (Including Inferred Mineral Resources)

The Helen deposit mineral resource contains 70% inferred mineral resources and the Gap deposit contains 89% inferred mineral resources. The mining schedule presented in Table 13-7 is derived by factoring the full mine plan containing both inferred and indicated mineral resources. Adjustments to productivity or recalculation of costs have not been performed. Capital development mining is identical in both cases. The without inferred mineral resource mine plan is depicted in Table 13-7 and Figure 13-7.

Table 13-7 Annual Production and Development Schedule (Excluding Inferred Mineral Resource)

Calendar Year	2028	2029	2030	2031	2032	2033	2034	2035	2036	Total

Mineralized Material Mined 46.5			50.8	141.0	104.0	77.9	54.5	57.4	30.2
Mineralization Mined (000’s Tons)	-	46.5	50.8	141.0	104.0	77.9	54.5	57.4	30.2	562.4
Gold Grade (Ounce/Ton)	-	0.268	0.297	0.331	0.345	0.346	0.295	0.307	0.327	0.321
Silver Grade (Ounce/Ton)	-	0.106	0.113	0.080	0.106	0.254	0.237	0.190	0.194	0.147
Contained Gold (000’s Ounces)	-	12.5	15.1	46.6	35.9	27.0	16.1	17.6	9.9	180.6
Contained Silver (000’s Ounces)	-	4.9	5.7	11.3	11.0	19.8	12.9	10.9	5.9	82.5

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Calendar Year	2028	2029	2030	2031	2032	2033	2034	2035	2036	Total
Marginal Mineralization Mined (000’s Tons)	-	3.0	0.8	5.4	7.5	1.9	1.4	0.9	1.9	22.7
Gold Grade (Ounce/Ton)	-	0.092	0.089	0.108	0.108	0.110	0.118	0.120	0.119	0.107
Silver Grade (Ounce/Ton)	-	0.029	0.042	0.028	0.043	0.155	0.155	0.103	0.076	0.058
Contained Gold (000’s Ounces)	-	0.3	0.1	0.6	0.8	0.2	0.2	0.1	0.2	2.4
Contained Silver (000’s Ounces)	-	0.1	0.0	0.1	0.3	0.3	0.2	0.1	0.1	1.3

Total Mineralization Mined (000’s Tons)	-	49.5	51.7	146.4	111.5	79.8	55.9	58.3	32.1	585.1
Gold Grade (Ounce/Ton)	-	0.257	0.294	0.323	0.329	0.341	0.291	0.304	0.314	0.313
Silver Grade (Ounce/Ton)	-	0.101	0.112	0.079	0.102	0.252	0.235	0.188	0.187	0.143
Contained Gold (000’s Ounces)	-	12.8	15.2	47.2	36.7	27.2	16.3	17.7	10.1	183.1
Contained Silver (000’s Ounces)	-	5.0	5.8	11.5	11.4	20.1	13.2	11.0	6.0	83.8
	Production Mining
Stope Development and Drift and Fill Mining (000’s Tons)	-	41.7	42.1	107.9	79.9	33.0	14.3	14.9	2.4	336.2
Bench Mining (000’s Tons)		7.8	9.6	38.5	15.6	10.1	4.3	5.0	1.1	92.1
Mineralization Production Rate (tpd)	-	136	142	401	305	219	153	160	88	178
	Backfill
Total CRF Backfill (000’s Tons)	-	9.7	10.1	28.7	18.5	7.9	3.1	3.3	0.3	81.6
	Waste Mining
Expensed Waste (000’s Tons)	-	11.1	4.0	13.3	11.0	2.6	4.1	4.0	0.0	50.2
Primary Capital Drifting (Feet)	-	9,352	4,036	1,859	4,799	265	1,386			21,698
Secondary Capital Drifting (Feet)	200	1,194	855	574	829	39	396			4,086
Capital Raising (Feet)	-	934	578	241	264	-	1,727			3,744
Capitalized Mining (000’s Tons)	3.5	210.3	95.1	43.1	107.7	4.9	49.8			514.4
Total Tons Mined (000’s Tons)	3.5	271.0	150.8	203.3	230.3	87.3	109.8	62.4	32.1	3,713.0
Mining Rate (tpd)	10	742	413	557	629	239	301	171	88	350

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Figure 13-7 Production Profile without Inferred Mineral Resources

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14. Recovery Methods

14.1.	INTRODUCTION

Mineralization from Cove operation which is amenable to roasting will be processed via dry grind, 0roasting followed by carbon in leach (CIL) at Nevada Gold Mines Gold Quarry. The most recent metallurgical testing is described in Section 10 Mineral Processing and Metallurgical Testing supports processing parameters at this facility at NGM. Up to 750 tons per day of Cove production will be processed at the Gold Quarry Roaster.

Beginning 2028, amenable production will also be processed through the Lone Tree pressure oxidation facility. Operating conditions will be determined. Production will likely be blended with feed from other i-80 operations.

14.2.	Gold Quarry Roaster

The Gold Quarry roaster processes 3.4 to 3.6 million tons per year and consists of primary and secondary crushing, dry grinding, dual stage fluidized bed roasting, off-gas handling, mercury recovery systems, a slurry neutralization circuit, a carbon-in-leach (CIL) circuit with carbon stripping, cyanide detoxification circuit, and electrowinning for gold recovery. Roaster off-gas is processed to recovery sulfuric acid for sale or internal use.

Gold recovery estimates are based on both test work and operational history at both facilities with curves utilized for both depending on operating strategy and ore characteristics. The current roaster LOM has an average recovery of 88%.

The simplified Gold Quarry Roaster process flowsheet is shown in Figure 14-1.

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Figure 14-1 Nevada Gold Mines Gold Quarry Roaster Simplified Flowsheet

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14.3.	Lone Tree Pressure Oxidation Facility

i-80 Gold plans to process single refractory ore from their Nevada mines at their Lone Tree Mill in a hub and spoke arrangement.

14.3.1.	Lone Tree Mill Historic Processing

The Lone Tree Mine is located immediately adjacent to I-80, approximately 12 miles west of Battle Mountain, 50 miles east of Winnemucca, and 120 miles west of Elko. Mining commenced at Lone Tree in April 1991 with the first gold pour in August of 1991. In 1993, a POX circuit was added to the facility, which included a SAG / ball mill circuit, followed by a thickening circuit, the POX process for refractory gold ores, and finally CIL, carbon stripping, and refining.

In 1997, a 4,500 tpd flotation plant was constructed to make concentrate to supplement the feed to the POX circuit, as well as to ship excess concentrate to Newmont’s Twin Creeks POX plant or to its Carlin roaster. The Lone Tree processing facilities were shut down at the end of 2007. Since that time, the mills have been rotated on a regular basis to lubricate the bearings. In general, the facility is still in place with most of the equipment sitting idle.

i-80 Gold Corp’s objective is to refurbish and restart the POX circuit and associated unit operations, including the existing oxygen plant, as it was operating before the shut-down, while meeting all new regulatory requirements. The flotation circuit is not being considered for restart. The POX circuit will have capability to operate under either acidic or basic conditions.

In order to restart the process plant, new environmental regulations in relation to allowable mercury emissions must be met. In February 2011, the NDEP and the EPA brought about new standards to limit mercury emissions to 127 lb of mercury for every million tons of ore processed. In order to meet this requirement, the Lone Tree facility will require several environmental upgrades prior to restart.

14.3.2.	Lone Tree Facility Block Flow Diagram

A block flow diagram for the Lone Tree Mill facility is included in Figure 14-2. The block flow diagram contains the follow major processing areas:

•	Ore Reclaim, Grinding and Thickening and Acidulation

•	Pressure Oxidation

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•	POX Off-gas Treatment and Quench Water Loop
•	Neutralization, Carbon-in-Leach, and Cyanide Destruction
•	Tailings Thickening and Filtration
•	Acid Wash, Carbon Stripping, and Carbon Regeneration
•	Electrowinning and Refinery
•	Plant and Instrument Air
•	Oxygen Plant
•	Reagent Preparation and Storage
•	Process and Plant Service Cooling Towers
•	Water Distributions
•	Steam Generating Plant and Propane Storage.

14.3.3.	Key Design Criteria

The Lone Tree Pressure Oxidation (POX) Facility restart will have minimal changes made from the 1993 PDC. A new PDC was developed based on the expected production sources as defined by i-80.

Key process design criteria are summarized in Table 14-1.

Table 14-1 Summary of Key Process Statistics

Criteria	Units	Value

Annual Mill Throughput	tons	912,500

Daily Throughput (per calendar day)	tons	2,500

Operating Throughput of Ore to Autoclave Circuit (LTH feed)	tph	122.5

Operating Time / Availability	%	85

Design Sulfur Treatment Rate	tph S	2.7

Gold Recovery	%	Varies

Silver Recovery	%	Varies

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Figure 14-2 Lone Tree Facility Block Flow Diagram

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14.3.4.	Lone Tree Facility Description

14.3.4.1.	Mill Feed Reclaim

The purpose of the Mill feed reclaim area is to store and reclaim material for processing, which has been shipped to the lone tree processing facility via highway ore trucks.

Run of mine (ROM) crushed material is delivered to the stockpile area. Material from various mining locations – namely Granite Creek, Cove, and Archimedes – is dumped at designated locations within the storage area and blended into facility feed stockpiles.

The stockpile area will have the capacity to store multiple days output of mined and crushed material to accommodate the production shipment schedule to site. Additionally, the reclaim area is utilized for feed blending for the POX circuit. This blending will be used to manage the sulfide sulfur concentrations, gold grades, and carbonate grades through the autoclave to ensure stable circuit operation within the design window for the plant.

14.3.4.2.	Comminution

The purpose of comminution area is to reduce the particle size of the feed ore to the target autoclave circuit feed size for sufficient sulfide oxidation kinetics and gold recovery within the autoclave. The comminution area contains an SABC circuit with a dedicated SAG (semi-autogenous grinding mill) and ball mill to reduce the feed particle size to the target grind size. The SAG mill is fed via a conveyor from the dump hopper. The ball mill cyclone overflow is directed to the POX feed thickening conveyor.

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14.3.4.3.	Thickening and Acidulation

The purpose of the thickening area is to prepare the slurry for autoclave process by densifying the product of the grinding circuit to improve storage capacity of the downstream slurry storage tanks, improve the autoclave heat balance by reducing the water transferred to the autoclave and improving the possible solids flow through the autoclave feed pumps. The dense slurry is stored in two acidulation tanks that provide a combined storage / acidulation retention time of 12 hours. The acidulation tanks ensure continuous feed to the autoclave plant, unaffected by upstream throughput variations.

14.3.4.4.	Pressure Oxidation

The POX autoclave circuit includes the slurry pre-heaters, autoclave feed, autoclave, and the POX ancillary services: autoclave agitator seal system, oxygen supply, high pressure cooling water, and high-pressure steam. The Lone Tree Facility restart includes provisions to operate the circuit in alkaline or acidic modes depending on the feed carbonate concentration among other factors.

14.3.4.4.1.	Slurry Heaters

The purpose of the slurry heaters is to capture excess energy discharged from the autoclave and pre-heat the feed slurry prior to the autoclave process reducing the total energy input required to operate the autoclave. The heating is achieved in two stages consisting of a series of two refractory lined counter-current splash slurry heater vessels. The heat source is flashed steam released from the autoclave discharge slurry during the pressure letdown process. The splash slurry heaters are direct contact heat exchanger and provide a means of heat recovery via steam condensation. This reduces the off-gas load on the downstream off-gas equipment and reduces the required input steam.

14.3.4.4.2.	Autoclave Feed

The purpose of the autoclave feed area is to increase the pressure of the pre heated slurry to above the autoclave operating pressure to facilitate transfer into the autoclave at the required pressure using the autoclave feed pumps.

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14.3.4.4.3.	Autoclave

The purpose of the autoclave is to oxidize the refractory sulfide minerals under acidic or alkaline conditions to liberate the gold trapped in the sulfide sulfur minerals. The autoclave at Lone Tree is designed to operate at 389 °F and 297 PSI(g) with a slurry residence time of 40 - 50 minutes and consists of 4 compartments. The design expects a 78% - 97% cumulative sulfide sulfur oxidation through the autoclave depending on operating conditions. In either operating condition high purity oxygen is introduced to all four compartments of the autoclave at controlled rates to oxidize the fed sulfide minerals. Due to the low sulfur grades steam is required to be continuously fed to the autoclave to maintain the kinetically required oxidation rates to achieve the sulfide sulfur oxidation extent. The autoclave slurry is discharged through a level control choke valve and is fed to the high pressure flash vessel.

14.3.4.4.4.	Flash System

The purpose of the flash system is to reduce the pressure and temperature of the autoclave discharge, making it suitable for subsequent unit operations downstream. The oxidized slurry undergoes a controlled pressure and temperature reduction process as it passes through two stages of flashing vessels located downstream of the last autoclave compartment.

14.3.4.5.	POX Off-gas Treatment

The purpose of the POX off-gas treatment area is to effectively eliminate particulate matter present in the POX vent stream, while simultaneously reducing the temperature and volume of the vent gas through direct contact condensation. This process serves to alleviate the burden imposed on downstream equipment, ensuring their optimal performance, and mitigates the environmental impact by minimizing emissions. The off-gas treatment circuit also includes a mercury removal step to minimize autoclave mercury emissions to the environment.

14.3.4.6.	Slurry Coolers

The purpose of slurry coolers is to reduce the temperature of the incoming slurry from the low-pressure flash vessel to prepare it for the downstream neutralization and CIL circuits through a series of water cooled shell and tube heat exchangers.

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14.3.4.7.	Neutralization

The purpose of neutralization circuit is to neutralize all free acid in the slurry, precipitate the heavy metals as their hydroxides and raise the pH to approximately 10 to ensure cyanide stability in the CIL circuit for personnel safety and process optimization. The neutralization circuit is dosed with lime slurry to raise the pH of the autoclave discharge slurry. The neutralized slurry from this circuit is then fed to the CIL circuit for gold recovery.

14.3.4.8.	Carbon-in-Leach

The purpose of CIL circuit is to leach and extract gold and silver from the oxidized slurry from neutralization using cyanidation and carbon adsorption. The CIL circuit provides retention time of 24 to 28 hours. The CIL circuit consists of 6 mechanically agitated tanks arranged in a series. The agitators prevent solid settlement and maximize contact time to improve gold and silver recovery. The carbon flows counter current to the slurry flows and the loaded carbon is sent to an elution circuit for carbon stripping and regeneration. Unloaded carbon is fed the last tank of the CIL circuit. The leached slurry is transferred to the cyanide destruction circuit.

14.3.4.9.	Elution

The purpose of the elution circuit is to elute precious metals from the loaded carbon and transfer the resulting loaded solution of high gold concentration (pregnant eluate) to the refinery to generate doré.

14.3.4.9.1.	Carbon Acid Wash

The purpose of acid wash is to rinse the loaded carbon form CIL with dilute nitric acid solution prior to the carbon stripping process. Carbonate scale builds up on the activated carbon during the CIL process and fouls the carbon’s adsorption properties by depositing a layer of scale. If left intact, over time the scale will limit the adsorption capacity of the carbon and will cause softening of the carbon in the regeneration kiln. The loaded carbon from CIL is first treated within the carbon acid wash vessel prior to treatment within the carbon stripping vessel.

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14.3.4.9.2.	Carbon Stripping

The purpose of the carbon strip circuit is to strip the cleaned loaded carbon from the acid wash vessel of the adsorbed gold using a Pressure ZADRA Strip scheme. The ZADRA strip uses several bed volumes of a recirculated solution to strip the precious metals off the loaded carbon. The cyanide solution is buffered by caustic to assist with gold elution. The stripped carbon is then sent to carbon regeneration circuits. The loaded solution is next processed in the electrowinning circuit.

14.3.4.9.3.	Elution Mercury Abatement

The purpose of elution mercury abatement system is to condition the off gas leaving the pregnant and barren solution tank to remove fine particulate, solution aerosols and condensed and gas phase mercury.

14.3.4.10.	Carbon Regeneration

The purpose of the carbon regeneration circuit is to restore the activated carbon’s ability to recover gold from the cyanidation circuit solutions. The circuit also permits the introduction of new carbon to the process and removes carbon fines from the process.

14.3.4.10.1.	Carbon Regeneration Kiln

As carbon is used in the CIL and elution circuits, the surface and internal pore structure becomes contaminated with organic species. The organics foul the carbon, slow the gold adsorption rate, and decrease the gold loading capacity of the carbon. The carbon reactivation electric kiln is a horizontal rotary kiln that is specifically designed for this purpose.

14.3.4.10.2.	Carbon Fines Handling

Carbon fines are transferred by gravity from the reactivated carbon vibrating screen, carbon reactivation feed vibrating screen, kiln feed hopper, and carbon reactivation electric kiln. The carbon fines are dewatered in a filter press and discharged into supersacks for external sale.

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14.3.4.11.	Refinery

The purpose of the refinery circuit is to recover gold cyanide solutions via electrowinning and produce doré bullion bars.

14.3.4.11.1.	Electrowinning

The purpose of the electrowinning (EW) circuit is to recover gold from the pregnant solution by applying a voltage across electrodes immersed in the pregnant solution. Rich solution from the pregnant solution tank is transferred through the EW cells to electrowin the gold.

14.3.4.11.2.	Refining

The purpose of the refining process is to produce doré bars void of other contaminants including but not limited to mercury.

The sludge from the EW cells is first processed in a mercury retort oven to remove the co-captured mercury from the precious metals recovery steps. The retorted gold sludge is then processed in a melt furnace to produce the final mine grade doré bars.

14.3.4.12.	Cyanide Destruction

The purpose of the cyanide destruction circuit is to effectively reduce the concentration of cyanide in the final tail discharge and the recycled process water, ensuring compliance with predefined environmental standards and regulations and improving the safety of the operation by reducing cyanide concentrations outside of the CIL and elution circuits. The circuit targets a specific concentration limit of 2.5 mg/L of residual weakly acid-dissociable cyanide (CNWAD). This reduction is accomplished through the application of the SO2/air cyanide destruction process, which oxidizes the cyanide to meet the required concentration level. The cyanide destruction circuit is fed directly from the slurry discharge from the CIL circuit.

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14.3.4.13.	Tailings Preparation

The purpose of the tailings circuit is to increase the density of the detoxified tailings to aid with dry stacking of tailings residue. Additionally, this circuit produces process water for internal use within the facility. The tailings preparation circuit consists of a thickener as a first stage of solids densification. The thickener underflow is then fed to a tailings filtration circuit which dewaters the tailings sufficiently to support tailings dry stacking. The de-watered tailings from the filter presses are then dry stacked at the tailings storage facility.

The water removed from the tailings slurry is used as process water within the facility to offset water requirements. Excess process water is processed via a reverse osmosis circuit to provide supplemental permeate water to offset fresh water requirements.

14.3.4.14.	Water Distributions

There are eight types of defined water services at Lone Tree:

•	Fresh water – Is generally used for reagent make-up and water washing streams.
•	Gland water – Is used to supply gland water to slurry pumps.
•	Mill water – Is used to provide dilution water within the milling circuit.
•	Potable water – Is used for safety showers and sanitary uses.
•	Demineralized water – Is primarily used to supply the steam generating plant.
•	Process water – Is used for washing and slurry dilutions. Additionally, generally feeds the reverse osmosis circuit to generate permeate water.
•	Quench water – Is used within the POX off-gas circuit as the source of direct cooling water.
•	Excess water – Is discharged from the main processing facility to the existing heap leach facility for treatment.

14.3.4.15.	Solution Cooling

The purpose of the cooling area is to reject heat absorbed within the process to atmosphere. The solution cooling area includes the process service cooling circuit and the plant service cooling circuit. The process cooling circuit rejects the heat from the autoclave cooling circuit and the elution circuit heat exchangers. The plant service cooling circuit provides trim heat rejection from various equipment support systems throughout the design.

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14.3.4.16.	Reagents

Each set of compatible reagent preparation and storage systems is located within dedicated containment areas to prevent erroneous mixing of reagents. Storage tanks are equipped with level indicators, instrumentation, and alarms to reduce the risk of spills during normal operation. Appropriate ventilation, fire and safety protection, safety shower stations and Safety Data Sheet stations are located throughout the facility.

14.3.4.16.1.	Oxygen Plant

High purity oxygen is primarily used for oxidation of sulfide during the POX process, of iron conversion from ferrous to ferric in the neutralization circuit, and of cyanide to cyanate in cyanide destruction. Furthermore, during cyanidation, the addition of oxygen maximizes the rate of gold dissolution. At Lone Tree, a cryogenic ASU produces high purity oxygen. The unit uses pressure swing adsorption technology for front end purification and production of high-pressure oxygen at 95% purity.

14.3.4.17.	Instrument and Plant Air

The Lone Tree facility includes separate instrument and plant air systems to support the facilities air requirements.

14.3.5.	Utilities Consumption

The plant consumptions for water and power are provided for the average processing case below and consider the design blend of material to be processed within the Lone Tree Facility for the design life of operation.

14.3.5.1.	Water Consumption

Table 14-2 provides a summary of the water consumption by type for the Lone Tree processing facility.

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Table 14-2 Lone Tree Facility Water Consumption by Type

Type	Consumption (gpm)

Mill Water	1 550

Fresh Water	570

Permeate Water	195

Low Pressure Gland Water	105

High Pressure Gland Water	170

Demineralized Water	110

Potable Water	15

14.3.5.2.	Electrical Power Requirements

The estimated annual electrical energy requirements for the Lone Tree processing facility are summarized by area in Table 14 3.

Table 14-3 Lone Tree Facility Energy Usage by Area

Area	Annual Energy Consumption (MWh/y)

000 – General Plant Wide	2 250

180 – Water System	930

181 – Potable Water	240

182 – Process Water (RO and Process Water Tank)	4 900

210 – Ore Reclaim	770

240 – Refinery	2 310

241 – POX Grinding	26 920

242 – POX Grinding Thickening and Acidulation	1 890

244 – Neutralization and CIL and Acid Storage	6 540

245 – Carbon Stripping	4 090

247 – CND	690

248 – Reagents	2 640

249 – Plant Air and Propane	3 310

250 – Pressure Oxidation (POX) and POX Utilities	15 540

251 – POX Demineralized Water System	2 660

275 – Tailings Filtration	13 690

300 – Plant Wide Electrical and Instrumentation	4 000

305 – ABS and CN Storage	160

320 – POX Mercury Abatement	900

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Area	Annual Energy Consumption (MWh/y)

340 – Quench Water Treatment	4 020

255 – Oxygen Plant	40 090

099 – Existing Plant Areas	3 570

Total	142 090
15.	Infrastructure

15.1.	Dewatering

15.1.1.	History

Dewatering of the Cove Pit occurred from 1988 until mid-2001 utilizing surface dewatering wells, sumps, and horizontal drains. Water pumped from the dewatering wells was piped to a series of rapid infiltration basins (RIBs) located north of the pit, where the water was infiltrated into the alluvium of the Reese River Valley. All wells constructed for dewatering purposes have been abandoned in accordance with Nevada Division of Water Resources regulations as part of the mine’s closure plan. Following cessation of dewatering activities, a pit lake began forming in 2001 and has reached an elevation of approximately 4,626 ft. (Piteau Associates USA Ltd., 2018)

The pit reached the ground water level in 1991. The pumping rate peaked at 19.000 gpm in 1994 and 1995. By the year 2000, the last full year of mining it had declined to 13,400 gpm. The infrastructure required to move this volume of water included 23 pumping wells and two in pit pumping stations. (Echo Bay Minerals Company, 2002)

15.1.2.	Infrastructure

All of the historical dewatering infrastructure has been removed except the water monitoring wells and piezometers. i-80 will be required to construct the following:

●	Dewatering wells with production string;

●	Pit lake dewatering barge;

●	Electrical distribution lines and transformers to the dewatering wells and pit lake barge;

●	Collection pipelines to each well and pit lake barge’

●	Rapid Infiltration Basins, and;

●	Pipeline from the collection piping system to the RIBs.

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Tentative well locations are shown in Figure 15-1. Ribs will be located several miles to the North of the proposed underground mining area.

Figure 15-1 Proposed Dewatering Well Location

Cove Pit Outline
NDWR Groundwater Basins
TS-02 Dewatering Wells
Surface Wells
SDW_20
SDW_05
SDW_12
SDW_18
SDW_16
SDW_01
SDW_08
SDW_02
Pre-WE-02
SDW_06
SDW_11
Pre-WE-01
SDW_19
SDW_04
SDW_14
SDW_15
SDW_07
SDW_17
1,000
0
1,000
2,000
3,000
4,000
5,000 ft

15.2.	Electrical Power

Dewatering constitutes 90% of electrical power demand over the Project’s duration. Demand for dewatering was estimated from projected water elevations and pumping rates and peak demand of 11.5 megawatts (MW) occurs in 2028 (Figure 15-2).

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Figure 15-2 Electrical Demand

An existing NV Energy 24.9 kilovolt (kV) distribution line and meter will provide one megawatt (MW) to the Cove Project during the initial decline development and underground drilling program. Permanent power for the project will be supplied by an existing 120 kV transmission line. This line previously powered the Cove Project and extends approximately 9 1⁄2 miles from NV Energy’s Bannock substation to and terminates at the Cove Project. The line is in good condition and will not require any repairs.

The Bannock substation serves the Phoenix Mine and a geothermal power plant located in Jersey Valley. The substation has ample capacity to provide the estimated 11.5 MW of power required by the Cove Project. Prior to reconnecting the line to the grid NV Energy requires updating the switchgear at the substation to a ring configuration as a result of new standards implemented since the line was taken out of service after the cessation of activities at Cove by Echo Bay. The full cost of these upgrades will be borne by the Cove Project.

Where the lines cross the project access road a new substation will be constructed. It currently contains a 24.9/13.8 kV, 1,500 kilovolt-ampere pad mounted transformer and related equipment. Approximately 7,500 feet of distribution line connects the substation to the portal site and related surface facilities (Figure 15-3).

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The substation will be upgraded with a 120/13.8 kV transformer when permanent power is being connected that will feed the distribution line to the portal. As the dewatering wells are completed additional distribution lines will be added to connect the wells.

Figure 15-3 Electrical Site Plan

(Quantum Electric 2017)

15.3.	Mine Facilities

The proposed location of mine facilities is shown in Figure 15-4. The laydown area will contain the mine office, maintenance shop, equipment wash down bay, fuel and oil storage, employee dry facilities and warehouse.

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Figure 15-4 Mine Facilities Layout

Decline
Portal
Lay-down Area
Permitted PAG
Storage Facility
Waste Dump
Site Access Road
and Future Security Gate
N
W
E
S
0
500
1,000 Feet

15.4.	Backfill

Backfill material for unconsolidated waste fill (GOB) can be obtained from any suitable source such as development waste, open pit waste dumps, or leach pads.

Backfill material for Cemented Rock Fill (CRF) will need to meet specifications designed to achieve minimum Uniaxial Compressive Strength (UCS) specifications. This specification is designed to provide the pillar strength needed to maintain stability of adjacent underground excavations and may require screening and/or crushing. The results of backfill testing for six types of material available at Cove are shown in

Table 15-1. CRF material will be mixed at a backfill plant located near the portal and transported underground using the same truck fleet used to remove mineralized material and waste from the mine.

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Table 15-1 Backfill Scoping Tests 28-Day Unconfined Compressive Strength (psi)

Cement Content	4%	6%	8%

Aggregate Source

Waste	440	510	830

Tails	60	90	120

Tuff	90	140	240

Pad 3	360	590	500

Pad 2	190	200	260

Mill Rejects	210	510	810

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16.	Market Studies and Contracts

16.1.	Precious Metal Markets

Gold and silver are fungible commodities with reputable smelters and refiners located throughout the world. The price of gold has reached all-time highs in 2024 with December’s price averaging 2,644 per ounce. As of December, 2024 the three-year trailing average gold price was $2,044 per ounce and the two-year trailing average price was $2,166 per ounce. The three -year and two-year trailing average prices for silver in December 2024 were $24.50 and $25.88 per ounce respectively. Historical plots for both are shown in in Figure 16-1.

Figure 16-1 Historical Monthly Average Gold and Silver Prices and 36 Month Trailing Average

$3,000
$2,750
$2,500
$2,250
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
Gold (US$/oz)
$60
$55
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Silver (US$/oz)
Jan 2020
Jul 2020
Jan 2021
Jul 2021
Jan 2022
Jul 2022
Jan 2023
Jul 2023
Jan 2024
Jul 2024
Gold
Gold 36 mo. Trailing Avg.
Silver
Silver 36 mo. Trailing Avg.

Issuers may also rely on published forecasts from reputable financial institutions. The current long term price forecast by CIBC is $2,169 and per ounce and $27.61 per ounce for gold and silver respectively. (CIBC., 2025)

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Commodity prices for Mineral Reserves are chosen not to exceed financial institution forecasts or the three-year trailing average price. Commodity pricing for the estimation of Mineral Resources can be 10% to 20% higher than that used for Mineral Reserves. The gold price selected for estimating Mineral Resources disclosed in this technical report is $2,175. The silver price selected is $27.25 per ounce.

16.2.	Contracts

16.2.1.	Financing Agreements

16.2.1.1.	Orion and Sprott Financing Package

The Company entered into a financing package with OMF Fund III (F) Ltd. an affiliate of Orion Mine Finance (collectively “Orion”) on December 31, 2021, and a fund managed by Sprott Asset Management USA, Inc. and a fund managed by CNL Strategic Asset Management, LLC (“Sprott”) on December 9, 2021 (together the “Finance Package”).

The Financing Package in its aggregate consists of:

a.  $50 million convertible loan (the “Orion Convertible Loan”)

b.  $10 million convertible loan (the “Sprott Convertible Loan” and together with the Orion Convertible Loan, the “Convertible Loans”)

c.  $45 million gold prepay purchase and sale agreement entered into with affiliates of Orion (the “Gold Prepay Agreement”), including an accordion feature potentially to access up to an additional $50 million at i-80 Gold’s option

d.  $30 million silver purchase and sale agreement entered into with affiliates of Orion (the “Silver Purchase Agreement”), including an accordion feature to potentially access an additional $50 million at i-80 Gold’s option and an amended and restated offtake agreement entered into with affiliates of Orion (the “A&R Offtake Agreement”)

e.  5,500,000 warrants of the Company issued to Orion (the “Orion Warrants” and together with the Orion Convertible Loan, Gold Prepay Agreement, Silver Purchase Agreement and the A&R Offtake Agreement, the “Orion Finance Package”).

Under the Gold Prepay Agreement, i-80 Gold was due to deliver to Orion 3,000 troy ounces of gold for each of the quarters ending March 31, 2022 and June 30, 2022, and thereafter, 2,000 troy

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ounces of gold per calendar quarter until September 30, 2025 in satisfaction of the $45 million prepayment, for aggregate deliveries of 32,000 troy ounces of gold. i-80 Gold may request an increase in the $45 million prepayment by an additional amount not exceeding $50 million in aggregate in accordance with the terms of the Gold Prepay Agreement.

The final Gold Prepay Agreement includes an amendment to adjust the quantity of the quarterly deliveries of gold, but not the aggregate amount of gold, to be delivered by the Company to Orion over the term of the Gold Prepay Agreement. Under the amended Gold Prepay Agreement, commencing on the date of funding, the Company is required to deliver to Orion 1,600 troy ounces of gold for the quarter ending March 31, 2022, 3,100 troy ounces of gold for the quarter ending June 30, 2022, and thereafter 2,100 troy ounces of gold per calendar quarter until September 30, 2025, in satisfaction of the $45 million prepayment, for aggregate deliveries of 32,000 troy ounces of gold, subject to adjustment as contemplated by the terms of the Gold Prepay Agreement. As the funding from Orion did not occur until April 2022, payment for the delivery of 1,600 ounces for the quarter ending March 31, 2022 was offset against the $45 million of proceeds received from Orion.

Under the Silver Purchase Agreement, commencing April 30, 2022, i-80 Gold will deliver to Orion 100% of the silver production from the Granite Creek and Ruby Hill projects until the delivery of 1.2 million ounces of silver, after which the delivery will be reduced to 50% until the delivery of an aggregate of 2.5 million ounces of silver, after which the delivery will be reduced to 10% of the silver production solely from the Ruby Hill Project. Orion will pay i-80 Gold an ongoing cash purchase price equal to 20% of the prevailing silver price. Until the delivery of an aggregate of 1.2 million ounces of silver, i-80 Gold is required to deliver the following minimum amounts of silver (the “Annual Minimum Delivery Amount”) in each calendar year: (i) in 2022, 300,000 ounces, (ii) in 2023, 400,000 ounces, (iii) in 2024, 400,000 ounces, and (iv) in 2025, 100,000 ounces. Upon a construction decision for the Ruby Hill project, comprised of one or both of the Ruby Deep or Blackjack Deposits, which construction decision is based on a feasibility study in form and substance satisfactory to Orion, acting reasonably, i-80 Gold will have the right to request an additional deposit from Orion in the amount of $50 million in aggregate in accordance with the terms of the Silver Purchase Agreement.

Both the Gold Prepay Agreement and the Silver Purchase Agreement were funded on April 12, 2022 with i-80 Gold receiving net proceeds of $71.6 million after netting the aforementioned March 31, 2022 gold delivery and closing costs as further described in Note 10 and Note 24 in the Company’s Financial Statements.

The main amendments reflected in the A&R Offtake Agreement include the increase in the term of the agreement to December 31, 2028, the inclusion of the Granite Creek and Ruby Hill projects, and the increase of the annual gold quantity to up to an aggregate of 37,500 ounces in respect of

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the 2022 and 2023 calendar years and up to an aggregate of 40,000 ounces in any calendar year after 2023. During the year ended December 31, 2022, Orion assigned all of its rights, title and interest under the A&R Offtake Agreement to TRR Offtakes LLC, now Deterra Royalties Limited.

On September 20, 2023, the Company entered into an Amended and Restated (“A&R”) Gold Prepay Agreement with Orion, pursuant to which the Company received aggregate gross proceeds of $20 million (the “2023 Gold Prepay Accordion”) structured as an additional accordion under the existing Gold Prepay Agreement.

The 2023 Gold Prepay Accordion will be repaid through the delivery by the Company to Orion of 13,333 troy ounces of gold over a period of 12 quarters, being 1,110 troy ounces of gold per quarter over the delivery period with the first delivery being 1,123 troy ounces of gold. The first delivery will occur on March 31, 2024, and the last delivery will occur on December 31, 2026. Obligations under the A&R Gold Prepay Agreement, including the 2023 Gold Prepay Accordion, will continue to be senior secured obligations of the Company and its wholly-owned subsidiaries Ruby Hill Mining Company, LLC and Osgood Mining Company, LLC and secured against the Ruby Hill project in Eureka County, Nevada and the Granite Creek project in Humboldt County, Nevada.

The remaining terms of the A&R Gold Prepay Agreement remain substantially the same as the existing Gold Prepay Agreement. The Company may request an increase in the prepayment by an additional amount not exceeding $50 million in aggregate in accordance with the terms of the A&R Gold Prepay Agreement.

In connection with the 2023 Gold Prepay Accordion, the Company issued to Orion warrants to purchase up to 3.8 million common shares of the Company at an exercise price of C$3.17 per common share until September 20, 2026, and extended the expiry date of 5.5 million existing warrants by an additional 12 months to December 13, 2025.

16.3.	Roaster Toll Milling Agreement

A roaster toll milling agreement was negotiated coincident with the purchase of 100% interest in the McCoy/Cove property from Newmont, now Nevada Gold Mines. The agreement allows for processing up to 750 tpd of mineralized material at the Gold Quary roaster. Final tolling charges will be determined at the time of processing.

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16.4.	Refractory Mineralized Material Sale Agreement

Refractory mineralization mined prior to 2028 will be sold to a third party for processing under an existing agreement. Payment will be made for 58% of the contained gold at the average gold price realized during the month the material was processed. The processing agreement applies to all i-80 projects and allows a maximum purchase rate of 1,000 tons per day from all i-80 operations. The QP’s have reviewed this agreement and find the terms and conditions are in accordance with industry standard practice.

16.5.	Other Contracts

The company also intends to negotiate contracts for underground mine development, production mining, and over-the-road haulage with reputable contractors doing business in northeast Nevada. At the time of this report these negotiations have not been initiated. From time to time the company enters into other contracts for goods and services as a routine course of business.

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17.	Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals or Groups

Au-Reka is the owner and operator of the Project and is responsible for all permitting requirements associated with the site including ensuring that mineral exploration activities are conducted in compliance with all applicable environmental protection legislation. The Project is primarily located on public lands administered by the Bureau of Land Management (BLM) and is subject to both Federal and State permitting requirements. Au-Reka is unaware of any existing environmental issues or compliance problems that have the potential to impede production at the Project. Au-Reka is working closely with both State and Federal regulators to ensure that the permitting and compliance strategies are acceptable and will not cause delays in production or mine development. At this time, there are no community or social impact issues regarding work being completed at the Project. Au-Reka continues to engage with the surrounding community and other external stakeholders.

The Project site is located within a previously mined area and most activities are currently being conducted or are planned on existing previously disturbed or mined areas, thereby limiting the potential environmental impacts to the site. All necessary studies and permits are in place to support the permitted exploration and test mining activities at the site.

The underground exploration decline was advanced in 2022-2023 followed by infill drilling of the ore body that continued in 2025.

Au-Reka is currently in the process of advancing the full-scale underground mining phase of the Project and, during 2023-2024, baseline studies were conducted to support the federal permitting action which is expected to be an Environmental Impact Statement (EIS) through the BLM. In addition, an associated POO Amendment will also be completed and submitted to address the Project specifics for full-scale underground mining. Nevada Division of Environmental Protection (NDEP) permits will also be secured as the Project permitting progresses.

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17.1.	Social or Community Impacts

The following information on community relations and stakeholder consultation was provided by Au-Reka personnel in 2024.

Au-Reka is deeply committed to ensuring that local ranchers and Tribal officials are actively involved in the progress of the Project, particularly in understanding both the potential benefits and the possible environmental or social impacts that may arise as the project advances. The company recognizes the importance of maintaining open and transparent communication with these key stakeholders and values their input in decision-making processes.

In addition to this, Au-Reka works closely with the Northeastern Nevada Regional Development Authority and provides project updates as it relates to regional economic development and growth. Furthermore, the company has established a strong partnership with the Lander County School District and Great Basin College, supporting various educational initiatives that benefit local students and the community at large. These initiatives include programs aimed at enhancing educational resources, offering career training opportunities, and providing support for workforce development in the region.

Beyond these partnerships, Au-Reka places a high priority on maintaining positive, long-term relationships with local government officials, tribal leaders, ranchers, and neighboring landowners, ensuring that all parties are heard, respected, and included in the development process. Through these efforts, Au-Reka strives to be a responsible and engaged community partner, prioritizing the well-being of the area and its residents throughout the duration of the Project.

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17.2.	Permitting

Au-Reka currently holds three separate POO and associated State of Nevada Reclamation Permits in relation to the larger McCoy Cove land package. Of these, one pertains to the legacy facilities, including tailings dam and leach pads, that were shut down in 2001 and have been largely reclaimed. A second POO and Reclamation Permit pertains to exploration on the property that is not proximal to the current resource area. The third POO and Reclamation Permit pertains to the current resource area encompassing surface exploration, portal construction, initial underground development, underground delineation and exploration drilling, hydrological testing and baseline data collection. Additionally, there are three Water Pollution Control Permits associated with the site that will require modifications as part of the full-scale mining permitting actions. A list of currently held permits relevant to the exploration and development of the current resource are listed in Table 17-1.

Table 17-1 Cove Project Existing Permits

Permit Name	Agency	Permit Number

Plan of Operations - Cove Helen UG	BLM	NVN-088795

Plan of Operations - McCoy Cove Mine	BLM	NVN-067086

Plan of Operations - McCoy Cove Exploration	BLM	NVN-067716

Mine Reclamation Permit - Cove Helen UG	NDEP-BMRR	0342

Mine Reclamation Permit - McCoy Cove Mine	NDEP-BMRR	0147

Mine Reclamation Permit - McCoy Cove Exploration	NDEP-BMRR	0062

Surface Area Disturbance Permit - Cove Helen UG	NDEP-BAPC	AP1041-2192.03

Surface Area Disturbance Permit - McCoy Cove Exploration	NDEP-BAPC	AP1041-3762

Water Pollution Control Permit - Cove Helen UG	NDEP-BMRR	NEV2010102

Water Pollution Control Permit - Cove Helen RIBs	NDEP-BMRR	NEV2010107

Water Pollution Control Permit - McCoy Cove Mine	NDEP-BMRR	NEV0088009

Mining Stormwater General Permit	NDEP-BWPC	NVR300000: MSW-678

Onsite Sewage Disposal System General Permit	NDEP-BWPC	GNEVOSDS09L0112

Industrial Artificial Pond Permit	NDOW	S400418
Dam Safety Permit	Nevada State Engineer/NDWR	J-495

Class III Waivered Landfill	NDEP-BSMM	SW335

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17.3.	Closure and Reclamation Requirements

Reclamation of disturbed areas resulting from activities associated with the facilities included in the Project will be completed in accordance with NDEP and BLM regulations. The objectives of the reclamation work include the following:

•	Ensure public safety;

•	Reduce or eliminate potential environmental impacts;

•	Return the site to a condition that will support future use;

•	Control infiltration, erosion, sedimentation, and related degradation of existing drainages in an effort to minimize off-site impacts; and

•	Employ reclamation practices using proven methods that do not require ongoing maintenance.

Principal land uses in the Project area include mineral exploration and development, livestock grazing, wildlife habitat, and dispersed recreation. Following closure and final reclamation, the Project area will support the multiple land uses of livestock grazing, wildlife habitat, and recreation. Au-Reka will work with agencies and local governments and tribes to evaluate alternative land uses that could provide long-term socioeconomic benefits from the mine infrastructure. Post-closure land uses will be in conformance with the BLM Battle Mountain Resource Management Plan, Eureka-Shoshone Resource Management Plan (BLM, 1987), and Lander County zoning ordinances.

The goal of the reclamation program is to provide a safe and stable post-mining landform that supports defined land uses. To achieve this goal, the following objectives will be accomplished:

•	Minimize erosion and protect water resources through control of water runoff and stabilization of mine facilities;

•	Establish post-reclamation surface soil conditions conducive to the regeneration of a stable plant community through stripping, stockpiling, and reapplication of growth media;

•	Revegetate disturbed areas with a diversity of plant species in order to establish productive long-term plant communities compatible with post-mining land uses; and

•	Maintain public safety by stabilizing or limiting access to landforms that could constitute a public hazard.

With these objectives in mind, reclamation activities are designed to do the following:

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•	Stabilize the disturbed areas to a safe condition; and

•	Protect both disturbed and undisturbed areas from unnecessary and undue degradation.

Surface management regulations within 43 CFR 3809.420 establish performance standards that apply to this Plan. Measures to be taken to prevent unnecessary or undue degradation will be implemented during design, construction, operation, and closure of the Project and include, but are not limited to:

•

Regulated components of the facility will be designed and constructed to meet or exceed the BLM / NDEP / NDOW / Nevada Division of Water Resources (NDWR) design criteria. Waste rock facilities and stockpiles, which do not require engineered containment, will be evaluated for potential to release constituents and will be monitored routinely or in accordance with an approved waste rock monitoring plan;

•	Surface disturbance will be limited to that which is reasonably incidental to exploration, mining, and mineral processing operations;

•	In-pit benches, highwalls, and haul roads will be left in place;

•	At mine closure, a four-strand wire fence or other appropriate barrier will be placed around pit perimeters where practical and safe to do so;

•	Pit ramps will be barricaded in a similar manner to prevent entrance;

•

Mineral exploration and development drillholes, monitoring and observation wells, and production dewatering wells subject to Nevada regulations will be properly abandoned to prevent potential contamination of water resources;

•	Regulated wastes will be managed according to relevant regulations;

•	Fugitive dust emissions from disturbed and exposed surfaces will be controlled in accordance with NDEP regulations and permits;

•	Surface water drainage control will be accomplished by diverting stormwater, isolating facility runoff, and minimizing erosion;

•	Where suitable as a growth medium, surface soils and some alluvial material in the open pit will be managed as a growth media resource and removed, stockpiled, and used during reclamation; and

•

A Reclamation Plan will be implemented that addresses earthwork and recontouring, revegetation and stabilization, detoxification and disposal, and monitoring operations necessary to satisfactorily reclaim the proposed disturbance including roads, process ponds, heaps, waste rock facilities, buildings, and equipment.

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Suitable growth media will be salvaged during development of site facilities as practical. Suitable alluvial material from the open pits also will be salvaged as growth media. Growth media will be placed in stockpiles within the proposed disturbance area (i.e., ancillary disturbance area or completed portions of the waste rock facilities) and will be located such that mining operations will not disturb the stockpiles. The stockpiles will be recontoured to slopes of 2.5H:1V and seeded with an interim seed mix to minimize wind and water erosion. BMPs (e.g., silt fences or staked weed-free straw bales) will also be used, as necessary, to control sediment transport. Alternatively, the growth media may be transported to, and redistributed on, mine-related surface disturbance areas undergoing concurrent reclamation (e.g., waste rock facilities).

A cost estimate for reclamation was developed using the Nevada Standardized Reclamation Cost Estimator. The estimated cost for reclamation including costs to reclaim existing facilities currently used or to be re-purposed to support the full-scale mining aspects will be determined once the Project permitting actions have been approved by the BLM and NDEP. Current bonding in place, excluding the full-scale mining aspects, for the entire McCoy Cove site is $13,841,592 (Table 17-2).

Table 17-2 McCoy Cove Reclamation Bonds

McCoy Cove Mine	$5,431,494

McCoy Cove Exploration	$865,763

Cove Helen UG Mine	$7,544,335

Total	$13,841,592

17.4.	Closure and Reclamation

Reclamation bonding requirements during the pre-construction phase of the project are $166k per year and increase to $826k per year during construction and operation of the mine. Regulatory bonding requirements will be satisfied by the purchase of surety for an annual cost of 2% per year. Estimated reclamation costs net of salvage total $22.9M. Post closure monitoring is forecast to continue for 5 years following final reclamation at a cost of $250k per annum. Closure and reclamation costs on a per unit basis total $42.30 per gold ounce (Table 17-3).

Table 17-3 Annual Closure and Reclamation Costs ($M)

	2025 - 2027	2128- 2035	2036 – 2040	2041- 2045	Total

Reclamation Bonding	0.2	0.8	-	-	7.1

Reclamation	-	-	4.6	-	22.9

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	2025 - 2027	2128- 2035	2036 – 2040	2041- 2045	Total

Closure and Monitoring	-	-	-	0.3	1.3

Total	0.4	1.9	4.6	0.3	31.3

17.5.	QP Statement

Practical Mining is of the opinion that the current plans for environmental compliance, permitting, closure are adequate to address any concerns of local individuals and groups.

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i-80 Gold Corp	Capital and Operating Costs	Page 201

18.	Capital and Operating Costs

18.1.	Capital Costs

Costs were generated from estimates provided by local suppliers and contractors and from similar work performed at other area mines. All cost estimates include Lander County and Nevada sales taxes of 7.1%, freight, contractor mobilization and demobilization, engineering procurement, and construction management. Capital cost estimates for the project are summarized in Table 18-1 and detailed in Table 18-2 through Table 18-5.

Contingencies for capital costs are 15% for development and drilling and 25% on the remaining capital expenditures. The estimated accuracy for capital costs are within an Initial Assessment level of +/-50%.

Table 18-1 Project Capital Costs ($M)

	Pre-Construction			Construction		Sustaining

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	Total

Mine Development	-	-	-	0.4	24.8	12.1	5.8	12.3	0.6	10.5	66.5

Dewatering	-	-	-	69.9	18.0	-	-	-	-	-	87.9

120kv Substation	-	-	-	3.1	-	-	-	-	-	-	3.1

Mine Facilities	-	-	-	1.3	0.9	1.0	0.1	0.2	-	-	3.5

Pre-Production	1.7	1.7	1.7	10.9	-	-	-	-	-	-	15.9

Env. Permitting & Feas.	4.0	2.0	1.0	-	-	-	-	-	-	-	7.0

Drilling	2.0	-	-	-	-	-	-	-	-	-	2.0

Contingency	1.7	0.9	0.7	19.5	8.5	2.1	0.9	1.9	0.1	1.6	37.8

Total	9.4	4.6	3.3	105.2	52.2	15.2	6.8	14.4	0.7	12	223.8

	17.3			157.4		49.1					223.8

Contingency - 15% development and drilling, 25% dewatering, substation, mine facilities and pre-production expenses.

The mine development unit costs shown in Table 18-2 are typical contractor costs in northern Nevada. These combined with the mine development schedule presented in Section 13 yield the development capital shown in Excludes contingency

Table 18-3.

Table 18-2 Mine Development Unit Costs

Description	$/ft

Primary Drifting (15 ft x 17 ft)	$2,000

Secondary Horizontal Access (15 ft x 15 ft)	$2,000

Raise Bore (10 ft dia.)	$4,000

Excludes contingency

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Table 18-3 Mine Development Capital ($M)

	Pre-Construction			Construction		Sustaining

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	Total

Helen	-	-	-	0.4	24.8	12.1	5.8	3.0			45.8

Gap	-	-	-	-	-	-	-	9.3	0.6	10.5	20.7
Total	-	-	-	0.4	24.8	12.1	5.8	12.3	0.6	10.5	66.5

Excludes contingency

Dewatering capital includes 15 pumping wells and a pit lake barge. Well drilling and completion costs are approximately $3.4M per well. Costs include drilling, completion, and pumping equipment. Dewatering capital costs are listed in Table 18-4.

Table 18-4 Dewatering Capital ($M)

	Construction

	2028	2029	Total

Wells	41.1	10.3	51.3

RIBS & Pipeline	21.3	7.1	28.4

Electrical	1.9	0.6	2.5

Monitor Wells	0.2	-	0.2

Pit Barge	5.5	-	5.5

Dewatering Total	69.9	18.0	87.9
1.	Excludes contingency
2.	(Montgomery & Assoc.2024)

Table 18-5 Facilities and Site General ($M)

	Pre-Construction			Construction		Sustaining

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	Total

Environmental and Permitting	2.0	2.0	1.0	-	-	-	-	-	-	-	5.0

Metallurgical Testing and Feasibility Study	2.0	-	-	-	-	-	-	-	-	-	2.0

Backfill Plant	-	-	-	1.3	-	-	-	-	-	-	1.0

Substation	-	-	-	3.1	-	-	-	-	-	-	3.1

Administration and Management	1.7	1.7	1.7	3.6	-	-	-	-	-	-	8.7

Electrical Power	-	-	-	7.3	-	-	-	-	-	-	7.3

Escape Hoists	-	-	-	-	0.5	0.5	-	-	-	-	1.0

Fans and Load Centers	-	-	-	0.3	0.4	0.5	0.1	0.2	-	-	1.5

Facilities Total	5.7	3.7	2.7	15.4	0.9	1.0	0.1	0.2	-	-	29.5

Excludes contingency

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18.2.	Closure and Reclamation

Reclamation bonding requirements during the pre-construction phase of the project are $166k per year and increase to $826k per year during construction and operation of the mine. Regulatory bonding requirements will be satisfied by the purchase of surety for an annual cost of 2% per year. Estimated reclamation costs net of salvage total $22.9M. Post closure monitoring is forecast to continue for 5 years following final reclamation at a cost of $250k per annum. Closure and reclamation costs on a per unit basis total $42.30 per gold ounce (Table 18-6).

Table 18-6 Closure and Reclamation Costs ($M)

	2025 - 2027	2128- 2035	2036 – 2040	2041- 2045	Total

Reclamation Bonding	0.2	0.8	-	-	7.1

Reclamation	-	-	4.6	-	22.9

Closure and Monitoring	-	-	-	0.3	1.3

Total	0.4	1.9	4.6	0.3	31.3

18.3.	Operating Costs

The unit mining costs presented in Table 18-7 are typical contractor costs for the anticipated conditions at Cove. Operating cost estimates are suitable for Initial Assessments and are accurate to within +/- 50%.

Table 18-7 Unit Operating Costs

Item	Unit Cost	Units

Stope Development	$110.59	$/ ton

Production	$80.00	$ /ton

Cemented Backfill	$37.93	$ /fill ton

Gob Fill	$13.00	$ /fill ton

Expensed Waste	$110.59	$ /waste ton

Hauling to Roaster	$24.38	$ /ton

Trucking to Lone Tree	$14.68	$ /ton

Toll Roasting	$75.00	$ /ton

Alkaline Pressure Oxidation	$70.81	$ /ton

Table 18-8 One Way Trucking Distance to Nevada Metallurgical Plants

Name and Description	Distance (miles)

NGM Goldstrike Roaster	107

NGM Goldstrike Autoclave	106

Jerritt Canyon Roaster (Idle)	150

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Name and Description	Distance (miles)

NGM Gold Quarry Roaster	87

NGM Twin Creeks Autoclave	101

i-80 Lone Tree Autoclave (Idle)	55

Table 18-9 Operating and Capital Costs

Category	Total Cost ($M)	$/ton Processed	$/Au oz

Mining	408	139	552

Transportation and Processing	270	91	365

Electrical Power	71	24	96

G&A, Royalties, and NV Taxes	138	49	186

By Product Credits	(3)	(1)	(4)

Total Operating Costs	883	303	1,194

Closure and Reclamation	31	11	42

Sustaining Capital	49	17	66

All in Sustaining Costs	963	330	1,303

Federal Income Tax	83	28	112

Construction Capital	157	54	213

All in Cost Excluding Pre-Construction Capex	1209	706	1,628

Pre-Construction Capex	17	6	23

All in Costs	1226	401	1,651

18.4.	Cutoff Grade

Cut off grades vary for each mineralized lens depending on process and lens specific recovery. Cutoff grade calculations for both processes are shown in. (Table 18-10)

Table 18-10 Cutoff Grades for Alkaline POX and Roaster

	Alkaline POX	Roaster
Gold Price ($/oz)	$2,175
Nevada Commerce and Excise Tax	1.151%
Refining and Sales ($/oz)	$1.85
Royalty	2%
Recovery[1]	78.5 – 95.1%	73.2 – 93.3%

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	Alkaline POX	Roaster
Process Capacity (tpd)	2,500	750
Mine Capacity (tpd)	1,300
Mining Costs ($/ton)	$139.11
Haulage Cost	$14.71	$23.94
Process Cost	$70.81	$75
Incremental Cutoff Grade (opt)	0.043 - 0.052	0.050 – 0.064
Mine Limited Cutoff Grade (opt)	0.112 - 0.136	0.121 – 0.155
Fixed Costs ($ /ton)	$18.36	$61.19
Process Limited Cutoff Grade (opt)	0.131 – 0.159	0.152 - 0.194

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19.	Economic Analysis

The analysis of the Cove Underground project presented herein is based solely on mineral resources and not mineral reserves. Mineral resources which are not mineral reserves do not have a demonstrated economic viability. This financial analysis includes inferred mineral resources. Inferred mineral resources are too speculative to be classified as mineral reserves and the estimated quantity or grade may not be realized.

The project timeline is shown in Figure 19-1. The pre-construction work is necessary to reach a go-ahead decision. All costs during this period are being treated as sunk costs and they have been excluded from the financial analysis.

Figure 19-1 Project Timeline

Constant dollar cash flow analysis is presented in Table 19-1 through Table 19-6 and graphically in Figure 19-3. Royalties include both the 1 1⁄2 % Newmont NSR and the 2% Summa Corporation NSR. The Summa royalty applies only to a portion of the mine production.

Federal income taxes of 21% apply to taxable income after appropriate deductions for depreciation and depletion. The gold percentage depletion rate is 15%. Nevada’s commerce tax is 0.051% on all revenue above 4M per annum. The excise tax is 0.75% on all revenue above $20M and less than $150M and 1.1% on revenues over $150M.

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Table 19-1 Income Statement Includes Inferred) (Millions $US except Unit Cost per Ounce)

	Pre- Const.	Construction		Production
	2025- 2027	2028	2029	2030	2031	2032	2033	2034	2035	2036- 2037	Total

Gold Sales	0	0	87	99	151	180	392	325	222	154	1,609

Silver Sales	0	0	0	0	0	0	1	1	1	0	3

Total Revenue	0	0	87	99	151	180	393	325	222	155	1,612

Mining Cost	0	0	(26)	(24)	(67)	(67)	(67)	(58)	(61)	(38)	(816)

Haulage and Processing	0	0	(15)	(16)	(27)	(28)	(60)	(59)	(38)	(25)	(536)

Electrical Power	0	0	(8)	(9)	(9)	(8)	(9)	(9)	(9)	(8)	(71)

Site Administration	0	0	(7)	(7)	(7)	(7)	(11)	(11)	(7)	(7)	(65)

Refining and Sales	0	0	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(1)

Royalties	0	0	(2)	(2)	(1)	(3)	(6)	(5)	(5)	(4)	(27)

Nevada Net Proceeds	0	0	(1)	(2)	(1)	(3)	(11)	(8)	(4)	(3)	(34)

Total Cash Cost	0	0	(59)	(60)	(115)	(119)	(170)	(154)	(127)	(86)	(891)

Cash Cost per Ounce1 ($/oz)	0	0	1,482	1,327	1,658	1,435	936	1,027	1,239	1,212	1,201

EBITDA	0	0	28	38	36	61	223	171	95	68	720

Reclamation Accrual	0	0	(2)	(2)	(3)	(3)	(8)	(6)	(4)	(3)	(31)

Depreciation	0	0	(13)	(16)	(25)	(32)	(70)	(64)	(44)	(30)	(295)

Total Cost	0	0	(74)	(78)	(143)	(154)	(247)	(224)	(175)	(120)	(1,217)

Income Tax	0	0	(3)	(5)	(2)	(6)	(32)	(22)	(11)	(7)	(83)

Net Income	0	0	10	16	6	20	113	79	37	28	312

Net of Byproduct Sales

Table 19-2 Cash Flow Statement (Includes Inferred)

	Pre- Const.	Construction		Production

	2025- 2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038- 2045	Total

Net Income	0	0	10	16	6	20	113	79	37	28	0	3	312

Depreciation	0	0	13	16	25	32	70	64	44	30	0	0	295

Reclamation	(0)	(1)	1	1	2	3	7	5	3	(2)	(5)	(15)	0

Working Capital	0	0	(7)	(0)	(6)	(0)	(6)	2	3	5	10	0	0

Operating Cash Flow	(0)	(1)	17	33	27	54	185	150	87	61	6	(12)	606

Capital Costs	(17)	(105)	(52)	(15)	(7)	(14)	(1)	(12)	0	0	0	0	(224)

Net Cash Flow	(18)	(106)	(35)	18	20	40	184	138	87	61	6	(12)	382

All in Cost [1,2] ($/oz)		0	2,893	1,804	1,828	1,723	1,159	1,300	1,387	1,353	0	0	1,658
1.	Net of Byproduct Sales
2.	Note: All in Cost Exclusive of Corporate Taxes, Exploration, Corporate G&A and Interest on Debt

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Table 19-3 Income Statement (Excludes Inferred) (Millions $US except Unit Cost per Ounce)

	Pre- Const.	Construction		Production
	2025- 2027	2028	2029	2030	2031	2032	2033	2034	2035	2036- 2037	Total

Gold Sales	0	0	26	29	45	41	72	60	31	17	322

Silver Sales	0	0	0	0	0	0	0	0	0	0	0

Total Revenue	0	0	26	29	45	41	72	60	31	17	323

Mining Cost	0	0	(7)	(6)	(18)	(12)	(5)	(2)	(3)	(0)	(106)

Haulage and Processing	0	0	(5)	(5)	(8)	(7)	(11)	(11)	(5)	(3)	(109)

Electrical Power	0	0	(8)	(9)	(9)	(8)	(9)	(9)	(9)	(8)	(71)

Site Administration	0	0	(7)	(7)	(7)	(7)	(11)	(11)	(7)	(7)	(65)

Refining and Sales	0	0	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)

Royalties	0	0	(0)	(1)	(0)	(0)	(1)	(1)	(1)	(0)	(4)

Nevada Net Proceeds	0	0	0	0	0	0	(1)	(1)	0	0	(2)

Total Cash Cost	0	0	(27)	(28)	(43)	(35)	(39)	(35)	(25)	(19)	(252)

Cash Cost per Ounce1 ($/oz)	0	0	2,267	2,064	2,059	1,854	1,178	1,266	1,714	2,404	1,697

EBITDA	0	0	(1)	2	2	6	33	25	7	(2)	71

Reclamation Accrual	0	0	(3)	(3)	(4)	(4)	(7)	(6)	(3)	(2)	(31)

Depreciation	0	0	(20)	(24)	(38)	(37)	(65)	(61)	(32)	(18)	(295)

Total Cost	0	0	(50)	(55)	(85)	(76)	(111)	(103)	(59)	(38)	(578)

Income Tax	0	0	0	0	0	0	0	0	0	0	4

Net Income	0	0	(23)	(25)	(40)	(35)	(39)	(42)	(28)	(21)	(251)

Net of Byproduct Sales

Table 19-4 Table 19-5 Cash Flow Statement (Excludes Inferred)

	Pre- Const.	Construction		Production

	2025- 2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038- 2045	Total

Net Income	0	0	(23)	(25)	(40)	(35)	(39)	(42)	(28)	(21)	0	3	(251)

Depreciation	0	0	20	24	38	37	65	61	32	18	0	0	295

Reclamation	(0)	(1)	2	2	4	3	6	5	2	(3)	(5)	(15)	0

Working Capital	0	0	(3)	(0)	(2)	1	(0)	0	1	1	2	0	(0)

Operating Cash Flow	(0)	(1)	(5)	1	(0)	6	32	25	7	(6)	(2)	(12)	44

Capital Costs	(17)	(105)	(52)	(15)	(7)	(14)	(1)	(12)	0	0	0	0	(224)

Net Cash Flow	(18)	(106)	(57)	(15)	(7)	(8)	31	13	7	(6)	(2)	(12)	(180)

All in Cost [1,2] ($/oz)		0	6,842	3,394	2,600	2,828	1,410	1,910	1,925	2,615	0	0	3,389
1.	Net of Byproduct Sales
2.	Note: All in Cost Exclusive of Corporate Taxes, Exploration, Corporate G&A and Interest on Debt

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i-80 Gold Corp	Economic Analysis	Page 209

The Helen and Gap zones contain 70% and 89% inferred mineral resources respectively. The results without inferred are the result of a gross factorization of the production stream. There has been no adjustment to capital development, dewatering capital or mine facilities capital. Furthermore, there has not been any recalculation of productivities or operating costs due to the lower production rates.

Table 19-6 Financial Statistics1

	With Inferred	Without Inferred

Gold price (US$/oz)	$2,175

Silver price (US$/oz)	$27.25

Mine life (years)	8

Average mineralized mining rate (tons/day)	1,010	200

Average grade (oz/t Au)	0.305	0.313

Average gold recovery (roaster %)	79%	79%

Average gold recovery (autoclave %)	86%	86%

Average annual gold production (koz)	92	19

Total recovered gold (koz)	740	148

Pre-development capital ($M)	$17.3	$17.2

Mine construction capital ($M)	$157.4	$157.4

Sustaining capital (M$)	$49.1	$49.1

Construction Start Date	1/1/2028

Economic Indicators Post Construction Decision [3]

Cash cost (US$/oz) [1]	$1,194	$1,697

All-in sustaining cost (US$/oz)[2]	$1,303	$2,240

All in cost (US$/oz) [5]	$1,635	$3,302

Project after-tax NPV5% (M$)	$271	($160)

Project after-tax NPV8% (M$)	$216	($159)

Project after-tax IRR	30%	NA

Payback Period	5.5 Years	NA

Profitability Index 5%[4]	2.4	0.2

Financial Statistics Including Pre-Construction Period (1/1/2025 – 12/31/2027) [6]

All in cost (US$/oz) [5]	$1,658	$3,419

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	With Inferred	Without Inferred

Project after-tax NPV5% (M$)	$256	($178)

Project after-tax NPV8% (M$)	$198	($177)

Project after-tax IRR	25%	NA

Payback Period	6.8 years	NA

Profitability Index 5%[4]	1.9	0.2

Notes:

1.	Net of byproduct sales;
2.	Excluding income taxes, construction capital, corporate G&A, corporate taxes and interest on debt;
3.	Discounted to 2028, Construction Start;
4.

Profitability index (PI), is the ratio of payoff to investment of a proposed project. It is a useful tool for ranking projects because it allows you to quantify the amount of value created per unit of investment. A profitability index of 1 indicates breakeven;

5.	Excluding corporate G&A, corporate taxes and interest on debt;

6.	Discounted to 2025;
7.

This IA is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the IA will be realized. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability;

8.

Inferred mineral resources constitute 70 % of the Helen zone and 89% of the Gap zone. The “Without Inferred” statistics presented are a gross factorization of the mine plan without any redesign of mine excavations or recalculation of productivities and costs. Capital costs are the same for the “With Inferred” and “Without Inferred” scenarios. The “Without Inferred” scenario is presented solely to illustrate the projects dependence on inferred mineral resources.

9.

The financial analysis contains certain information that may constitute “forward-looking information” under applicable Canadian and United States securities regulations. Forward-looking information includes, but is not limited to, statements regarding the Company’s achievement of the full-year projections for ounce production, production costs, AISC costs per ounce, cash cost per ounce and realized gold/silver price per ounce, the Company’s ability to meet annual operations estimates, and statements about strategic plans, including future operations, future work programs, capital expenditures, discovery and production of minerals, price of gold and currency exchange rates, timing of geological reports and corporate and technical objectives. Forward-looking information is necessarily based upon a number of assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward looking information, including the risks inherent to the mining industry, adverse economic and market developments and the risks identified in Premier’s annual information form under the heading “Risk Factors”. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. All forward-looking information contained in this Presentation is given as of the date hereof and is based upon the opinions and estimates of management and information available to management as at the date hereof. Premier disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law;

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i-80 Gold Corp	Economic Analysis	Page 211

Figure 19-2 Gold Production and Unit Costs (With Inferred)

Figure 19-3 Cash Flow Waterfall Chart Including Pre-Construction Costs (With Inferred)

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Figure 19-4 Gold Production and Unit Costs (Without Inferred)

Figure 19-5 Cash Flow Waterfall Chart Including Pre-Construction Costs (Without Inferred)

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i-80 Gold Corp	Economic Analysis	Page 213

Figure 19-6 NPV 5% Sensitivity

Figure 19-7 Profitability Index 5% Sensitivity

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Figure 19-8 IRR Sensitivity

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i-80 Gold Corp	Adjacent Properties	Page 215

20. Adjacent Properties

There are no adjacent properties with a similar geologic setting to the McCoy/Cove project.

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21. Other Relevant Data and Information

The authors are not aware of any other relevant technical data or information pertaining to the Cove Project necessary to make this Technical Report Summary understandable and not misleading.

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i-80 Gold Corp	Interpretation and Conclusions	Page 217

22. Interpretation and Conclusions

The Cove Project is in a politically stable mining friendly jurisdiction with a long history of Mineral Resource extraction. The Project is potentially economic. Results from this IA indicate a post construction decision NPV 5% of $274M (excluding $17.3M pre-development capital) and an IRR of 30%. The project should proceed with the completion of environmental baseline studies, permitting activities, underground delineation diamond drilling, and feasibility study in support of a construction decision.

Metallurgical Testing

1.	Head assays for the both the Helen Zone and Gap indicated that the gold in the two resources will likely be finely disseminated and not amenable to gravity gold recovery;

2.

The mineralogy of the Helen and Gap resources differ in two significant areas, the first being that the Helen appears to be lower in arsenic content than the Gap resource and that the Gap resource appears to be lower on average in TCM and TOC than the Helen resource;

3.	The Helen composite arsenic assays indicate the resource is lower in arsenic content that the Gap resource;

4.

The Helen and Gap resources based on the composites tested appear to be doubly refractory to conventional cyanidation and require both sulfide oxidation and passivation of active carbonaceous mineralization to significantly increase gold extractions;

5.	Based on the composites tested the Helen Zone appears to generally be more amenable to roasting and CIL processing;

6.	Based on the composites tested, the Gap resource appears to generally be more amenable to pressure oxidation and CIL processing;

7.

The data set was too small to establish any clear relations between mineralogy and metal head grade and extractions for either resource although it is clear that mineralogy factors such as arsenic content and TCM or TOC are influencing extractions using either roasting and calcine cyanidation or pressure oxidation and residue cyanidation.

Toll Processing

1.

The feed specifications appear to be somewhat rigid and could preclude some material being sent to the toll processor. Blending may allow shipment of some off-specification material provided appropriate material is available for onsite blending prior to shipping to the toll processor;

2.	The terms appear to be consistent and typical with those encountered in the industry; and

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3.	The recovery terms appear to be the result of analyzing the metallurgical data provided by i-80 Gold.

Mining and Infrastructure

1.	Mining conditions typical for sedimentary deposits in the north-east Nevada extensional tectonic environments are anticipated;
2.	Helen Zone dewatering will require five wells and reach pumping rates of 10,500 gpm; and
3.	Gap Zone dewatering will require ten wells and reach pumping rates of 26,000 gpm for a total projected pumping rate of 36,500 gpm.

Financials

The financial analysis presented in this IA is an evaluation of the Cove Mineral Resource. Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. This financial analysis includes inferred mineral resources. Inferred mineral resources are too speculative to be classified as mineral reserves and the quantity or grade estimated may not be realized.

1.	Capital requirements total $206.5M excluding $17.3M in pre-construction capital;
2.	The project achieves NPV 5% of $273.7M and NPV 8% of $215.6M;
3.	When including the pre-construction capital, the NPV 5% reduces to $255.9M and the NPV 8% is $197.8M; and,
4.	The estimated payback period is 6.8 years with an IRR of 30%.

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i-80 Gold Corp	Interpretation and Conclusions	Page 219

22.1.	Risks and Opportunities

The authors have identified the following risks and opportunities to the project.

Table 22-1 Project Risks

Risks	Impact	Mitigation Measure

Agencies may identify deficiencies in the baseline environmental data	Project delays	Proceed with baseline data collection and engineering to support both possibilities

Dewatering rates may increase	Additional facilities required	Additional hydrology testing and modeling

Water quality levels above Tier I standards for infiltration	Water treatment required, increased capital costs	Geochemical study of RIBs to ascertain the possibility of attenuation

Water rights Availability	Project delays and increased costs	Continue water rights acquisition and seek agreements with local ranches

Table 22-2 Opportunities

Opportunities	Impact

Senior level government initiative to streamline the permitting process	Earlier production and increased NPV

Resource additions in the Gap Extension area	Increased ounce production and improved project economics

2201 Zone could add higher grade mineralization to the mine plan utilizing common infrastructure	Increased ounce production and improved project economics

Develop grade-thickness mineralization model	Optimize mine design

22.2.	Work Program

Activities at Cove are structured to complete resource definition drilling to a level that will support the feasibility study. Secondly the program will advance the project to a record of decision on the environmental impact statement. Lastly the program will complete the feasibility study and make a recommendation on the construciton decision. Program costs are listed in Table 22-3.

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Table 22-3 Work Program Estimated Costs (US$M)

Description	2025	2026	2027	Total

Environmental, Permitting and Feasibility	4.0	2.0	1.0	7.0

Preproduction Expense	1.7	1.7	1.7	5.1

Resource Conversion Drilling	2.0	-		2.0

Contingency	1.7	0.9	0.7	3.3

Program Total	9.4	4.6	3.4	17.3

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i-80 Gold Corp	Recommendations	Page 221

23. Recommendations

The project pre-feasibility or feasibility study should address the following components. The work should be planned to minimize the permitting time required to achieve positive cash flow.

Resource Delineation and Exploration

1.	Completion of the underground drilling program;
2.	Update the resource model;
3.	Expansion of the Gap and 2201 Zones could add high grade mineralization to the project which would be accessed through the planned Helen and Gap infrastructure.

Dewatering

1.	Detailed review and selection of well locations, and;
2.	Fine tune hydrogeologic model, pumping rates and drawdown rates.

Mining

1.	A geotechnical characterization program should be implemented along with resource delineation:
a.	The objectives of the program are to characterize the mining horizons using the Rock Mass Rating (RMR) system;
b.	Collect downhole Acoustic Tele Viewer (ATV) drill logs to collect joint orientation data for mine designs and accurately estimate ground support requirements; and,
c.	Collect full core samples for physical rock property testing.
2.	Complete additional testing of potential back fill sources to optimize the Cemented Rock Fill (CRF) mix design;
3.	Run trade off studies between aquifer pumping rates and alternative mining scenarios; and,
4.	Complete a ventilation simulation to predict Diesel Particulate Matter (DPM), carbon monoxide, and other contaminate concentrations.

Metallurgical Testing

1.

Additional metallurgical testing will be needed to thoroughly investigate the variability and viability of Helen and Gap resources to evaluate pressure oxidation with CIL cyanidation under Lone Tree conditions. Testing should also include baseline CIL tests and roasting testing as a comparison. Sampling objectives will include:

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●	Samples from GAP and Helen zones and their major lithological units; Favret, Panther Dolomite. The samples should also address spatial variability within each zone.

●	Sample intrusive formations in each zone.

●	Assess variability of the responses to roasting and calcine cyanidation across the resources;

●	Assess variability of the responses to pressure oxidation and residue cyanidation across the resources;

●	Testing should attempt to establish head grade and extraction relations for use in more detailed resource modelling;

●	Mineralogy impacts need to be established and geologic domains within each resource need to be determined, and;

●	Additional comminution data should be collected to assess hardness variability within the zones and any potential impacts on throughput in the Lone Tree process plant.

2.

The resource model should be advanced to include arsenic, TCM, TOC, mercury, lead, zinc, total copper selenium, barium, cobalt, nickel, and cadmium as these will be important for predicting grades if toll process offsite is used and potentially for estimating extractions within the resources;

3.	The estimated cost for the suggested next phase metallurgical program is to $850,000 based on current market pricing.
5.	Development of a preliminary or conceptual onsite blending program is recommended to evaluate if on specification material can consistently be supplied to a toll processor; and,

Permitting and Development Decision

1.	Baseline data collection in support of the Helen EA and GAP EIS should be done simultaneously to reduce the Project’s critical path and bring forward production; and.
2.	The project should proceed directly with a feasibility study to support a construction decision.

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i-80 Gold Corp	References	Page 223

24. References

Amendment to Minerals Lease and Agreement between Newmont McCoy Cove Limited and Victoria Resources (US) Inc, September 29, 2008.

Briggs, D. F., McCoy-Cove Complex: Mining operations report prepared by Geomineinfo, 2001.

Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council on May 10, 2014.

Emmons, D. L., and Eng, T. L., Geology and Mineral Resources of the McCoy Mining District, Lander County, Nevada: Text to accompany Nevada Bureau of Mines Map 103, 1995.

Exhibit A to McCoy Cove Earn in Agreement between Premier Gold Mines Ltd. And Barrick Gold Corp., January 10, 2018

Hydrologic Consultants, Inc. 1990. Conceptual hydrogeologic model of Cove pit area as of June, 1990. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1992. Updated conceptual hydrogeologic model and estimates of future dewatering costs as of September 1992. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1993. Status report Cove pit dewatering program. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1994. Updated conceptual hydrogeologic model and estimate of future dewatering costs for Cove pit. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1995. Updated conceptual hydrogeologic model and estimate of future dewatering costs for Cove pit as of April 1995. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1997a. Hydrogeologic framework and numerical ground-water flow modeling of McCoy/Cove Mine, Lander county, Nevada. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1997b. Updated conceptual hydrogeologic model and predicted dewatering requirements for remaining life of McCoy/Cove mine. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 1999. 1999 update of hydrogeologic framework and numerical ground-water flow modeling of McCoy/Cove Mine, Lander County, Nevada. Hydrologic Consultants, Inc, Denver.

Hydrologic Consultants, Inc. 2001. 2001 update of numerical ground-water flow modeling for McCoy/Cove mine, Lander county, Nevada. Hydrologic Consultants, Inc, Denver.

Itasca 2016. Numerical groundwater model and predictions of Cove pit-lake infilling, McCoy Cove Mine. Itasca, Denver.

Johnston, M. K., Geology of the Cove Mine, Lander County, Nevada, and a Genetic Model for the McCoy-Cove Magmatic-Hydrothermal System, University of Nevada, Reno, Ph.D. dissertation, May 2003.

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John, D.A., Henry, C.D., and Colgan, J.P., Magmatic and tectonic evolution of the Caetano caldera, north-central Nevada: A tilted, mid-Tertiary eruptive center and source of the Caetano Tuff, Geosphere, v.4, no. 1, 2008

Kappes Cassiday & Associates, Cove Project Report of Metallurgical Test Work, December 2008.

Kappes Cassiday & Associates, Cove Project Report of Metallurgical Test Work, August 2009.

Kappes Cassiday & Associates, Cove Project Report of Metallurgical Test Work, November 2009.

Kuyper, B. A., Mach, L. E., Streiff, R. E., and Brown, W. A., Geology of the Cove Gold-Silver Deposit: Society for Mining, Metallurgy, and Exploration, Inc., 1991.

Madrid, R. J., Anatomy of the Helen Gold System, a Carlin –Type Intersection Zone, McCoy-Cove Mining District, North Central Nevada. Victoria Resources, 2009.

McDonald, M.G, and A.W. Harbaugh 1988. Techniques of water-resources investigations of the United States Geological Survey, Chapter A1, A modular three-dimensional finite-difference ground-water flow model. USGS.

Memorandum of Agreement between Newmont Corporation and Victoria Resources (US) Inc., June 15, 2006.

Minerals Lease and Agreement between Newmont McCoy Cove Limited and Victoria Resources (US) Inc June 15, 2006.

Mining Deed from Echo Bay Exploration Inc. to Newmont Mining Corporation, February 7, 2003.

Mine Development Associates, Technical Report Cove Project Lander County, Nevada, U.S.A., October 24, 2008.

Montgomery and Associates, Report Summary of Field Program at Helen and Gap Deposits, Cove Helen Underground, April 10, 2020.

Montgomery and Associates 2023a. Baseline spring and seep survey. Montgomery and Associates, Reno. January 2023.

Montgomery and Associates 2023b. Flow modeling for the McCoy-Cove Project. Montgomery and Associates, Reno. December 2023.

Montgomery and Associates 2024a. 2023 Baseline seeps, springs, and streams survey report. Montgomery and Associates, April 2024.

Montgomery and Associates 2024b. Flow modeling for the Cove Gap/Helen Project. Montgomery and Associates Reno.

Montgomery and Associates 2024c. Analysis of 2023 long-term, multi-well aquifer test, October 2023 through November 2023. Montgomery and Associates, Reno. March 2024.

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i-80 Gold Corp	References	Page 225

Montgomery and Associates 2025. 2024 Baseline seeps, springs, and streams survey report. Montgomery and Associates, January 2025.

Piteau Associates USA, Cove Helen Hydrogeologic Characterization, Numerical Model Update and Preliminary Dewatering Plan, Luther, A., March 23, 2018.

Quantum Electric, Cove Helen – Electrical System Report, Elquist, J. A. August 8, 2017.

Purchase Agreement Between Newmont USA Ltd. And Premier Gold Mines Ltd., July 31, 2014

Roscoe Postle Associates Inc., Preliminary Assessment of the Cove Project, Nevada, Prepared by Valliant, W., Evans, L., and Bergen, R.D., for Premier Gold Mines Limited, October 3, 2012.

Roscoe Postle Associates Inc., Technical Report on the McCoy-Cove Gold Project, Lander County, State of Nevada, U.S.A., Evans, L., and Tudorel, C., April 15, 2017.

Royalty Deed from The Howard Hughes Corporation to Echo Bay Inc., December 17, 2007.

Second Amendment to Minerals Lease and Agreement between Newmont McCoy Cove Limited and Victoria Resources (US) Inc, March 29, 2009.

Silberling, N. and Roberts, R.J., Pre-Tertiary stratigraphy and structure of northwestern Nevada: Geol. Soc. America Special Paper 72, 58 p., 1962

Struhsacker, D. W., Overview of Permitting Requirements for Mineral Projects in Nevada, July 2009.

United States Securities and Exchange Commission, Rule 1300 of Regulation S-K promulgated under the U.S. Securities Act of 1933, as amended, Federal Register, Vol. 83, No. 246, December 26, 2018.

Wolverson, N. J., Review of Cove-McCoy Drilling QA/QC and Procedures, December 9, 2007.

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25. Reliance on Information Provided by the Registrant

The Consultant’s opinion contained herein is based on information provided to the Consultants by i-80 throughout the course of the investigations. Table 24-1 of this section of the Technical Report Summary will:

1)	Identify the categories of information provided by the registrant;
2)

Identify the particular portions of the Technical Report Summary that were prepared in reliance on information provided by the registrant pursuant to Subpart 1302 (f)(1), and the extent of that reliance; and

3)	Disclose why the qualified person considers it reasonable to rely upon the registrant for any of the information specified in Subpart 1302 (f)(1).

Table 24-1 Reliance on Information Provided by the Registrant

Category	Section	Portion of Technical Report Summary	Disclose why the Qualified Person considers it reasonable to rely upon the registrant

Claims List	3.2	Mineral Title	i-80 provided PM with a current listing of claims. The information was sourced from i-80’s Land Manager and is backed by the Purchase Agreement Between Newmont USA Ltd. And Premier Gold Mines Ltd., July 31, 2014.

Holding Costs	3.3	Property Holding Costs	Property holding costs are calculated with appropriate rates from the BLM and County. Property taxes are verified with online county records.

Environmental Liabilities	3.4	Environmental Liabilities	i-80 provided Practical with the status of current environmental liabilities and the extent of planned future liabilities. These are consistent with other mines in the area.

Permits	3.5	Permits and Licenses	i-80 provided the requirements for existing and future permits. These are similar to other mines in the area,

Hydrogeology Testing and Modelling	7.2	Hydrogeology	i-80 Provided Internal studies completed by a hydrogeology consulting firm.

Marketing Studies	16.1	Precious Metal Markets	I-80 provided Practical with precious metal market research and forecast from CIBC. This information was used to select the long term pricing for the estimation of mineral resources.

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i-80 Gold Corp	Reliance on Information Provided by the Registrant	Page 227

Category	Section	Portion of Technical Report Summary	Disclose why the Qualified Person considers it reasonable to rely upon the registrant

Material Contracts	16.3	Previous Financing Agreements	Information on financing agreements is consistent w

Material Contracts	16.4	Roaster Toll Milling Agreement	i-80 provided Practical with copies of the existing agreement.

Current Environmental Programs	17	Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals or Groups	i-80 Provided the status of current environmental programs, permitting and reclamation requirements. Practical believes these to be consistent with the requirements of other operations in the area.

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